As filed with the Securities and Exchange Commission on April 19, 2004
Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Umpqua Holdings Corporation
(Exact name of registrant as specified in its charter)

Oregon	6022	93-1261319
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
200 SW Market Street, Suite 1900
Portland, Oregon 97204
(503) 546-2499
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Raymond P. Davis
President and Chief Executive Officer
Umpqua Holdings Corporation
200 SW Market Street, Suite 1900
Portland, Oregon 97201
(503) 546-2499
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth E. Roberts, Esq Foster Pepper Tooze LLP 601 SW Second Avenue, Suite 1800 Portland, Oregon 97204 (503) 221-0607	Stanley F. Farrar, Esq. Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, California 90067-1725 (310) 712-6600

      Approximate Date of Proposed Sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price per	Aggregate Offering	Amount of
of Securities to be Registered	Registered(1)	Unit	Price(2)	Registration Fee(2)

Common Stock, no par value	16,512,308	N/A	$315,219,960	$39,938.37

(1)	Represents the estimated maximum number of shares of common stock of Umpqua, no par value per share, that could be issued in connection with the merger with Humboldt Bancorp including shares of common stock issuable upon the exercise of outstanding options to acquire Humboldt Bancorp common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (f) under the Securities Act of 1933, as amended, based on the market value of Humboldt Bancorp as of April 13, 2004 as reported by the Nasdaq National Market SystemTM on April 13, 2004, and the estimated maximum number of shares of Humboldt Bancorp common stock (16,512,308 including 1,323,032 shares subject to options) that may be exchanged for Umpqua common stock.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

      The boards of directors of Umpqua Holdings Corporation (“Umpqua”) and Humboldt Bancorp (“Humboldt”) have approved an Agreement and Plan of Reorganization pursuant to which Humboldt would merge with and into Umpqua. We are sending you this document to ask you to vote in favor of the merger proposal.

      Upon completion of the merger, Humboldt shareholders will be entitled to receive one share of Umpqua common stock for each share of Humboldt common stock that they own.

      The implied value per share of Humboldt common stock converted in the merger at the exchange ratio noted above is equal to $          , the market value of Umpqua common stock on                     , 2004, the most recent practicable date prior to the printing of this document.

      After careful consideration, the boards of directors of Umpqua and Humboldt determined the merger to be fair to its shareholders and in its shareholders’ best interests, and approved the merger agreement.

      Your vote is very important. We cannot complete the merger unless the shareholders of Umpqua and Humboldt approve the merger. The boards of directors of Umpqua and Humboldt are soliciting proxies from shareholders to vote at the special shareholder meetings. You do not need to attend the meeting to vote your shares, although you are invited to do so. Whether or not you choose to attend, please complete, sign, date and return the enclosed proxy or follow the instructions on the proxy for telephone or Internet voting.

      This joint proxy statement-prospectus gives you detailed information about the merger and the special shareholder meetings. Before sending in your proxy or voting your shares, you should read this entire document, particularly the information under “Risk Factors” beginning on page           .

      You should rely only on the information in this document or in other documents to which we refer you, concerning Umpqua, Humboldt and the proposed merger. We have not authorized anyone to provide you with information that is different.

      This document is dated                     , 2004, and is being mailed to you on or about                     , 2004.

Raymond P. Davis President and Chief Executive Officer Umpqua Holdings Corporation	Robert M. Daugherty President and Chief Executive Officer Humboldt Bancorp

      Neither the Securities and Exchange Commission, the Oregon Department of Consumer and Business Services, the California Department of Financial Institutions, nor any other state securities commission has approved or disapproved of the terms of the merger agreement or passed upon the adequacy or accuracy of this joint document. Any representation to the contrary is a criminal offense.

WHERE YOU CAN FIND MORE INFORMATION

      This joint proxy statement-prospectus incorporates important business and financial information about Umpqua and Humboldt from documents that are not included in or delivered with this document. See “Incorporation of Documents by Reference” on page      . This information is available without charge to you upon written or oral request. If you request any incorporated documents, we will mail the documents and all exhibits specifically incorporated by reference in the requested documents to you by first class mail, or other equally prompt means.

For documents relating to Umpqua, direct requests to:

Umpqua Holdings Corporation
200 SW Market Street, Suite 1900
Portland, OR 97201
Attn:Steve Bellas, Investor Relations
(503) 546-2495
Email:stevebellas@umpquabank.com

For documents relating to Humboldt, direct requests to:

Humboldt Bancorp
2998 Douglas Blvd, Suite 330
Roseville, CA 95661
Attn:Patrick Rusnak, Executive Vice President and Chief Financial Officer
(916) 783-2812
Email: prusnak@humboldtbancorp.com

      To obtain timely delivery before the shareholder meetings, you must request the information no later than                     , 2004. These documents can also be reviewed and copied from various free web sites including the Securities and Exchange Commission’s web site listed below.

      Umpqua and Humboldt file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may obtain copies of these documents by mail from the public reference room of the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for information on the operation of the public reference room. In addition, Umpqua and Humboldt file reports and other information with the SEC electronically, and the SEC maintains a web site located at http://www.sec.gov containing this information. Each of Umpqua and Humboldt post their SEC filings on their respective web sites at www.umpquaholdingscorp.com and www.humboldtbancorp.com.

      Umpqua has filed a registration statement on Form S-4 to register with the SEC up to 16,512,308 shares of Umpqua common stock. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the address set forth above. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Umpqua Shareholders:

      A special meeting of shareholders of Umpqua Holdings Corporation will be held at the Umpqua Bank University and Support Center, 1740 NW Garden Valley Blvd., Roseburg, Oregon , at [6 p.m., local time,] on [                    ], 2004 for the following purposes:

•	To vote on a proposal to approve the Agreement and Plan of Reorganization and the accompanying Plan of Merger providing for the merger of Humboldt Bancorp with and into Umpqua Holdings Corporation; and

•	To transact other business that may properly come before the meeting, including, if necessary, any proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal.

      If you were a shareholder of record of Umpqua common stock as of the close of business on [                       , 2004], you are entitled to receive this notice and vote at the special meeting, and any adjournment or postponement thereof.

      Your vote is important. Holders of a majority of the shares of Umpqua common stock outstanding on [                    , 2004] must vote in favor of the proposal for the merger to be completed. Whether or not you expect to attend the special meeting in person, please mark, sign, date and promptly return your proxy in the enclosed envelope, or follow the instructions for voting by phone or on the Internet.

      After careful consideration, Umpqua’s board of directors has determined that the merger agreement and the merger are in the best interest of Umpqua and its shareholders. The board has adopted the merger agreement and unanimously recommends that Umpqua shareholders vote “FOR” approval of the merger agreement.

By Order of the Board of Directors,

STEVEN L. PHILPOTT, Secretary

[                    ], 2004

2998 Douglas Blvd, Suite 330
Roseville, California 95661

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Humboldt Shareholders:

      A special meeting of shareholders of Humboldt Bancorp will be held at [Capitol Valley Bank, 1050 Pleasant Grove Road, Roseville, California at 4:00 p.m., local time,] on                           , 2004, for the following purposes:

•	To vote on a proposal to approve the Agreement and Plan of Reorganization and the accompanying Plan of Merger providing for the merger of Humboldt Bancorp with and into Umpqua Holdings Corporation.

•	To transact other business that may properly come before the meeting, including, if necessary, any proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal.

      If you were a shareholder of record of Humboldt common stock as of the close of business on                     , 2004, you are entitled to receive this notice and vote at the special meeting, or any adjournment or postponement thereof.

      Your vote is important. Holders of a majority of the shares of Humboldt common stock outstanding on                      , 2004, must vote in favor of the merger agreement for the merger to be completed. Whether or not you expect to attend the special meeting in person, please mark, sign, date and promptly return your proxy in the enclosed envelope or follow the instructions for voting by phone or on the Internet.

      After careful consideration, Humboldt’s board of directors has determined that the merger agreement and the merger are in the best interest of Humboldt and its shareholders. The board has adopted the merger agreement and recommends that Humboldt shareholders vote “FOR” approval of the merger agreement.

      In connection with the proposed merger, you may exercise dissenters’ rights as provided in the California General Corporation Law. If you meet all the requirements under California law, and follow all of its required procedures, you may receive cash in the amount equal to the fair market value (as determined by mutual agreement between you and Humboldt Bancorp, or if there is no agreement, by a court) of your shares of Humboldt Bancorp common stock as of the day before the first announcement of the terms of the merger. The procedure for exercising your dissenters’ rights is summarized under the heading “Dissenters’ Rights” in the attached joint proxy statement-prospectus. The relevant provisions of the California General Corporation Law on dissenters’ rights are attached to this document as Appendix E.

By Order of the Board of Directors,

PATRICK J. RUSNAK, Secretary

                    , 2004

i

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETINGS

Q:	What are shareholders being asked to vote on at the shareholder meetings?

A:	Umpqua shareholders will vote on a proposal to approve the principal terms of the merger, including the issuance of shares of Umpqua common stock in exchange for outstanding shares of Humboldt common stock, in accordance with the merger agreement.

Humboldt shareholders will vote on a proposal to approve the principal terms of the merger.

Q:	Who is eligible to vote?

A:	Holders of Umpqua common stock are eligible to vote at the Umpqua special meeting of shareholders if they were holders of record of those shares at the close of business on , 2004.

Holders of Humboldt common stock are eligible to vote at the Humboldt special meeting of shareholders if they were holders of record of those shares at the close of business on , 2004.

Q:	What vote is required to approve the merger agreement?

A:	The merger agreement will be approved if the holders of a majority of the shares of both Humboldt and Umpqua vote in favor of the merger. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger.

Q.	Are there dissenters appraisal rights?

A.	Under California law, Humboldt shareholders may exercise dissenters’ rights as provided in the California General Corporation Law. If you meet all the requirements under California law and follow all of its required procedures, you may receive cash in the amount equal to the fair market value (as determined by mutual agreement between you and Humboldt Bancorp, or if there is no agreement, by a court) of your shares of Humboldt Bancorp common stock as of the day before the first announcement of the terms of the merger. The procedure for exercising your dissenters’ rights is summarized under the heading “Dissenters’ Appraisal Rights — Humboldt”. The relevant provisions of the California General Corporation Law on dissenters’ rights are attached to this document as Appendix E.

Umpqua is an Oregon corporation and under applicable Oregon law, Umpqua’s shareholders do not have dissenters’ appraisal rights.

Q:	Have Humboldt’s and Umpqua’s boards of directors approved the merger?

A.	Yes. After careful consideration, the board of directors of each of the companies determined the merger to be fair to its shareholders and in its shareholders’ best interests, approved the merger agreement and recommended that their respective shareholders vote in favor of the merger agreement.

Q:	Can I vote if I hold shares of Umpqua common stock in the Umpqua Bank 401(k) and Profit Sharing Plan?

A:	If you are a participant in the Umpqua 401(k) Plan you will receive with this document separate voting instruction cards for shares of Umpqua common stock allocated to your account as a participant or beneficiary under the Umpqua 401(k) Plan. These voting instruction cards will appoint the trustee of the Umpqua Plan to vote shares in accordance with the instructions noted on the card. Please follow the instructions that accompany the card. See “Umpqua Special Meeting — Participants in the Umpqua 401(k) Plan.”

Q:	Can I vote if I hold shares of Humboldt common stock in the Humboldt Bancorp Retirement Savings Plan?

A:	In accordance with the terms of the Humboldt Bancorp Retirement Savings Plan, the plan’s Administrative Committee will direct the plan’s trustee how to vote the shares in the plan’s trust. See “Humboldt Special Meeting — Shares in the Humboldt Bancorp Retirement Savings Plan.”

Q:	Can I vote if I hold shares of Humboldt common stock in the California Independent Bancorp 401(k) Plan?

A:	If you hold shares in an account under the California Independent Bancorp 401(k) Plan, you will receive with this document separate voting instruction cards for shares of Humboldt common stock allocated to your account as a participant or beneficiary under this plan. These voting instruction cards will direct the plan’s trustee to vote shares allocated to your account in accordance with the instructions noted on the card. You should return this voting instruction card to Principal Financial Group, as indicated in the instructions that accompany the card. Shares of Humboldt common stock for which proper voting instructions have not been received or properly completed will be voted by the plan’s trustee in the same proportion as those shares of Humboldt common stock for which properly completed voting instructions have been received. See “Humboldt Special Meeting — California Independent Bancorp 401(k) Plan Account Holders.”

Q:	Can I vote if I hold shares of Humboldt common stock in the California Independent Bancorp Employee Stock Ownership Plan?

A:	If you hold shares in an account under the California Independent Bancorp Employee Stock Ownership Plan, you will receive with this document separate voting instruction cards for shares of Humboldt common stock allocated to your account as a participant or beneficiary under this plan. These voting instruction cards will direct the plan’s trustee to vote shares allocated to your account in accordance with the instructions noted on the card. You should return this voting instruction card to The Mechanics Bank, as indicated in the instructions that accompany the card. Shares of Humboldt common stock for which proper voting instructions have not been received or properly completed will not be voted. See “Humboldt Special Meeting — California Independent Bancorp Employee Stock Ownership Plan Account Holders.”

Q:	What do I need to do now?

A:        First, carefully read this document in its entirety. Then, vote your shares by one of the following methods:

•	mark, sign, date and return your proxy card in the enclosed return envelope as soon as possible;

•	call the toll-free number on the proxy card and follow the directions provided;

•	go to the web site listed on the proxy card and follow the instructions provided; or

•	attend the special meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a proxy from your broker to vote in person at the meeting.

Q:	Can I change my vote after I have mailed my signed proxy card or voted by telephone or electronically?

A:	Yes. If you have not voted through your broker, you can change your vote at any time before your shares are voted at the special meeting. You can do this by:

•	calling the toll-free number on the proxy card and following the directions provided;

•	going to the web site listed on the proxy card and following the instructions provided;

•	submitting a properly executed proxy bearing a later date;

v

•	notifying Humboldt’s or Umpqua’s corporate secretary, as the case may be, in writing of the revocation of your proxy; or

•	voting in person at the special meeting, but simply attending the meeting will not, of itself, revoke a proxy.

Q:	Can I attend the special meeting even if I vote by proxy?

A:	Yes. You are welcome to attend and we encourage you to do so.

Q:	What if I do not vote or I abstain?

A:	If you fail to respond or mark your proxy “abstain,” it will have the same effect as a vote against the merger proposal.

If you submit your proxy but do not indicate how you want to vote, your proxy will be voted in favor of the merger proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares only if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker cannot vote your shares. This will have the same effect as a vote against the merger.

Q:	Should Humboldt shareholders send stock certificates at this time?

A:	No, please do not send in your certificates until you receive instructions to do so. If you do not know where your stock certificates are located, you may want to find them now so you do not experience delays receiving your merger consideration. If you have lost or misplaced your Humboldt stock certificates, contact Humboldt’s transfer agent Illinois Stock Transfer Company, 209 West Jackson Blvd., Suite 903, Chicago, IL 60606, or call Illinois Stock Transfer at (800) 757-5755 or (312) 427-2953. Promptly after completion of the merger, you will receive instructions for exchanging your Humboldt stock certificates for Umpqua stock certificates.

Q:	Where do I get more information?

A:	If you have questions about the merger or submitting your proxy, or if you need additional copies of this document, the proxy card or any documents incorporated by reference, you should contact one of the following:

Steven Philpott, Executive Vice President,	Patrick J. Rusnak, Executive Vice President,
General Counsel and Secretary	Chief Financial Officer and Secretary
Umpqua Holdings Corporation	Humboldt Bancorp
Legal Department	2998 Douglas Blvd, Suite 330
675 Oak Street, Suite 200	Roseville, CA 95661
P.O. Box 1560	(916) 783-2812 (voice)
Eugene, OR 97440	(916) 677-5751 (fax)
(541) 434-2997 (voice)	prusnak@humboldtbancorp.com
(541) 342-1425 (fax)
stevenphilpott@umpquabank.com

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will Humboldt shareholders receive in the merger?

A:	Humboldt shareholders will receive one share of Umpqua common stock in exchange for each share of Humboldt common stock.

Q:	Will the exchange ratio of one share of Umpqua common stock for one share of Humboldt common stock adjust under any circumstances?

A.	No.

Q:	Have the parties’ financial advisors reviewed the merger?

A:	Yes. Wells Fargo Securities, LLC reviewed the merger and has issued an opinion as to the fairness, from a financial point of view, of the consideration to be offered by Umpqua to Humboldt shareholders.

Keefe Bruyette & Woods, Inc. reviewed the merger and has issued an opinion as to the fairness, from a financial point of view, of the exchange ratio to Humboldt shareholders.

Q:	What are the tax consequences of the merger?

A:	We have structured the merger so that Umpqua and Humboldt and our respective shareholders will not recognize any gain or loss for federal income tax purposes in the merger, except for taxes payable with respect to cash received by Humboldt shareholders who have properly exercised dissenter’s rights.

Q:	What risks should I consider before I vote on the merger?

A.	We encourage you to read the detailed information about the merger in this document, including the “Risk Factors” section beginning on page .

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible and we anticipate the merger will be completed in the third quarter of 2004. Because the merger is subject to shareholder and regulatory approval and other factors beyond our control, we cannot predict with accuracy the exact timing for completing the merger.

Q:	What regulatory approvals are required to complete the merger?

A.	Umpqua and Humboldt must obtain written approvals or waivers from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Oregon Department of Consumer and Business Services acting through the Division of Finance and Corporate Services, and the California Commissioner of Financial Institutions.

Q:	Who will manage the combined company?

A:	Umpqua will be the surviving corporation in the merger and the executive officers of Umpqua immediately prior to the merger will be the executive officers of Umpqua until such time as their successors are duly elected and qualified.

Following the merger, the board of directors of Umpqua will consist of 13 directors, four of whom will be selected from among the current Humboldt directors. Nine of the current Umpqua directors, including Raymond P. Davis, will continue to serve following the merger.

Raymond P. Davis, President and Chief Executive Officer of Umpqua, and Umpqua’s other executive officers will continue in their respective positions with the combined company. Robert M. Daugherty, President and Chief Executive Officer of Humboldt will serve as President of Umpqua Bank’s California

Region. Patrick J. Rusnak, Executive Vice President and Chief Financial Officer of Humboldt, will serve as Executive Vice President and Chief Financial Officer of Umpqua Bank’s California Region, and certain other senior officers of Humboldt are expected to continue with the combined company.

Q:	How does the merger affect my outstanding options or warrants to purchase Humboldt common stock?

A:	At the time the merger becomes effective, Umpqua will assume Humboldt’s stock option plans and unexercised Humboldt options will be automatically converted into options to acquire shares of Umpqua common stock. Holders of warrants to purchase Humboldt common stock will receive from Humboldt instructions for the exercise of their warrants prior to the completion of the merger. At the time the merger becomes effective, all unexercised warrants to purchase Humboldt common stock will be cancelled in accordance with the terms of the warrant agreements.

SUMMARY

      This brief summary includes information discussed in greater detail elsewhere in this document and does not contain all the information that may be important to you. You should carefully read this entire document and its appendices and the other documents to which this document refers you before deciding how to vote your shares. Each item in this summary contains a page reference directing you to a more complete description of that item. We incorporate by reference important business and financial information about Umpqua and Humboldt into this document. For a description of this information, see the section “Incorporation of Documents by Reference” on page      . You may obtain the information incorporated by reference without charge by following the instructions in the section “Where You Can Find More Information” on the inside front cover of this document.

The Companies (page      )

Umpqua Holdings Corporation
200 SW Market Street, Suite 1900
Portland, OR 97201
(503) 546-2499

      Umpqua Holdings Corporation, an Oregon corporation, is a financial holding company and the parent company of Umpqua Bank, an Oregon state-chartered bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank, headquartered in Roseburg, Oregon, offers business and consumer banking products and services at 64 stores throughout Oregon and Southwest Washington. Umpqua also owns a retail brokerage subsidiary, Strand, Atkinson, Williams & York, Inc. which has 14 locations throughout Oregon and Southwest Washington and offers brokerage services within Umpqua Bank stores. Additionally, Umpqua’s Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Oregon.

Humboldt Bancorp
2998 Douglas Boulevard, Suite 330
Roseville, California 95661
(916) 783-2812

      Humboldt is a California corporation registered under the Bank Holding Company Act of 1956. Humboldt’s principal operating subsidiary is Humboldt Bank, which was founded in 1989 and operates as a California state-chartered bank. Humboldt Bank also operates under the names Capitol Valley Bank, Feather River State Bank and Tehama Bank, which, in combination, offer business and consumer banking services at 27 locations throughout Northern California. Humboldt Bank’s subsidiary Humboldt Investment Trust was formed as a real estate investment trust organized under the laws of the state of Maryland.

The Merger (page      )

      Upon shareholder approval and the satisfaction or waiver of the conditions to the merger, Humboldt will merge with and into Umpqua, immediately followed by the merger of Humboldt Bank into Umpqua Bank. Humboldt and Humboldt Bank will cease to exist as separate entities. The branches of Humboldt Bank will become stores of Umpqua Bank.

      The merger agreement is the legal document that governs the merger of Humboldt with and into Umpqua and is attached to this document as Appendix A. Please read the agreement carefully.

Merger Consideration (page      )

      If the merger is completed, Humboldt shareholders will be entitled to receive one share of Umpqua common stock for each share of Humboldt common stock.

Treatment of Humboldt Stock Awards (page      )

      At the time the merger becomes effective, Umpqua will assume Humboldt’s stock incentive plans and unexercised Humboldt options will be converted into replacement options to acquire shares of Umpqua common stock and outstanding Humboldt stock bonus awards will be converted into the right to receive an equal number of shares of Umpqua common stock, subject to the same restrictions as the Humboldt stock bonus award. The terms and conditions of Humboldt awards will otherwise remain the same.

Market Price Information for Umpqua and Humboldt Common Stock (page      )

      Umpqua trades on the Nasdaq National Market under the symbol “UMPQ”. The closing price of Umpqua’s common stock on March 12, 2004, the last trading day before public announcement of the merger was $21.42. The closing price on [                     , 2004,] the last practicable trading date before the date of this document was $          .

      Humboldt trades on the Nasdaq National Market under the symbol “HBEK”. The closing price of Humboldt’s common stock on March 12, 2004, the last trading day before public announcement of the merger was $18.00. The closing price on [                       , 2004,] the last practicable trading date before the date of this document was $          .

Opinion of Umpqua’s Financial Advisor (page      )

      On March 12, 2004, Umpqua’s financial advisor, Wells Fargo Securities, LLC, delivered its opinion to Umpqua’s board of directors. The opinion stated that as of March 12, 2004, and subject to the qualifications in the opinion, the consideration to be offered by Umpqua is fair from a financial point of view to Umpqua shareholders. A copy of the opinion is attached as Appendix D to this document.

Opinion of Humboldt’s Financial Advisor (page      )

      On March 13, 2004, Humboldt’s financial advisor, Keefe, Bruyette & Woods, Inc. delivered its opinion to Humboldt’s board of directors. The opinion stated that as of March 13, 2004, and subject to the qualifications in the opinion, the exchange ratio to be received by Humboldt shareholders is fair from a financial point of view to Humboldt shareholders. A copy of the opinion is attached as Appendix C to this document.

Approval of the Merger

      The merger agreement must be approved by the holders of a majority of the outstanding shares of each of Umpqua and Humboldt common stock.

Recommendation of Boards of Directors (page      )

      After careful consideration, the board of directors of each of Umpqua and Humboldt determined that the merger is fair to and in the best interests of their respective shareholders. Based on the reasons for the merger described in this document, including the respective fairness opinions, each board recommends that you vote “FOR” the proposal to approve the merger.

Interests of Directors and Executive Officers (page      )

      On [                        ], 2004, Umpqua’s directors and executive officers beneficially owned [                     ] Umpqua shares, of which [                       ] are entitled to be voted at the meeting of Umpqua shareholders. Those shares constitute approximately [            ]% of the total shares outstanding and entitled to vote at the meeting. Each Umpqua director has agreed to vote his or her shares in favor of the merger agreement.

      On [                      ], 2004, Humboldt’s directors and executive officers beneficially owned [                    ] Humboldt shares, of which [                     ] are entitled to be voted at the meeting of Humboldt shareholders. Those shares constitute approximately [            ]% of the total shares outstanding and entitled to be voted.

Humboldt directors holding [            ]% of the total shares entitled to vote at the meeting have agreed to vote their shares in favor of the merger.

      Humboldt executive officers have interests in the merger that are different from, or in addition to, the interests of other shareholders. When considering the recommendation of Humboldt’s board of directors, you should be aware that Robert M. Daugherty, President and Chief Executive Officer, and Patrick J. Rusnak, Executive Vice President and Chief Financial Officer, have entered into employment agreements with Umpqua and will be entitled to a cash payment upon completion of the merger. These new Umpqua employment agreements incorporate certain of the payments and benefits that Mr. Daugherty and Mr. Rusnak would have been entitled to under their employment contracts with Humboldt in certain circumstances following a change in control. Mr. Daugherty will receive a cash payment of $901,084 and the immediate grant of options to purchase 27,600 shares of common stock that, together with options on 60,000 shares previously granted, will be fully vested. Patrick Rusnak will receive a cash payment of $525,000 and the immediate vesting of 2,000 stock bonus award shares.

      Several Humboldt officers have existing agreements with Humboldt that provide for severance benefits in the event of a qualifying termination of employment within one year following the merger. The aggregate amount of cash severance payable under the existing Humboldt agreements with the eight other Humboldt officers is estimated at $[            ] million if a qualifying termination occurs within one year following the merger.

Special Meeting of Umpqua Shareholders (page      )

      A special meeting of Umpqua shareholders will be held on [                      ,                      , 2004 at           ] p.m., local time, at the Umpqua Bank University and Support Center, 1740 NW Garden Valley Blvd., Roseburg, Oregon. At the meeting, shareholders will be asked to approve the merger, including the issuance of shares of Umpqua common stock pursuant to the merger.

Special Meeting of Humboldt Shareholders (page      )

      A special meeting of Humboldt shareholders will be held on [                     ,                       2004 at            ] p.m., local time, at Capitol Valley Bank, 1050 Pleasant Grove Road, Roseville, California. At the meeting, shareholders will be asked to approve the merger.

Humboldt Shareholders May Have Appraisal (Dissenters’) Rights (page      )

      Under California law, as a Humboldt shareholder you may have the right to dissent from the merger and to have the appraised fair market value of your shares of Humboldt common stock paid to you in cash. You have the right to seek appraisal and be paid the appraised value of your shares if:

•	you deliver to Humboldt, before the vote is taken at the special meeting, a written demand for payment of your shares;

•	holders of at least 5% of the total number of shares (including you) of Humboldt common stock make the required written demand;

•	you vote against the merger; and

•	you comply with California law governing dissenters’ rights.

      If you dissent from the merger and the conditions outlined above are met, your only right will be to receive the appraised value of your shares in cash, which appraised value may be more or less than the merger consideration.

Conditions to the Merger (page      )

      Completion of the merger depends upon a number of conditions being satisfied or, where legally possible, waived, including among others:

•	approval of the merger agreement by both Umpqua and Humboldt shareholders;

•	receipt of required regulatory approvals and waivers;

•	absence of an injunction or regulatory prohibition to completion of the merger;

•	accuracy of the respective representations and warranties of Umpqua and Humboldt, subject to exceptions that would not have a material adverse effect on Umpqua or Humboldt;

•	receipt by each party of an opinion of Umpqua’s tax counsel that the merger will qualify as a tax-free reorganization; and

•	compliance in all material respects by Umpqua and Humboldt with their respective covenants in the merger agreement.

      We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation (page      )

      The merger agreement contains provisions that prohibit Humboldt and its directors and officers from taking any action to solicit or encourage or engage in discussions or negotiations with any person or group with respect to an alternative acquisition proposal. Humboldt may not provide non-public information to any other person in connection with a possible alternative transaction, except to the extent specifically authorized by its board of directors in the good faith exercise of its fiduciary duties after consultation with legal counsel. Humboldt must notify Umpqua of any alternative acquisition proposal.

Termination (page      )

      Our boards of directors may agree to terminate the merger agreement at any time prior to completing the merger, even after shareholder approval. Either Umpqua or Humboldt may terminate the merger agreement if the merger has not been completed by October 31, 2004; if both Humboldt and Umpqua shareholders have not approved the merger agreement by September 30, 2004; or if, the other party has made a material misrepresentation or materially breached the merger agreement which is not cured within 30 days after notice. Humboldt’s board of directors may also terminate the merger agreement upon advice of legal counsel that the fiduciary duties of the directors so require.

Termination Fee (page      )

      If the merger agreement is terminated by either party because Humboldt’s shareholders have not approved the merger agreement by September 30, 2004; by Umpqua because of an uncured material misrepresentation or material breach by Humboldt; or by Humboldt pursuant to fiduciary duties upon advice of legal counsel, then Humboldt will pay Umpqua its reasonable expenses up to $500,000. If Umpqua terminates the merger agreement because of Humboldt’s willful failure to comply with a material covenant, Humboldt will pay Umpqua an additional $3,500,000.

      If the merger agreement is terminated by either party because Umpqua’s shareholders have not approved the merger agreement by September 30, 2004, or by Humboldt because of an uncured material misrepresentation or material breach by Umpqua, then Umpqua will pay Humboldt its reasonable expenses up to $500,000. If Humboldt terminates the merger agreement because of Umpqua’s willful failure to comply with a material covenant, Umpqua will pay Humboldt an additional $3,500,000, which is Humboldt’s sole remedy for termination.

      In addition, and subject to exceptions discussed in detail in this document, if Humboldt enters into or recommends to its shareholders any alternative acquisition transaction prior to December 31, 2005, Humboldt will pay $10,000,000 (less any termination fee already paid) to Umpqua.

Stock Option Agreement (page      )

      Umpqua and Humboldt have entered into a stock option agreement, under which Humboldt has granted to Umpqua an irrevocable option to purchase up to 3,022,666 authorized but unissued shares of Humboldt common stock. Umpqua cannot exercise the option unless the merger is not completed and specific triggering events occur relating to alternative acquisition transactions involving Humboldt and a third party. The exercise price is $18.00 per share. Umpqua may not exercise the option if it has elected to receive the $10 million cash termination fee from Humboldt. The number of shares to which Umpqua is entitled under this stock option may be reduced so that the cash benefit from exercising the option together with any termination fee paid to Umpqua does not exceed $13,400,000.

      The option could have the effect of discouraging a company from trying to acquire Humboldt prior to completion of the merger or termination of the merger agreement.

Regulatory Matters

      To complete the merger, Umpqua and Humboldt must obtain approvals or waivers from the Federal Deposit Insurance Corporation, Oregon Department of Consumer and Business Services, Board of Governors of the Federal Reserve System and the California Commissioner of Financial Institutions. Umpqua submitted its application to the FDIC and Oregon DFCS on [                    , 2004] and submitted requests for waiver of prior approval to the Federal Reserve Board and California Commissioner of Financial Institutions.

Material United States Federal Income Tax Consideration (page      )

      In general, when you exchange your Humboldt common stock for shares of Umpqua common stock, you will not recognize any gain or loss for United States federal income tax purposes.

SELECTED FINANCIAL DATA

Umpqua Historical

      The following selected consolidated financial data for Umpqua have been derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto contained in Umpqua’s Annual Reports on Form 10-K for the three years ended December 31, 2003. See “Incorporation of Documents by Reference” on page         for information on where these documents are available. This information is only a summary and you should read it with the financial statements and notes thereto referenced to above.

      Umpqua expects that it will incur merger and restructuring expenses as a result of the merger. Umpqua and Humboldt anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The historical information presented below does not reflect these financial expenses or benefits and does not attempt to predict or suggest future results.

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(dollars in thousands except share data)
Operating Results
Interest income	$142,132	$100,325	$88,038	$82,068	$68,268
Interest expense	28,860	23,797	32,409	31,362	22,958

Net interest income	113,272	76,528	55,629	50,706	45,310
Provision for loan and lease losses	4,550	3,888	3,190	1,936	1,862
Noninterest income	39,043	28,343	23,398	17,469	11,551
Noninterest expense	93,187	63,962	54,271	46,220	36,790
Merger expense	2,082	2,752	6,610	1,972	—

Income before income taxes	52,496	34,269	14,956	18,047	18,209
Provision for income taxes	18,377	12,301	6,406	6,938	6,433

Net income	$34,119	$21,968	$8,550	$11,109	$11,776

Per Share Data
Basic earnings per common share	$1.21	$1.04	$0.46	$0.59	$0.62
Diluted earnings per common share	$1.19	$1.03	$0.45	$0.59	$0.61
Dividends declared per common share	$0.16	$0.16	$0.16	$0.24	$0.23
Ratio of dividends declared to net income	13.29%	16.09%	29.53%	31.38%	35.38%
Financial Ratios
Return on average equity	11.24%	13.58%	7.22%	10.67%	11.81%
Return on average assets	1.26%	1.36%	0.70%	1.03%	1.23%
Net interest margin	4.85%	5.38%	5.13%	5.30%	5.42%

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(dollars in thousands except share data)
Balance Sheet Data at Period End
Loans and leases	$2,003,587	$1,778,315	$1,016,142	$752,010
Allowance for loan and lease losses	$25,352	$24,731	$13,221	$9,838
Allowance as percentage of loans	1.27%	1.39%	1.30%	1.31%
Total assets	$2,963,815	$2,555,964	$1,428,711	$1,159,150
Total deposits	$2,378,192	$2,103,790	$1,204,893	$993,577
Total shareholders’ equity	$318,969	$288,159	$135,301	$111,486

Humboldt Historical

      The following selected consolidated financial data for Humboldt have been derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto contained in Humboldt’s Annual Reports on Form 10-K for the three years ended December 31, 2003. See “Incorporation of Documents by Reference” on page 81 for information on where these documents are available. This information is only a summary and you should read it with the financial statements and notes thereto referenced to above.

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(Dollars in thousands except share data)
Operating Results
Interest income	$61,347	$64,345	$66,165	$59,069	$38,623
Interest expense	14,088	17,637	28,341	24,508	13,273

Net interest income	47,259	46,708	37,824	34,561	25,350
Provision for loan losses	1,523	3,321	2,903	2,378	2,129
Noninterest income	9,048	9,611	12,785	6,682	2,597
Noninterest expense	40,365	39,826	38,663	29,245	22,403
Merger expense	195	—	3,531	—	—

Income before income taxes	14,224	13,172	5,512	9,620	3,415
Provision for income taxes	3,992	2,838	1,577	3,175	1,161

Net income from continuing operations	10,232	10,334	3,935	6,445	2,254
Income (loss) from discontinued operations, net of tax	18,860	1,929	(10,944)	2,575	3,966

Net income (loss)	$29,092	$12,263	$(7,009)	$9,020	$6,220

Per Share Data
Earnings (loss) per common share (basic):
Continuing operations	$0.83	$0.83	$0.32	$0.54	$0.20
Discontinued operations	$1.54	$0.15	$(0.88)	$0.21	$0.36

Net income (loss)	$2.37	$0.98	$(0.56)	$0.75	$0.56

Earnings (loss) per common share (diluted):
Continuing operations	$0.80	$0.79	$0.30	$0.51	$0.19
Discontinued operations	$1.48	$0.15	$(0.84)	$0.20	$0.34

Net income (loss)	$2.28	$0.94	$(0.54)	$0.71	$0.53

Cash dividends declared per common share	$0.115	$0.071	$—	$—	$—
Ratio of cash dividends declared to net income	4.85%	7.24%	0.00%	0.00%	0.00%
Financial Ratios
Return on average equity	31.66%	17.44%	(10.30)%	14.21%	12.83%
Return on average assets	2.76%	1.25%	(0.77)%	1.17%	1.10%
Net interest margin	4.94%	5.23%	4.72%	5.13%	5.12%
Balance Sheet Data at Period End
Loans and leases	$765,454	$760,648	$664,332	$583,509
Allowance for loan losses	$12,206	$11,614	$9,765	$8,367
Allowance as percentage of loans	1.59%	1.53%	1.47%	1.43%
Total assets	$1,044,561	$1,032,175	$957,774	$852,289
Total deposits	$822,700	$840,427	$807,086	$712,807
Total shareholders’ equity	$96,896	$77,848	$66,826	$73,048

Selected Unaudited Pro Forma Financial Data for Umpqua and Humboldt, Combined

      The following selected unaudited pro forma financial data have been derived from, and are qualified by reference to, the audited financial statements and notes thereto contained in Umpqua’s and Humboldt’s Annual Reports on Form 10-K for the year ended December 31, 2003. See “Incorporation of Documents by Reference” on page         for information on where these documents are available. The pro forma income statement information has been prepared assuming the merger occurred at the beginning of the first period presented. The pro forma income statement items and related per share amounts do not include anticipated revenue enhancements, operating cost savings or the after-tax impact of merger-related costs expected as a result of the merger. The pro forma balance sheet items give effect to the merger as if it occurred at December 31, 2003, and include adjustments to reflect the after-tax impact of merger-related costs. The pro forma data also reflect Humboldt’s January 2004 acquisition of California Independent Bancorp. In the opinion of the management of both Umpqua and Humboldt, the information in the following tables includes all necessary adjustments (which are of a normal and recurring nature) for the fair presentation of the results of the periods presented. The information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been reported had the merger occurred as of such dates, nor is it necessarily indicative of future financial position or results of operations. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page        for further information and for the assumptions used in preparing the pro forma statements.

Year Ended
December 31,

2003

(Dollars in
thousands
except share
data)
Operating Results
Interest income	$221,626
Interest expense	45,229

Net interest income	176,397
Provision for loan and lease losses	5,383
Noninterest income	50,093
Noninterest expense	146,444
Merger expense	2,760

Income before income taxes	71,903
Provision for income taxes	24,167

Net income from continuing operations	$47,736

Per Share Data
Earnings per common share (basic):
Net income from continuing operations	$1.10
Earnings per common share (diluted):
Net income from continuing operations	$1.07

Financial Ratios
Return on average equity	10.30%
Return on average assets	1.51%
Net interest margin	4.85%

12/31/2003
Balance Sheet Data at December 31, 2003
Loans and leases	$2,977,125
Allowance for loan and lease losses	$42,069
Allowance as percentage of loans	1.41%
Total assets	$4,661,468
Total deposits	$3,546,837
Total shareholders’ equity	$666,989

SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

      The table below presents the closing price per share for Umpqua and Humboldt common stock as reported by the Nasdaq National Market on March 12, 2004, the last full trading day prior to the public announcement of the merger, and as of [                    ], 2004, the most recent practicable trading date prior to the printing of this document, together with the pro forma equivalent market value of Humboldt shares after giving effect to the merger.

	Closing Sales Price

			Humboldt
	Umpqua	Humboldt	Equivalent

Price per share:
March 12, 2004	$21.42	$18.00	$21.42
, 2004

      The pro forma equivalent per share data for Humboldt is calculated by multiplying the pro forma combined per share data for Umpqua by one, the exchange ratio with respect to Humboldt shares converted into Umpqua shares in the merger. This data should be read in conjunction with the financial statements and other financial and pro forma financial information included elsewhere in this document. The pro forma data are not necessarily indicative of future operating results or the financial position that will occur upon consummation of the merger.

      The following table presents historical earnings, book value and cash dividends per share as of December 31, 2003 and the year then ended, for Umpqua and Humboldt, together with the pro forma amounts for Umpqua and the pro forma equivalent amounts for Humboldt after giving effect to the merger on a purchase accounting basis.

			Umpqua	Per
		Humboldt	and	Equivalent
	Umpqua	Historical	Humboldt	Humboldt
	Historical	(1)	(2)	Share

Net Income from Continuing Operations Per Common Share for the Year Ended December 31, 2003:
Basic	$1.21	$0.83	$1.10	$1.10
Diluted	$1.19	$0.80	$1.07	$1.07
Cash Dividends Declared:
Year ended December 31, 2003	$0.16	$0.115	$0.16	$0.16
Book Value Per Share At:
December 31, 2003	$11.23	$7.95	$15.33	$15.33

(1)	Humboldt Historical column does not include pro forma impact of Humboldt’s acquisition of California Independent Bancorp

(2)	Umpqua and Humboldt column includes the pro forma impact of Humboldt’s acquisition of California Independent Bancorp, as set forth in the pro forma financial information

MARKET PRICE DATA AND DIVIDEND INFORMATION

      Umpqua and Humboldt common stock are traded on the Nasdaq National Market System under the respective symbols “UMPQ” and “HBEK”. Umpqua’s and Humboldt’s common stock are registered under the Securities Exchange Act of 1934, as amended, and eligible to be held in margin accounts. On                          , 2004, Umpqua common stock was held of record by approximately                         shareholders, a number that does not include beneficial owners who hold shares in “street name.” On                        , 2004, Humboldt common stock was held of record by approximately                         shareholders, a number that does not include beneficial owners who hold shares in “street name.”

      The following table lists the high and low closing prices and cash dividends declared per share for each of Umpqua’s and Humboldt’s common stock, as reported on the Nasdaq National Market System for each quarterly period beginning with January 1, 2002, and as adjusted for subsequent stock splits and stock dividends declared. Prices do not include retail mark-ups, mark-downs or commissions.

	Umpqua Common Stock			Humboldt Common Stock

	High	Low	Dividend	High	Low	Dividend

2002
1st quarter	$16.25	$11.90	$0.04	$8.83	$6.54	$—
2nd quarter	$18.50	$14.05	$0.04	$14.18	$8.33	$0.021
3rd quarter	$18.68	$14.26	$0.04	$15.75	$11.20	$0.025
4th quarter	$18.50	$13.65	$0.04	$12.22	$9.23	$0.025
2003
1st quarter	$20.50	$16.25	$0.04	$13.09	$10.14	$0.025
2nd quarter	$21.12	$17.95	$0.04	$15.00	$12.72	$0.03
3rd quarter	$19.75	$18.15	$0.04	$15.95	$13.13	$0.03
4th quarter	$22.21	$18.90	$0.04	$18.50	$15.35	$0.03
2004
1st quarter	$21.50	$19.31	$0.04	$19.83	$17.00	$0.03
Through , 2004

      Umpqua Dividend Policy. Umpqua’s board of directors reviews financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, declares a cash dividend to shareholders. Although Umpqua expects to continue to pay cash dividends, future dividends are subject to legal limitations and to the discretion of the board.

      Umpqua Dividend Reinvestment Plan. Umpqua maintains a dividend reinvestment plan under which shareholders who elect to participate receive shares of common stock in lieu of cash dividends. Cash dividends otherwise payable to participating shareholders are used to purchase shares of Umpqua common stock in the open market by a registered broker-dealer acting as agent for plan participants. Expenses incurred in acquiring shares for the plan, including brokerage commissions, are charged to the participating shareholders on a pro rata basis. Participants may also be assessed an administrative charge for transactions, including enrolling in or withdrawing from the plan, and withdrawal of shares from the plan. Participating shareholders receive quarterly statements of their accounts but do not receive certificates for shares acquired under the plan unless requested. Umpqua Bank serves as the plan administrator.

FORWARD-LOOKING INFORMATION

      This document contains and incorporates by reference forward-looking statements about each of Umpqua’s and Humboldt’s financial condition, results of operations and business. These statements may include statements regarding business strategies, management plans and objectives for future operations and projected performance of Umpqua and Humboldt after the merger. You can find many of these statements by looking for words such as “anticipates,” “expects,” “believes,” “estimates,” and “intends,” and words or phrases of similar meaning. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include those identified in the following section entitled “Risk Factors.” You should also carefully consider the risk factors contained in Umpqua’s and Humboldt’s filings with the SEC that are incorporated by reference into this document. Umpqua and Humboldt do not intend to update these forward-looking statements. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

RISK FACTORS

      Completion of the merger represents an investment by Humboldt shareholders in Umpqua’s common stock and an investment by Umpqua in Humboldt’s assets and liabilities, each of which will subject the respective investor to various risks. You should carefully consider the following risk factors, as well as other information contained in this document and in Umpqua’s and Humboldt’s filings with the SEC, before deciding how to vote on the merger.

The market value of Umpqua common stock to be received by Humboldt shareholders will fluctuate and will be influenced by the performance of both Umpqua and Humboldt prior to closing.

      Upon completion of the merger, each share of Humboldt common stock will be exchanged for the right to receive one share of Umpqua common stock. There will be no adjustment to the exchange ratio for changes in the market price of either Umpqua shares or Humboldt shares and the merger agreement does not include a price-based termination right. Accordingly, the market value of the Umpqua shares that Humboldt shareholders receive upon completion of the merger will depend on the market value of Umpqua shares at that time and could vary significantly from the market value on the date of this document or the date of the Humboldt special meeting. An unexpected change in the performance or prospects of either Umpqua or Humboldt will likely influence the market value of Umpqua’s common stock and, indirectly, Humboldt’s common stock whose value is expected to track that of Umpqua’s because of the fixed exchange ratio. The market value of Umpqua shares will continue to fluctuate after the merger is completed.

The combined company may fail to realize all of the anticipated benefits of the merger.

      The merger is expected to generate after-tax cost savings and expense reductions of approximately 20% of Humboldt’s non-interest expense when fully phased-in. The expense reductions are intended to be achieved by eliminating duplicative technology, operations, outside services, redundant staff, facility consolidations and purchasing efficiencies. The combined company may fail to realize some or all or the anticipated cost savings and other benefits of the transaction.

The integration of the banking operations may not be completed smoothly, which could result in the loss of customers.

      At the time of the merger, Humboldt Bank will merge with Umpqua Bank and operate under the “Umpqua Bank” name. Humboldt Bank’s customers are accustomed to traditional community bank branch facilities and services and they currently operate under four distinct brands: Humboldt Bank, Capitol Valley Bank, Tehama Bank and Feather River State Bank. Umpqua Bank’s facilities operate under a single brand. Some of Humboldt’s customers may not react favorably to this re-branding.

      Umpqua Bank has transformed itself from a traditional community bank into a community-oriented financial services retailer. In implementing this strategy, Umpqua has remodeled many of its banking branches to resemble retail stores that include distinct physical areas or boutiques such as a “serious about service center,” an “investment opportunity center” and “a computer café.” Over a period of months following the merger, Umpqua intends to remodel and convert some of Humboldt’s branches in a similar fashion. Such a conversion would involve significant costs, disrupt banking activities during the remodeling period, and would present a new look and feel to the banking services and products being offered. There is a risk that some of the existing Humboldt Bank customers will not stay with Umpqua Bank during the remodeling period or after the conversion is completed. There is also a risk that some of Humboldt Bank’s existing customers may not react favorably to Umpqua Bank’s retail delivery system. Further, there may be delays in completing the conversion, which could cause confusion and disruption in the business of those branches.

Umpqua is pursuing an aggressive growth strategy, which may place heavy demands on its management resources.

      Umpqua is a dynamic organization that is one of the faster-growing community financial services organizations in the United States. Umpqua Bank merged with Valley of the Rogue Bank in December 2000 and, in a series of transactions effective December 2001, acquired IFN Bank/ Security Bank, Pacific State Bank, Family Security Bank, Lincoln Security Bank, McKenzie State Bank, Oregon State Bank and Linn-Benton Bank. Umpqua then completed the acquisition of Centennial Bancorp in November 2002. From time to time, Umpqua has also explored other merger and acquisition opportunities and expects to continue to do so. It is expected that a substantial amount of its management’s attention and effort will need to be directed at deriving the benefits and efficiencies expected from the merger with Humboldt. If Umpqua is unable to successfully execute its aggressive growth strategy, or if factors beyond the control of Umpqua’s management divert attention away from its integration plans, management may become over-taxed and Umpqua might be unable to realize some or all of the anticipated benefits. Moreover, the combined company will be dependent on the efforts of key management personnel to achieve the integration of the merger and any other acquisitions Umpqua may undertake. The loss of one or more key persons could have a material adverse effect upon Umpqua’s ability to achieve the anticipated benefits of the merger.

Involvement in non-bank businesses involves risk.

      Umpqua has a licensed retail broker-dealer subsidiary, Strand, Atkinson, Williams & York, Inc. Retail brokerage operations present special risks not generally borne by community banks. For example, the brokerage industry is subject to fluctuations in the stock market that may have a significant adverse impact on transaction fees, customer activity and investment portfolio gains and losses. A decline in fees and commissions or losses suffered in the investment portfolio could adversely affect the subsidiary’s contribution to Umpqua’s income, and might increase the subsidiary’s capital needs. In its continuing expansion, Umpqua may acquire other financial services companies whose successful integration is not assured and may present additional management challenges and new risks.

UMPQUA SPECIAL MEETING

When and Where the Meeting Will Be Held

      The special meeting of Umpqua shareholders will be held on [                      , 2004], at       p.m., local time, at the Umpqua Bank University and Support Center, 1740 NW Garden Valley Blvd., Roseburg, Oregon.

Purpose of the Meeting

      The purpose of the Umpqua meeting is to consider and vote on the merger proposal including the issuance of shares of Umpqua common stock in connection with the merger.

Who May Vote

      Umpqua’s board of directors has fixed the close of business on                        , 2004, as the record date for determining the Umpqua shareholders entitled to receive notice of and to vote at the special meeting. As of that date, there were                        shares of Umpqua common stock outstanding held by approximately                         holders of record.

Voting

      You may vote in person at the meeting, but you do not have to attend the meeting to vote your shares. You may vote your shares by proxy if you wish. Even if you plan to attend the meeting, you should submit a properly executed proxy either by completing, signing, dating and returning the proxy card or by following the instructions on the proxy card for touch-tone telephone or Internet voting.

      If you submit a signed proxy with no instructions, the named proxy holders will vote your shares in favor of the merger. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the special meeting or any adjournments or postponements thereof. The board of directors has named Allyn C. Ford and Raymond P. Davis as the proxy holders. Their names appear on the proxy form accompanying this document. You may name another person to act as your proxy if you wish, but that person would need to attend the meeting in person or further vote your shares by proxy.

Revoking a Proxy

      You may revoke your proxy at any time before the vote is taken at the meeting by:

•	calling the toll free number on the proxy card and following the directions provided;

•	going to the web site listed on the proxy card and following the instructions provided;

•	submitting a properly executed proxy on a later date;

•	notifying Umpqua’s corporate Secretary, Steven L. Philpott, in writing of the revocation of your proxy; or

•	voting in person at the special meeting, but simply attending the meeting will not, of itself, revoke a proxy.

      You may still attend the meeting even if you have submitted a proxy. Written notices of revocation and other communications regarding solicitation or revocation of proxies should be addressed to:

Umpqua Holdings Corporation

Legal Department
675 Oak Street, Suite 200
Portland, OR 97401
Attn: Steven L. Philpott, Secretary

      If your shares are held in street name, you should follow your broker’s instructions regarding revocation.

Participants in the Umpqua Bank 401(k) and Profit Sharing Plan

      If you are a participant in the Umpqua 401(k) Plan you will receive with this document separate voting instruction cards for shares of Umpqua common stock allocated to your account as a participant or beneficiary under the Umpqua 401(k) Plan. These voting instruction cards will appoint the trustee of the Umpqua 401(k) Plan to vote shares in accordance with the instructions noted on the card. Please follow the instructions that accompany the card.

How We Determine a Quorum

      We must have a quorum to conduct any business at the meeting. Shareholders holding at least a majority of the outstanding shares of common stock as of the record date must attend the meeting in person or by proxy to have a quorum. If you come to the meeting or submit a proxy but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum.

How We Count Votes

      Each share is entitled to one vote. The named proxies will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against the merger, and they will have the effect of a vote against the proposal.

      A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

Vote Required to Approve the Merger

      The affirmative vote of the holders of a majority of all shares of Umpqua common stock outstanding on the record date is required to approve the merger. An abstention or a broker non-vote will therefore have the effect of a vote against the merger agreement. Umpqua’s board of directors urges you to submit your proxy by mail, touch-tone telephone or the Internet. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger proposal.

Shares Owned by Directors and Executive Officers

      On                                 , 2004, Umpqua’s directors owned                        shares entitled to vote at the meeting, constituting approximately      % of the total shares outstanding and entitled to vote at the meeting. Each Umpqua director has agreed to vote his or her shares in favor of the merger.

      The following table sets forth information regarding the beneficial ownership of Umpqua common stock, as of                     , 2004, by each Umpqua director, certain executive officers, the Umpqua directors and executive officers as a group and shareholders who own 5% or more of Umpqua’s common stock.

	Number of
	Shares		Number of	Percentage
	Beneficially		Options	of
Name and Position	Owned(1)		Held	Class

Lynn K. Herbert, Director	566,539	(3)	—	1.99%
Raymond P. Davis, Director, President/ Chief Executive Officer	298,798	(2, 4)	244,329	1.05%
Allyn C. Ford, Chairman	157,067	(5)	—	*
James D. Coleman, Director	114,734	(4)	—	*
Dan Giustina, Director	110,285	(2)	12,900	*
Daniel A. Sullivan, EVP/ Chief Financial Officer	99,259	(2)	86,100	*
Brad Copeland, EVP/ Chief Credit Administrator	43,816	(2, 4)	32,880	*
William Lansing, Director	29,900	(4)	—	*
Steven Philpott, EVP/General Counsel	25,098		14,398	*
David Frohnmayer, Director	11,565	(4)	—	*
David Edson, EVP/ President — Commercial Banking	10,260	(2)	5,000	*
Katherine Keene, Director	8,639	(2)	6,820	*
Scott Chambers, Director	8,421		—	*
Barbara Baker, SVP/ Human Resources Director	6,028	(2)	3,000	*
Diana Goldschmidt, Director	2,646		—	*
Gary DeStefano, Director	944		—	*
All directors and named executive officers as a group (15 persons)	1,468,901	(1 - 5)	391,029	5.16%
Capital Group International, Inc.	1,490,400	(6)	—	5.24%
333 South Hope Street, Los Angeles, CA 90071

*	Less than 1.0%

(1)	Shares held directly with sole voting and investment power, unless otherwise indicated. Shares held in the Umpqua Dividend Reinvestment Plan have been rounded down to the nearest whole share.

(2)	Includes options exercisable within 60 days of , 2004. The number of options included in this column are also set forth in the column entitled “Number of Options Held.”

(3)	Includes shares held jointly with his spouse and shares held as custodian for minor children.

(4)	Includes shares held with or by his/her spouse.

(5)	Includes 128,696 shares held as Agent for Ford Family Investment Pool.

(6)	Information taken from Schedule 13G filed February 13, 2004 with respect to holdings as of December 31, 2003. The reporting person has disclaimed beneficial ownership pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended.

Proxy Solicitation

      The accompanying Umpqua proxy is being solicited by the board of directors of Umpqua. Umpqua will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees or agents of Umpqua and its bank subsidiary, Umpqua Bank, acting on Umpqua’s behalf, may solicit proxies personally. Umpqua may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. However, no such payment will be made to either of Umpqua’s subsidiaries acting through their nominees or acting as a fiduciary.

HUMBOLDT SPECIAL MEETING

When and Where the Meeting Will Be Held

      The special meeting of Humboldt shareholders will be held on                         , 2004, at        p.m., local time, at Capitol Valley Bank, 1050 Pleasant Grove Road, Roseville, California.

Purpose of the Meeting

      At the meeting, Humboldt shareholders will consider and vote on a proposal to approve the principal terms of the merger of Humboldt with and into Umpqua.

Who May Vote

      Humboldt’s board of directors has fixed the close of business                      , 2004 as the record date for determining the Humboldt shareholders entitled to receive notice of and vote at the special meeting. As of that date, there were                        shares outstanding held by approximately                     holders of record.

Voting

      You may vote in person at the meeting, but you do not have to attend the meeting to vote your shares. You may vote your shares by proxy if you wish. Even if you plan to attend the meeting, you should submit a properly executed proxy either by completing, signing, dating and returning the proxy card or by following the instructions on the proxy card for touch-tone telephone or Internet voting.

      If you submit a signed proxy with no instructions, the named proxy holders will vote your shares in favor of the merger. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the special meeting or any adjournments or postponements thereof. The board of directors has named Patrick J. Rusnak and R. Blair Reynolds as the proxy holders. Their names appear on the proxy form accompanying this document. You may name another person to act as your proxy if you wish, but that person would need to attend the meeting in person or further vote your shares by proxy.

Revoking a Proxy

      You may revoke your proxy at any time before the vote is taken at the meeting by:

•	calling the toll free number on the proxy card and following the directions provided;

•	going to the web site listed on the proxy card and following the instructions provided;

•	submitting a properly executed proxy on a later date;

•	notifying Humboldt’s corporate Secretary, Patrick J. Rusnak, in writing of the revocation of your proxy; or

•	voting in person at the special meeting, but simply attending the meeting will not, of itself, revoke a proxy.

      You may still attend the meeting even if you have submitted a proxy. Written notices of revocation and other communications regarding solicitation or revocation of proxies should be addressed to:

Humboldt Bancorp

2998 Douglas Blvd., Suite 330
Roseville, CA 95661
Attn: Patrick J. Rusnak, Secretary

      If your shares are held in street name, you should follow your broker’s instructions regarding revocation.

Shares in the Humboldt Bancorp Retirement Savings Plan

      In accordance with the terms of the Humboldt Bancorp Retirement Savings Plan, shares of Humboldt common stock held in the Humboldt Bancorp Savings Plan will be voted by the plan’s trustee, as directed by the plan’s Administrative Committee.

California Independent Bancorp Employee Stock Ownership Plan Account Holders

      If you have shares of Humboldt common stock allocated to your account under the California Independent Bancorp Employee Stock Ownership Plan, or CIB ESOP, you will receive with this document a separate voting instruction card for those shares. In accordance with the terms of the CIB ESOP, the trustee, The Mechanics Bank, will vote the shares held in the CIB ESOP trust. The trustee will vote the shares allocated to your account in accordance with your directions on the voting instruction card. As indicated in the instructions that will accompany the voting instruction card, individuals with accounts under the CIB ESOP should return their cards to:

The Mechanics Bank
3170 Hilltop Mall Road
Richmond, CA 94806-0047

      In order to permit sufficient time to tabulate voting instruction cards, an account holder’s instructions must be received no later than [                       ,] 2004. Any voting instructions given by an account holder may be revoked at any time prior to the deadline described above by doing either of the following:

•	delivering a written notice to the trustee bearing a date later than the date of the first voting instruction card; or

•	signing and delivering to the trustee a voting instruction card relating to the same shares and bearing a later date than the date of the previous voting instruction card.

      In either case, delivery must occur no later than [                      ,] 2004. In accordance with the terms of the CIB ESOP, shares of Humboldt common stock in CIB ESOP accounts for which voting instructions have not been received or properly completed will not be voted by the trustee.

California Independent Bancorp 401(k) Plan Account Holders

      If you have shares of Humboldt common stock allocated to your account under the California Independent Bancorp 401(k) Plan, or CIB 401(k), you will receive with this document a separate voting instruction card for those shares. In accordance with the terms of the CIB 401(k), the trustee, [                       ], will vote the shares held in the CIB 401(k) trust. The trustee will vote the shares allocated to your account in accordance with your directions on the voting instruction card. As indicated in the instructions that will accompany the voting instruction card, CIB 401(k) account holders should return their cards to:

      [                     ]

      In order to permit sufficient time to tabulate voting instruction cards, an account holder’s instructions must be received no later than [                       ,] 2004. Any voting instructions given by an account holder may be revoked at any time prior to the deadline described above by doing either of the following:

•	delivering a written notice to the trustee bearing a date later than the date of the first voting instruction card; or

•	signing and delivering a voting instruction card to the trustee relating to the same shares and bearing a later date than the date of the previous voting instruction card.

      In either case, delivery must occur no later than [                     ,] 2004. In accordance with the terms of the CIB 401(k), shares of Humboldt common stock in CIB 401(k) accounts for which voting instructions have not been received or properly completed will be voted by the trustee in the same proportion as those shares of Humboldt common stock for which properly completed voting instructions have been received.

How We Determine a Quorum

      We must have a quorum to conduct any business at the Humboldt shareholder meeting. Shareholders holding at least a majority of the outstanding shares of Humboldt’s common stock must attend the meeting in person or by proxy to have a quorum. If you come to the meeting or submit a proxy, but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum.

How We Count Votes

      Each share is entitled to one vote. The named proxies will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against the merger, and they will have the effect of a vote against the proposal.

      A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

Vote Required to Approve the Merger

      The affirmative vote of the holders of a majority of all shares of Humboldt common stock outstanding on the record date is required to approve the merger agreement. An abstention or a broker non-vote will therefore have the effect of a vote against the merger agreement. Humboldt’s board of directors urges you to submit your proxy by mail, touch-tone telephone or the internet. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger proposal.

Shares Owned by Directors and Executive Officers

      On [                             ], 2004, Humboldt directors owned [                          ] shares entitled to vote at the special meeting, constituting approximately        % of the total shares outstanding and entitled to vote at the meeting. Humboldt directors owning                          shares, or       %, entitled to vote at the meeting, have agreed to vote their shares in favor of the merger.

      The following table sets forth information regarding the beneficial ownership of Humboldt common stock, as of [                     ], 2004, by: each Humboldt director, certain executive officers, and all Humboldt directors and executive officers as a group. As of [                        ], 2004, Humboldt was not aware of any shareholder who owns 5% or more of its common stock.

	Amount and Nature of
	Beneficial Ownership of	Number of
Name of Beneficial Owner	Humboldt Common Stock(1)	Options Held		Percentage of Class

Directors
Ronald F. Angell	147,064	45,373		1.0%
Robert M. Daugherty	240,000	180,000		1.6%
Harold M. Eastridge	234,059	55,224		1.5%
Gary C. Katz	119,142	4,681		*
John W. Koeberer	81,615	14,888		*
Donald H. Livingstone	38,472	32,050		*
Theodore S. Mason	179,801	131,177		1.2%
Diane D. Miller	0	0		—
Steven R. Mills	5,700	2,000		*
Alfred G. Montna	38,357	28,186		*
Kelvin H. Moss	51,022	16,599	(2)	*
Gary L. Napier	90,699	7,259		*
Tom Weborg	22,325	10,227		*
John R. Winzler	195,213	56,374		1.3%
Executive Officers
Patrick J. Rusnak	33,718	27,281	(3)	*
Mark P. Wardlow	19,999	19,999		*
Mark A. Francis	32,533	12,888		*
Ronald B. Pigeon	0	0		—
All Directors and Executive Officers	1,529,719	644,206		10.0%

*	Less than 1%

(1)	Includes options exercisable within 60 days of [ ], 2004. The number of options included in this column are also set forth in the column entitled “Number of Options Held”.

(2)	Includes 9,319 warrants exercisable within 60 days.

(3)	Includes 4,001 restricted shares that vest within 60 days.

Proxy Solicitation

      The accompanying Humboldt proxy is being solicited by the board of directors of Humboldt. Humboldt will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward proxy soliciting materials to their principals and obtain authorization for the execution of proxies. Officers and other employees or agents of Humboldt and Humboldt Bank, acting on Humboldt’s behalf, may solicit proxies personally. Humboldt may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. However, no such payment will be made to any of the officers, directors or employees of Humboldt or Humboldt Bank.

THE MERGER

      The following description of the merger is not complete and is qualified in its entirety by reference to the merger agreement attached as Appendix A and the plan of merger attached as Appendix B. We urge you to carefully read the merger agreement and the plan of merger.

General

      Umpqua, Umpqua Bank, Humboldt and Humboldt Bank have entered into an Agreement and Plan of Reorganization, dated March 13, 2004. The Agreement and Plan of Reorganization is generally referred to as the merger agreement in this document. For the purposes of the Oregon Business Corporation Act, the merger of Umpqua and Humboldt will be effected pursuant to a plan of merger.

      Subject to the terms and conditions of the merger agreement, and in accordance with Oregon law, when the merger becomes effective, Humboldt will merge into Umpqua. Umpqua will be the surviving corporation, and the separate corporate existence of Humboldt will cease upon completion of the merger. Immediately after the merger of Humboldt into Umpqua, Humboldt Bank will merge into Umpqua Bank, with Umpqua Bank surviving the merger.

      In connection with the merger of Humboldt into Umpqua, Humboldt shareholders will receive one share of Umpqua common stock in exchange for each share of Humboldt common stock held. Umpqua’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the combined company. See “Comparison of Rights of Shareholders.”

      After completion of the merger, Humboldt shareholders who receive Umpqua common stock in exchange for their Humboldt common stock will own approximately 34.8% of the combined company, and continuing Umpqua shareholders will own 65.2%.

Background of the Merger

      In May and June 2001, Theodore S. Mason, Humboldt’s chief executive officer, and Patrick J. Rusnak, Humboldt’s chief financial officer, had conversations with Raymond P. Davis, Umpqua’s chief executive officer, about a possible merger between the two companies. In July 2001, the Humboldt board of directors appointed a special merger committee and engaged a consultant to consider the prospect of a merger and in August retained Keefe, Bruyette & Woods, Inc., or KBW, as a financial advisor to Humboldt.

      From August through November 2001, senior executives of the two companies, along with their respective advisors, continued discussions regarding a possible merger. In early December 2001, Umpqua conducted due diligence on Humboldt.

      In late January 2002, the parties and their financial advisors met to discuss the principal terms and structure of a potential merger. On February 5, 2002, Mr. Davis advised Mr. Mason that Umpqua would not be moving forward with the merger.

      In April 2002, Robert M. Daugherty was appointed as president and chief executive officer of Humboldt, replacing Mr. Mason, who retired. Prior to his retirement, Mr. Mason had initiated a strategic review of Humboldt’s operations and business. The review, which was completed in June 2002, resulted in a recommendation that Humboldt return its focus to community banking and exit its sole remaining non-traditional business line, merchant bankcard processing. On March 13, 2003, Humboldt sold its merchant bankcard processing operation.

      In August and September 2003, Mr. Davis contacted Mr. Daugherty and engaged in limited discussions regarding the possibility of a combining the companies.

      Following the closing of Humboldt’s acquisition of California Independent Bancorp, Mr. Davis contacted Mr. Daugherty on January 7, 2004 regarding a possible merger between Humboldt and Umpqua. On January 21, 2004, the board of directors of Umpqua authorized management to proceed with general discussions and due diligence to determine if an acceptable business combination could be reached.

      On January 26, 2004, at a meeting of the Humboldt board of directors, Mr. Daugherty and Mr. Rusnak advised the Humboldt board of directors of Umpqua’s interest in a possible merger between the companies. The Humboldt board of directors authorized management to proceed with further discussions, subject to receipt of a written letter of intent from Umpqua.

      In early February, representatives of Humboldt, KBW and Umpqua held discussions about a possible merger between the companies. On February 10, 2004, the parties executed a confidentiality agreement and the one to one exchange ratio was proposed by Humboldt as a price that might meet its value expectations.

      On February 18, 2004, the board of directors of Umpqua gave management authority to present a non-binding letter of intent that embodied the proposed exchange ratio and the other principal terms of the merger.

      On February 22, 2004, the Humboldt board of directors held a meeting at which Mr. Davis and Daniel A. Sullivan, Umpqua’s chief financial officer, and representatives of Humboldt’s financial advisor and legal counsel were also present. The Humboldt board of directors authorized Mr. Daugherty and Mr. Rusnak to execute a letter of intent, proceed with due diligence and the negotiation of definitive documentation with respect to the proposed merger. On February 26, 2004, Umpqua retained Wells Fargo Securities, LLC, to advise its board of directors regarding the proposed merger.

      In late February and early March, members of senior management from Humboldt and Umpqua held discussions and negotiated terms of the transaction and Umpqua’s legal counsel commenced drafting definitive documentation with respect to the proposed merger. In late February and early March 2004, each of Humboldt and Umpqua completed their due diligence investigations of each other.

      At a special meeting on March 12, 2004, the Umpqua board of directors considered the then-current draft of the proposed merger agreement. Management summarized the results of their due diligence investigation and the projected financial results of the proposed merger. The directors received and considered a detailed analysis and fairness opinion from Wells Fargo Securities, LLC, and were briefed by counsel as to the proposed terms and conditions of the merger. The board asked questions of, and received answers from, Umpqua’s financial and legal advisors and considered the factors they deemed relevant to the proposal before voting unanimously to approve the transaction and forward the merger to Umpqua shareholders with a recommendation that the shareholders approve the merger agreement.

      On March 13, 2004, the board of directors of Humboldt met to consider and vote upon the proposed merger with Umpqua. At that meeting, Mr. Daugherty and Mr. Rusnak reviewed their discussions and negotiations with Umpqua and they and other members of management reported on the results of their due diligence investigations. KBW also made a presentation concerning the proposed transaction and the fairness, from a financial point of view, to holders of Humboldt common stock of the exchange ratio provided for in the merger agreement. Also at the meeting, Humboldt’s legal counsel reviewed with the board of directors the terms of the merger agreement and related agreements and advised the members of the Humboldt board of directors of the legal standards applicable to their consideration of these arrangements. After discussion and consideration of the factors discussed under “Humbolt’s Reasons for the Merger and Recommendation of the Humboldt Board of Directors,” the board of directors, by a vote of 13-2, approved the execution and delivery of the merger agreement and the stock option agreement and the taking of other necessary actions to consummate the merger and related transactions.

      The merger agreement and the stock option agreement were entered into on Saturday, March 13, 2004, and the parties issued a joint press release on the morning of Monday, March 15, 2004, announcing the proposed merger.

Umpqua’s Reasons for the Merger and Recommendation of Umpqua’s Board of Directors

      In the course of reaching its decision to approve the merger agreement and to recommend that Umpqua shareholders approve the merger agreement, Umpqua’s board of directors considered and reviewed with senior management and outside financial and legal advisors a significant amount of information and factors relevant to the merger, including its strategic plan. Umpqua’s board of directors determined that the merger would best advance Umpqua’s strategic plan and that the proposed merger is in the best interests of Umpqua and its shareholders. Umpqua’s board of directors considered the following potentially positive factors in its deliberations:

•	The opinion of Wells Fargo Securities, LLC, which is attached as Appendix D, that as of March 12, 2004, the consideration to be paid to Humboldt shareholders in the merger was fair, from a financial point of view, to the holders of Umpqua common stock. The board considered the factors discussed in Wells Fargo Securities’ analysis but did not assign or consider any specific weighting to those factors.

•	The effectiveness of the merger in implementing Umpqua’s growth strategy. The board reviewed the markets served by Humboldt and recognized in the merger the ability for Umpqua to expand into California, where it does not have any stores.

•	A presentation by management of management’s due diligence review of Humboldt, including the business, operations, earnings, asset quality, financial condition and corporate culture of Humboldt on a historical, prospective and pro forma basis. These reviews generally found Humboldt to be financially sound, well capitalized and well managed.

•	The compatibility of corporate goals and the respective contributions the parties would bring to a combined institution. The board noted the similar community banking philosophies of the management and employees of both institutions.

•	The complementary customer bases, products and services of Umpqua and Humboldt could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across the combined company.

•	The compatibility of each company’s data processing systems that should significantly reduce the integration costs and risk of customer errors in account conversions.

•	Umpqua Bank and Humboldt Bank operate in different geographic markets with no overlap of stores, which the Umpqua board believed to present a desirable strategic opportunity for expansion of its existing presence and market share. In particular, Umpqua’s board considered that the resulting institution’s branch network and franchise would extend into the Sacramento area, which is a growing market.

•	The enhanced opportunities for acquisition and growth that the merger makes possible as a result of the greater capitalization of the combined company and the anticipated enhanced liquidity in the market for its stock.

•	The expanded opportunities for revenue enhancement and synergies that are expected to result from the merger. The board assessed possible synergies and recognized that the combined organization could reduce aggregate expenses that Umpqua and Humboldt incur in areas such as salaries and benefits, occupancy expense, professional and outside service fees, and communications expense.

•	The proposed board and management arrangements which would position the combined company with strong leadership and experienced operating management.

•	The execution of employment agreements by Robert M. Daugherty, President and Chief Executive Officer of Humboldt, and Patrick J. Rusnak, Executive Vice President and Chief Financial Officer of Humboldt, to serve as officers of Umpqua Bank’s California region once the merger is completed. The board considered the commitments of Messrs. Daugherty and Rusnak as indications that the integration process and Umpqua’s move into new markets would be successful and their presence would help assure continuity of leadership and management in the operation of the combined company.

•	The terms of the merger agreement, the stock option agreement and employment agreements executed in connection with the merger. The board viewed the stock option agreement and the commitment of 13 of 15 Humboldt directors to support the merger as indications that the merger would likely be consummated.

•	The tax effects of the merger. The board considered that the merger would qualify as a tax-free corporate reorganization and therefore be entitled to favorable tax treatment for the parties to the merger.

      The Umpqua board of directors did not assign any specific or relative weight to the information it reviewed in the course of its consideration. Umpqua currently expects that the merger will result in pre-tax cost savings and revenue enhancements amounting to 20% of Humboldt’s non-interest expense. Umpqua’s board of directors unanimously recommends that Umpqua shareholders vote “FOR” adoption of the merger agreement.

Humboldt’s Reasons for the Merger and Recommendation of Humboldt’s Board of Directors

      Humboldt’s board of directors considered many factors in reaching its determination that the merger is in the best interests of Humboldt and its shareholders. The board consulted with management and financial and legal advisors. In reaching its conclusion to approve the merger agreement, the Humboldt board considered the following factors:

•	The opinion of Keefe, Bruyette & Woods, Inc., which is attached as Appendix C, that the exchange ratio, as set forth in the merger agreement, was fair, from a financial point of view, to Humboldt shareholders.

•	The terms of the merger, including the exchange ratio, the stock option agreement and various other documents related to the merger.

•	The due diligence review of Umpqua’s business, operations, financial condition, asset quality and corporate culture. These reviews generally found Umpqua to be well operated, well capitalized and financially sound, and the board believed these characteristics would support continued enhancement of shareholder value.

•	The potential performance of the combined company on a prospective and pro forma basis, as well as the prospective performance of Humboldt if it were to continue as an independent entity. The board assessed these factors and determined that shareholders could realize significant value from the merger and that the combined company would be likely to create greater value than a continuation of Humboldt’s independence.

•	Humboldt and Umpqua operate in different geographic markets with no overlap in operations, which the Humboldt board believed to present a desirable strategic opportunity for expansion.

•	The trend toward consolidation in the financial services industry and the likely effect on Humboldt in light of, and in the absence of, the proposed transaction.

•	The board’s belief that Umpqua is committed to the communities of Northern California, as evidenced by Umpqua’s publicly announced strategic growth plans.

•	Umpqua’s success in developing strong brand awareness and its innovative retail store concept.

•	Consistent customer service focus and expanded product choices and services at more locations, including the ability of the combined bank to make larger loans because of its increased capital and the shared devotion to building relationships based on personal service and meeting individual client’s unique needs at all levels.

•	The cost savings and resulting efficiencies, and the potential for revenue enhancements. The combined organization would eliminate the costs of maintaining separate corporate offices, data processing functions and other holding company and bank expenses that would likely result in improved financial performance.

•	The fact that, based on the closing price of Umpqua’s common stock on March 12, 2004, the value of the per share merger consideration to be received by Humboldt shareholders represents a premium of 19% over the closing price of Humboldt common stock on March 12, 2004, and a premium of 21.1%

over the average closing price of Humboldt common stock for the thirty trading days prior to the approval of the transaction by the Humboldt board.

•	The greater number of shareholders and the increased market capitalization of the combined company, which may result in increased interest in Umpqua stock from institutional investors and market professionals which, in turn, may result in improved liquidity for shareholders.

      The Humboldt board did not assign relative weights to the above factors or determine that any factor was of special importance. Rather, the board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the board assigned different weights to the various factors described above. However, the exchange ratio and increased value available to Humboldt shareholders was of significant importance to the board in approving the merger.

      The Humboldt board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Humboldt and its shareholders. The Humboldt board recommends that Humboldt shareholders vote “FOR” adoption of the merger agreement.

Opinion of Umpqua’s Financial Advisor

      Umpqua retained Wells Fargo Securities, LLC, pursuant to a letter dated February 26, 2004, to provide financial advisory services and a fairness opinion regarding the proposed transaction with Humboldt.

      At the request of the Umpqua board, representatives of Wells Fargo Securities attended the March 12, 2004 meeting at which the board considered and approved the merger. At that meeting, Wells Fargo Securities delivered its oral opinion to the Umpqua Board, confirmed by a written opinion dated as of March 12, 2004, that, as of that date the consideration to be paid to Humboldt shareholders was fair from a financial point of view to Umpqua shareholders. Wells Fargo Securities reconfirmed its opinion in writing as of                     , 2004.

      The full text of Wells Fargo Securities’ opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix D to this joint proxy statement-prospectus with the firm’s consent and is incorporated herein by reference. Wells Fargo Securities’ opinion is directed only to the fairness to the Umpqua shareholders of the consideration to be paid to Humboldt shareholders, including the exchange ratio, from a financial point of view and does not constitute a recommendation to any Umpqua shareholder as to how to vote on the merger. This description of Wells Fargo Securities’ opinion is qualified in its entirety by reference to Appendix D. Umpqua shareholders are urged to read Wells Fargo Securities’ opinion.

     About Wells Fargo Securities

      Wells Fargo Securities, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Wells Fargo Securities provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Umpqua or Humboldt for its own account and for the accounts of customers.

     Scope of Review

      In connection with providing its opinion, Wells Fargo Securities:

•	reviewed, among other things:

•	the merger agreement;

•	annual reports to the shareholders and annual reports on Form 10-K of Umpqua, Humboldt and California Independent Bancorp for the years 2001 and 2002, and the 2003 draft Form 10-K, dated March 2, 2004, of Humboldt;

•	quarterly reports on Form 10-Q of Umpqua, Humboldt and California Independent Bancorp for the years 2001-2003;

•	the Form S-4, filed with the SEC on October 20, 2003, in connection with the merger between Humboldt and California Independent Bancorp;

•	other communications from Umpqua and Humboldt to their respective shareholders;

•	held discussions with members of senior management of Umpqua and Humboldt regarding:

•	the current operations, financial condition and expected future financial performance of the respective companies;

•	the strategic rationale of the proposed merger;

•	internal financial analyses and forecasts of Umpqua and Humboldt prepared by their respective managements, including forecasts of cost savings, or synergies, expected to be achieved as a result of the merger;

•	reviewed the reported price and trading activity for the Umpqua common stock and the Humboldt common stock, compared financial and stock market information for Umpqua and Humboldt with similar information for other companies, the securities of which are publicly traded, that it deemed relevant;

•	reviewed the financial terms of the proposed merger and compared them with those of other certain business combinations in the commercial banking industry that it deemed relevant; and

•	performed other analysis that it deemed relevant.

     Assumptions

      Wells Fargo Securities assumed and relied upon the accuracy and completeness of all the financial and other information that it reviewed in rendering its opinion. In that regard, Wells Fargo Securities assumed, with the Umpqua board’s consent, that the financial forecasts (including, without limitation, the expected synergies and projected restructuring charges) had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Umpqua and Humboldt, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Wells Fargo Securities is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with the Umpqua board’s consent, that such allowances for each of Umpqua and Humboldt are in the aggregate, adequate to cover all such losses. In addition, Wells Fargo Securities did not review individual credit files, nor did it make an independent evaluation or appraisal of the assets and liabilities of Umpqua or Humboldt or any of their subsidiaries, and it had not been furnished with any such evaluation or appraisal.

      With Umpqua’s consent, Wells Fargo Securities assumed that the respective allowances for loan losses for both Umpqua and Humboldt were adequate on a pro forma basis for the combined company. In addition, Wells Fargo Securities did not conduct any physical inspection of the properties or facilities of Umpqua or Humboldt. Wells Fargo Securities is not an accounting firm and they relied, with Umpqua’s consent, on the reports of the independent accountants of Umpqua and Humboldt for the accuracy and completeness of the audited financial statements furnished to them.

      Wells Fargo Securities’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Wells Fargo Securities assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, and that the conditions precedent to the merger agreement are not waived. Wells Fargo Securities also assumed that there has been no material change in Umpqua’s and Humboldt’s assets, financial condition, results of operations, business of prospectus since the date of the last financial statements made available to them, that Umpqua and Humboldt will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase transaction and will qualify as a tax-free reorganization for federal income tax purposes.

      In rendering its March 12, 2004 opinion, Wells Fargo Securities performed a variety of financial analyses. The following is a summary of the material analyses performed by Wells Fargo Securities, but is not a complete description of all the analyses underlying Wells Fargo Securities’ opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Wells Fargo Securities believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.

      The earnings projections used and relied upon by Wells Fargo Securities in its analyses were based upon internal projections of Umpqua and Humboldt. With respect to all such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Umpqua’s and Humboldt’s managements confirmed to Wells Fargo Securities that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Umpqua and Humboldt, respectively, and Wells Fargo Securities assumed for purposes of its analyses that such performance would be achieved. Wells Fargo Securities expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Wells Fargo Securities by Umpqua and Humboldt were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the others estimated used by Wells Fargo Securities in its analyses, were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.

      Humboldt completed its acquisition of California Independent Bancorp during January 2004. To provide more relevant data with respect to certain financial analysis, particularly involving balance sheet information, Wells Fargo Securities utilized unaudited January 31, 2004 information for Humboldt.

      The following is a brief summary of the material financial analyses presented to the Umpqua Board on March 12, 2004 by Wells Fargo Securities.

     Summary of Proposal

      Wells Fargo Securities reviewed the financial terms of the proposed transaction in which Umpqua will issue 1.00 share of Umpqua for every share outstanding of Humboldt. Based on an estimated price of an Umpqua common share of $20.80 and the March 10, 2004 closing price of $20.80, and an exchange ratio of 1.00 Umpqua common shares for each of Humboldt’s common shares, Wells Fargo Securities calculated an implied per share value of $20.80 for each Humboldt common share, and an implied aggregate transaction value of approximately $334.5 million. Based on an Umpqua share price of $20.80 per share, the implied transaction value per share, and Humboldt’s unaudited January 31, 2004 financial information, Wells Fargo Securities calculated the following ratios and premiums:

	Umpqua Stock
Implied Value as a Multiple of	Price @ $20.80

Shareholders’ Equity (1/31/04)	2.20
Tangible Shareholders’ Equity (1/31/04)	3.89	X
Estimated 2004 EPS	20.10
Core deposit premium	25.86%
Premium to prior day close (03/10/04)	19.40%

Analysis

Summary of Wells Fargo Securities Analysis Conducted

Market-to-Market Implied Historical	Historical Implied
Exchange Ratio History Analysis	Exchange Ratio

Current Exchange Rate, March 10, 2004	0.838
Exchange Rate History- March 12, 2002 to Present
High	1.012
Low	0.514
Average	0.729

					National Peer
Public Market Comparison	Umpqua		Humboldt(1)		Bank Mean

Closing Price at March 10, 2004	$20.80		$17.42
Price/2004 Estimated Earnings	15.29	x	16.44	x	18.15	x
Price/2005 Estimated Earnings	13.87		15.00		16.62
Price/ Book Value (12/31/03)	1.85		1.74		2.30
Price/ Tangible Book Value (12/31/03)	3.71		3.08		2.79
ROAA (LTM ending 12/31/03)	1.31%		0.97%		1.16%
ROAE (LTM ending 12/31/03)	11.68%		11.13%		13.80%
Net Interest Margin (LTM ending 12/31/03)	5.01%		4.94%		4.01%
Efficiency Ratio (LTM ending 12/31/03) (2)	56.32%		72.03%		60.38%

(1)	Humboldt multiples based on financial information as at 1/31/04

(2)	Efficiency Ratio is for Umpqua Bank

Discounted Cash Flow and Terminal Value Analysis

	Low	High

Discounted Present Value of Humboldt Shares	$14.91	$22.87

	Percentage of Combined

Contribution Analysis	Umpqua	Humboldt(1)

Total Assets (12/31/03)	66.7%	33.3%
Total Loans (12/31/03)	66.9%	33.1%
Total Deposits (12/31/03)	66.3%	33.7%
Shareholders’ Equity (12/31/03)	67.7%	32.3%
Tangible Shareholders’ Equity (12/31/03)	65.0%	35.0%
Total Revenue (12/31/03)	68.6%	31.4%
2003 Net Income	74.3%	25.7%
2004 Estimated Net Income	70.4%	29.6%

(1)	Humboldt financial information as at 1/31/04 (unaudited)

	Umpqua/Humboldt
	(Umpqua Stock Price		Comparable
Comparable Transaction Analysis	@ $20.80)		Transactions Mean

Price/ Book Value	2.20	x	2.26	x
Price/ Tangible Book Value	3.89		2.64
Price/ LTM Net Income	20.10		22.00
Core Deposit Premium	25.86%		23.50%
Target Bank ROAA (LTM)	0.97%		0.94%
Target Bank ROAE (LTM)	11.13%		11.60%
Target Bank Efficiency Ratio (LTM)	72.03%		59.45%

Exchange Ratio History

      Wells Fargo Securities calculated the high, low and average ratio of the market price per share of Humboldt common stock to the market price per share of Umpqua common stock over the twenty-four month period ending March 10, 2004.

	As of	Twenty-four	Twenty-four	Twenty-four
	March 10, 2004	Month High	Month Low	Month Average

Exchange Ratio	0.838	1.012	0.514	0.729

Public Market Comparison

      Wells Fargo Securities presented a public market comparison of Umpqua and Humboldt and a selected group of 77 other publicly traded community-banking organizations in the United States, or the Peer Banks, with assets between $1.0 billion and $3.0 billion and a return on average assets, or ROAA, between 0.80% and 1.50%.

      This comparison was presented on the basis of various financial ratios and other indicators, including among other things, market price to earnings per share, or EPS, ratios, historical price to stated book value and tangible book value ratios, and projected 2004 and 2005 EPS. The Peer Banks were selected for comparison purposes through a review of publicly traded banking institutions with similar asset size and operating characteristics. In general, financial data presented was as of the year ended December 31, 2003 and market data was as of March 9, 2004.

      Wells Fargo Securities compared ratios of price to estimated 2004 and 2005 EPS for Umpqua and Humboldt (based on management projections provided by Humboldt and Umpqua) with the mean averages of the ratios for the Peer Banks for 2004 and 2005. Additionally, Wells Fargo Securities presented a public market comparison of Umpqua, Humboldt and the Peer Banks, on the basis of, among other things, return on average common equity, or ROAE, ROAA, net interest margin, and efficiency ratios. The following table shows the comparisons.

	Price as a Multiple to(1)								12/31/2003

	Estimated		Estimated				Tangible
	2004		2005		Book Value		Book Value				Net Interest	Efficiency
	EPS		EPS		12/31/03		12/31/03		ROAA	ROAE	Margin	Ratio(3)

Umpqua	15.29	x	13.87	x	1.85	x	3.71	x	1.31%	11.68%	5.01%	56.32%
Humboldt(2)	16.44		15.00		1.74		3.08		0.97%	11.13%	4.94%	72.03%
Nat’l Bank Mean	18.15		16.62		2.30		2.79		1.16%	13.80%	4.01%	60.38%

(1)	Umpqua and Humboldt prices as of March 10, 2004. Comparable company prices as of March 9, 2004.

(2)	Humboldt multiples based on financials as of 1/31/04. Humboldt performance ratios based on financials as of 12/31/03.

(3)	Efficiency ratio for Umpqua is for Umpqua Bank.

      No company used in the Peer Bank analysis is identical to Humboldt. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Humboldt and other factors that could affect the public trading value of the companies to which they are being compared.

Discounted Cash Flow Analysis and Terminal Value Analysis

      Wells Fargo Securities estimated the present value of the after-tax cash flows that Humboldt could produce on a stand-alone basis using management’s projections for the years 2004-2010. After-tax cash flows that the company could produce on a stand-alone basis were estimated using an assumed minimum 6.5% tangible book equity to total average assets ratio. Using a range of price earnings, or PE, multiples of 14-18 applied to forward earnings for the terminal value, and using a discount rate of 10-14%, Wells Fargo Securities calculated implied share values for Humboldt common stock ranging from $14.91 to $22.87.

	Humboldt Net Present Value per Share
	PE Multiple

Discount Rate	14	15	16	17	18

10.0%	$18.48	$19.58	$20.68	$21.77	$22.87
11.0%	$17.50	$18.53	$19.57	$20.60	$21.64
12.0%	$16.58	$17.55	$18.53	$19.51	$20.48
13.0%	$15.72	$16.64	$17.56	$18.48	$19.40
14.0%	$14.91	$15.78	$16.65	$17.51	$18.38

Contribution Analysis

      Wells Fargo Securities analyzed certain historical and estimated financial information for Umpqua and Humboldt and the pro forma combined entity resulting from the merger. The following table shows the percentage contributions of each company to the indicated values to the combined company. On a pro forma basis Umpqua shareholders would hold 65.14% of the post merger shares outstanding assuming the exchange rate of 1.00 share of Umpqua issued for each outstanding share of Humboldt.

	Percentage of Combined

	Umpqua	Humboldt(1)

Total Assets (12/31/03)	66.7%	33.3%
Total Loans (12/31/03)	66.9%	33.1%
Total Deposits (12/31/03)	66.3%	33.7%
Shareholders’ Equity (12/31/03)	67.7%	32.3%
Tangible Shareholders’ Equity (12/31/03)	65.0%	35.0%
Total Revenue (12/31/03)	68.6%	31.4%
2003 Net Income	74.3%	25.7%
2004 Estimated Net Income	70.4%	29.6%

(1)	Humboldt information as at 1/31/04 (unaudited)

Pro Forma Merger Analysis

      Wells Fargo Securities analyzed certain potential pro forma effects of the merger given an exchange ratio of 1.00 share of Umpqua for every share outstanding of Humboldt. In conducting its analysis, Wells Fargo Securities used the earnings projections discussed above and the restructuring charges, transaction costs, purchase accounting adjustments and cost savings determined in discussions with the managements of Umpqua and Humboldt.

      Wells Fargo Securities’ analysis indicated that the transaction would result in pro forma 2005 EPS of $1.51 or 0.81% accretion to Umpqua management’s stand-alone 2005 EPS estimate of $1.50 and pro forma December 31, 2004 tangible book value per share of $6.63 or 1.23% dilution to Umpqua management’s stand alone estimate of $6.72. The actual results achieved by the combined companies may vary from projected results and the variations may be material.

Comparable Transaction Analysis

      Wells Fargo Securities also analyzed selected recent transactions, or the Comparable Transactions, deemed relevant to the proposed transaction in which certain public companies acquired other companies. For this analysis, Wells Fargo Securities reviewed twenty-four transactions that have been announced since January 2003, involving target banks having assets between $1.0 billion and $3.0 billion.

•	Arvest Bank Group Inc./ Superior Financial Corp.

•	Banknorth Group Inc./ CCBT Financial Cos.

•	BB&T Corp./ Republic Bancshares Inc.

•	Cathay Bancorp Inc./ GBC Bancorp

•	Commercial Capital Bancorp/ Hawthorne Financial Corp.

•	First Niagara Financial Group/ Troy Financial Corp.

•	FleetBoston Financial Corp./ Progress Financial Corp.

•	Hanmi Financial Corp./ Pacific Union Bank

•	Hibernia Corp./ Coastal Bancorp Inc.

•	Huntington Bancshares Inc./ Unizan Financial Corp.

•	International Bancshares Corp./ Local Financial Corp.

•	MAF Bancorp Inc./ St. Francis Capital Corp.

•	Mercantile Bankshares Corp./ F&M Bancorp

•	National City Corp./ Allegiant Bancorp Inc.

•	New Haven Savings Bank/ Connecticut Bancshares Inc.

•	Partners Trust Financial (MHC)/ BSB Bancorp Inc.

•	Provident Bankshares Corp./ Southern Financial Bancorp

•	Provident Financial Services/ First Sentinel Bancorp Inc.

•	Royal Bank of Scotland Group/ Port Financial Corp.

•	Sky Financial Group Inc./ Second Bancorp Inc.

•	Sovereign Bancorp Inc./ First Essex Bancorp Inc.

•	Sterling Financial Corp./ Klamath First Bancorp

•	Susquehanna Bancshares Inc./ Patriot Bank Corp.

•	Webster Financial Corp./ Firstfed America Bancorp Inc.

      The following table presents the summary data for the Comparable Transactions:

	Equity Value as a				Target Bank LTM
	Multiple of(1)				Performance(2)

		Tangible		Core
	Book	Book	LTM Net	Deposit			Efficiency
	Value	Value	Income	Premium	ROAA	ROAE	Ratio

Comparable Transactions Mean	2.26x	2.64x	22.00x	23.50%	0.94%	11.60%	59.45%
Umpqua/ Humboldt	2.20	3.89	20.10	25.86%	0.97%	11.13%	72.03%

(1)	Humboldt multiples based on financials as at 01/31/04.

(2)	LTM period for transactions is prior twelve months before announcement. Humboldt performance ratios are at period ending 12/31/03.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Wells Fargo Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Wells Fargo Securities considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Wells Fargo Securities’ view of the actual value of Humboldt or a combination of Umpqua and Humboldt.

      In performing its analyses, Wells Fargo Securities made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Umpqua or Humboldt. The analyses performed by Wells Fargo Securities are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Wells Fargo Securities’ analysis of the fairness of the consideration to Umpqua shareholders, from a financial point of view, of the consideration to be paid to Humboldt shareholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might be sold. In addition, as described above, the Wells Fargo Securities’ opinion was one of many factors taken into consideration by the Umpqua Board in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the Umpqua board’s or Umpqua management’s opinion with respect to the value of Umpqua or a combination of Umpqua and Humboldt, or of whether the Umpqua

Board or Umpqua management would have been willing to agree to a different exchange ratio. Umpqua placed no limits on the scope of the analysis performed, or opinion expressed, by Wells Fargo Securities.

      Pursuant to an engagement letter dated as of February 26, 2004, Umpqua engaged Wells Fargo Securities to undertake an analysis to enable Wells Fargo Securities to provide an opinion to the board of directors of Umpqua as to the fairness to Umpqua from a financial point of view of the consideration to be paid by Umpqua pursuant to the merger. Pursuant to the terms of the engagement letter, Umpqua has agreed to pay Wells Fargo Securities a fee in connection therewith. In addition, Umpqua has agreed to reimburse Wells Fargo Securities for its reasonable expenses, including attorneys’ fees, incurred in connection with its engagement and to indemnify Wells Fargo Securities and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Opinion of Humboldt’s Financial Advisor

      Keefe, Bruyette & Woods, Inc., or KBW, has acted as financial advisor to Humboldt in connection with the merger. Humboldt selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Humboldt and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

      At the March 13, 2004 Humboldt board of directors meeting, KBW reviewed the financial aspects of the proposed merger with the board of directors and rendered an oral opinion that the exchange ratio is fair to Humboldt shareholders from a financial point of view. KBW subsequently confirmed its March 13, 2004 oral opinion by delivery to the Humboldt board of directors of a written opinion as of the date of this document.

      The full text of KBW’s written opinion is attached as Appendix C to this document and is incorporated herein by reference. Humboldt’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

      KBW’s opinion is directed to the Humboldt board and addresses only the fairness, from a financial point of view, of the exchange ratio to the Humboldt shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Humboldt shareholder as to how the shareholder should vote at the Humboldt special meeting on the merger agreement or any related matter.

      In rendering its opinion, KBW:

•	reviewed, among other things:

•	the merger agreement;

•	annual reports on Form 10-K of Umpqua;

•	annual reports on Form 10-K of Humboldt;

•	quarterly reports on Form 10-Q of Umpqua;

•	quarterly reports on Form 10-Q of Humboldt; and

•	financial information made available by Humboldt management, including financial projections;

•	held discussions with members of senior management of Humboldt and Umpqua regarding:

•	past, present and future operations and financial condition of the respective companies;

•	future prospects of the respective companies; and

•	the strategic objective of the merger and certain other benefits of the merger;

•	reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Humboldt and Umpqua and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed such other analyses that it considered appropriate.

      In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not assume any responsibility to verify such information independently. KBW assumed that the financial and operating forecasts for Humboldt provided by management of Humboldt have been reasonably prepared and reflect the best estimates and judgments of senior management of Humboldt as to the future financial and operating performance of Humboldt available at that time. KBW assumed, without independent verification, that the aggregate allowances for loan losses for Umpqua and Humboldt are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Umpqua or Humboldt, and KBW did not examine any books and records or review individual credit files.

      For purposes of rendering its opinions, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of Humboldt, Umpqua or the combined entity, as the case may be, or the contemplated benefits of the merger.

      KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. Federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Humboldt common stock or Umpqua common stock will trade following the announcement of the merger or the actual value of the Umpqua common stock when issued pursuant to the merger, or the prices at which the Umpqua common stock will trade following the completion of the merger.

      In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Humboldt and Umpqua. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Humboldt board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the Humboldt board or management of Humboldt with respect to the fairness of the merger consideration.

Summary of Analyses by KBW

      The following is a summary of the material analyses presented by KBW to the Humboldt board on March 13, 2004, in connection with its oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Humboldt board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

Contribution Analysis

      KBW analyzed the relative contribution of each of Humboldt and Umpqua to certain pro forma balance sheet and income statement items of the combined entity, including assets, tangible equity, deposits, loans and estimated 2004 net income. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Humboldt assuming that Umpqua were to issue 100% stock in the transaction. The results of KBW’s analysis are set forth in the following table.

		Humboldt
Category	Umpqua	Pro Forma

2004 Estimated Net Income	70.0%	30.0%
Stockholder’s Equity	67.7%	32.3%
Tangible Equity	65.0%	35.0%
Assets	66.9%	33.1%
Deposits	67.5%	32.5%
Loans	67.7%	32.3%
Market Capitalization	68.6%	31.4%

Selected Transaction Analysis

      KBW reviewed certain financial data related to nationwide bank transactions announced from January 1, 2003 to March 12, 2004 with aggregate transaction values between $150 million and $650 million. Those transactions were as follows:

Acquiror	Acquiree

Investor Group	Centennial Bank Holdings, Inc.
BMO Financial Group	New Lenox Holding Company
Huntington Bancshares Incorporated	Unizan Financial Corporation
International Bancshares Corporation	Local Financial Corporation
South Financial Group, Inc. (The)	CNB Florida Bancshares, Inc.
Sky Financial Group Inc.	Second Bancorp Incorporated
Partners Trust Financial Group, Inc. (MHC)	BSB Bancorp, Inc.
Hanmi Financial Corporation	Pacific Union Bank
Susquehanna Bancshares, Inc.	Patriot Bank Corp.
Banknorth Group, Inc.	CCBT Financial Companies Inc.
BB&T Corporation	Republic Bancshares, Inc.
National City Corporation	Allegiant Bancorp, Inc.
Provident Bankshares Corporation	Southern Financial Bancorp, Inc.
Fulton Financial Corporation	Resource Bankshares Corporation
PNC Financial Services Group, Inc.	United National Bancorp
Wells Fargo & Company	Pacific Northwest Bancorp
Cathay Bancorp, Inc.	GBC Bancorp
Mercantile Bankshares Corp.	F&M Bancorp
F.N.B. Corp.	Charter Banking Corp.

      For the purpose of this analysis, transaction multiples from the merger were derived from the estimated $21.42 per share price of Umpqua common stock and financial data as of March 12, 2004 for Humboldt. KBW compared these results with the multiples implied by the selected transactions listed above. The results of KBW’s calculations and the analysis are set forth in the following table.

	Umpqua/		Average for
	Humboldt		Selected Bank
	Transaction		Transactions

Deal Price/Book Value	213%		257%
Deal Price/Tangible Book Value	377%		302%
Deal Price/Trailing 12 Months Earnings per Share	23.5	x	24.6	x
Deal Price/Forward 12 Months Earnings per Share	23.7	x	22.3	x
Deal Premium/Core Deposits	26.1%		25.3%

      No company or transaction used as a comparison in the above analysis is identical to Humboldt, Umpqua or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis

      KBW estimated the present value of Humboldt common stock based on a continued independence scenario by calculating the present value of the Humboldt common stock as of December 2008. For purposes of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment. KBW relied on financial projections provided by Humboldt management. The analysis resulted in a range of values from $12.70 to $29.27 per share. The range of values per share reflects the assumptions in the discounted cash flow analysis, which includes a range of annual earnings per share growth rates from 8% to 22% and a range of discount rates from 6% to 15%.

      KBW stated that the discounted cash flow present value analysis is widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Humboldt common stock.

Selected Peer Group Analysis

      KBW compared the financial performance and market performance of Umpqua to those of a group of 22 comparable bank holding companies. The group included:

Greater Bay Bancorp
UCBH Holdings, Inc.
Cathay General Bancorp, Inc.
Pacific Capital Bancorp
FirstFed Financial Corp.
Westamerica Bancorporation
East West Bancorp, Inc.
CVB Financial Corp.
Banner Corporation
First Community Bancorp
Mid-State Bancshares
Frontier Financial Corporation
Hanmi Financial Corporation
Columbia Banking System, Inc.
West Coast Bancorp
First State Bancorporation
TriCo Bancshares
Nara Bancorp, Inc.
Capital Corp of the West
Central Coast Bancorp
Western Sierra Bancorp
Heritage Commerce Corp.

      To perform this analysis, KBW used the financial information for the selected bank holding companies as of and for the quarter ended December 31, 2003. Market price information was for March 12, 2003 and earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies.

      KBW’s analysis showed the following concerning Umpqua ’s financial performance:

		Peer Group	Peer Group
Performance Measure	Umpqua	Average	Median

Return on Assets	1.20%	1.26%	1.24%
Return on Equity	10.94%	14.39%	13.56%
Net Interest Margin	4.80%	4.48%	4.51%
Efficiency Ratio	61.84%	55.87%	55.88%
Equity/Assets	10.76%	9.06%	8.67%
Tangible Equity/Tangible Assets	5.61%	7.30%	7.02%
Non-Performing Assets/Assets	0.44%	0.48%	0.44%
Loan Loss Reserves/Non-Performing Loans	241.49%	320.93%	231.63%

      KBW’s analysis also showed the following concerning Umpqua’s financial performance:

			Peer Group		Peer Group
Performance Measure	Umpqua		Average		Median

Price to Book Multiple Value per Share	1.91	x	2.61	x	2.38	x
Price to Tangible Book Multiple Value per Share	3.82	x	3.35	x	3.06	x
Price to Earnings Multiple, Trailing 12 Months Earnings per Share	17.27	x	18.95	x	18.18	x
Price to Earnings Multiple, Based on 2004 GAAP Estimated Earnings	15.87	x	16.98	x	16.42	x
Dividend Yield	0.75%		1.14%		1.07%

      As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Humboldt and Umpqua. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Humboldt and Umpqua for KBW’s own account and for the accounts of its customers.

      Humboldt and KBW have entered into an engagement agreement relating to the services to be provided by KBW in connection with the merger. Humboldt will pay to KBW at the time the merger is completed a cash fee equal to 0.75% of the market value of all consideration paid to shareholders of Humboldt (including holders of “in the money” warrants and options but excluding holders of stock appreciation rights and stock based compensation). Pursuant to the KBW engagement agreement, Humboldt also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

Merger Consideration

      When the merger is completed, Humboldt shareholders will have the right to receive one share of Umpqua common stock for each share of Humboldt common stock they own.

     Conversion of Humboldt Common Stock; Humboldt Stock Certificates

      Promptly following closing of the merger, an exchange agent will mail to each Humboldt shareholder a letter of transmittal and instructions for surrendering Humboldt stock certificates. To ensure timely receipt of Umpqua common stock, Humboldt shareholders should complete and sign the letter of transmittal and submit their stock certificates immediately upon receipt. However, certificates representing shares of Humboldt common stock should not be returned at this time.

      Following the completion of the merger and upon surrender of the certificates representing shares of Humboldt common stock registered in the shareholder’s name (or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, the exchange agent will mail to each Humboldt shareholder the Umpqua common stock to which he or she is entitled.

     Rights of Holders of Stock Certificates Prior to Surrender

      From the effective date of the merger until each Humboldt shareholder surrenders his or her stock certificates, he or she will not be paid dividends or other distributions declared or payable to holders of record of Umpqua common stock as of any time subsequent to the effective date. Each Humboldt shareholder’s rights to dividends or other distributions will be held by the exchange agent until he or she submits his or her stock certificates. No interest will be paid on dividends or distributions on the Umpqua common stock. Each

Humboldt shareholder will, however, have other rights as an Umpqua shareholder, including the right to vote on any matter submitted to shareholders for approval.

      Until completion of the merger, Humboldt shareholders will be entitled to receive Humboldt’s regular quarterly cash dividend. Humboldt has agreed not to pay any other dividends.

     Lost Certificates

      If a Humboldt shareholder’s stock certificates have been lost, stolen, or destroyed, before he or she can receive the merger consideration for the shares represented by such certificates, he or she must submit an affidavit that the certificates have been lost, stolen or destroyed and, if required, post a reasonable bond as indemnity against any claim that may be made against Umpqua with respect to such certificates.

Effective Date of the Merger

      The merger will become effective when Umpqua files articles of merger with the Oregon Secretary of State. Umpqua will file the articles of merger as promptly as practicable on or after the date upon which all the conditions to the merger are satisfied or duly waived or at such time and date as Humboldt and Umpqua agree. The parties currently anticipate that the merger will be completed during the third quarter of 2004.

Treatment of Outstanding Stock Awards

      As of April 14, 2004, there were options outstanding under various Humboldt stock incentive plans to purchase 1,260,544 shares of Humboldt common stock at exercise prices ranging from $2.63 to $17.55 per share. Additionally, there were 19,000 outstanding stock bonus awards subject to restrictions.

      When the merger becomes effective, Umpqua will assume Humboldt’s obligations with respect to each award outstanding under Humboldt’s stock incentive plans. No new awards will be made under the Humboldt plans after completion of the merger.

     Humboldt Stock Options

      After completion of the merger:

•	Each option may be exercised only for Umpqua common stock.

•	Because the exchange ratio is one to one, each option will become an option to purchase the same number of shares of Umpqua common stock as Humboldt common stock subject to such option. Following the merger, each option will continue to have the same vesting and termination schedule, except as may otherwise be provided in existing agreements with certain Humboldt executives. See “The Merger — Interests of Humboldt Directors and Officers in the Merger” and “The Merger — Commitments of Directors.”

•	The exercise price per share of the Umpqua common stock will be the same as provided in the option agreements for the purchase of Humboldt common stock.

      The above adjustments will be made in a manner that preserves the status of “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) to the extent applicable to avoid a “disqualifying disposition” of the stock underlying the incentive stock options.

      All previously outstanding Umpqua stock options will remain outstanding and are unaffected by the merger.

     Humboldt Stock Bonus Awards

      After the completion of the merger, each outstanding Humboldt stock bonus award will be converted into the right to receive an equal number of shares of Umpqua common stock and will otherwise remain subject to the same terms, conditions and restrictions as the Humboldt stock bonus award.

     Humboldt Warrants

      Holders of warrants to purchase Humboldt common stock will receive from Humboldt instructions for the exercise of their warrants prior to the completion of the merger. At the time the merger becomes effective, all unexercised warrants to purchase Humboldt common stock will be cancelled, in accordance with the terms of the warrant agreements.

Resulting Board of Directors of Umpqua

      Immediately following completion of the merger, the board of directors of the combined company will consist of thirteen directors:

•	eight current independent Umpqua directors;

•	four current independent Humboldt directors who will be selected by Umpqua from a list provided by Humboldt; and

•	Raymond P. Davis, Umpqua’s President and Chief Executive Officer.

Three of the eleven current Umpqua independent directors will resign effective on completion of the merger.

      The Umpqua board of directors is a classified board of directors with the directors serving staggered three-year terms. At the 2005 annual meeting, the directors who did not serve on the Umpqua board prior to the merger will be nominated to serve in one of the three classes for one-, two- or three-year terms.

      If a director resigns or otherwise ceases to serve as a director following the effective date of the merger and before the next annual shareholder meeting of the combined company, the Umpqua board will fill any vacancy in accordance with Umpqua’s bylaws, and as required by Oregon law, by the affirmative vote of a majority of the directors then in office. If a Humboldt director becomes unable to serve as an Umpqua director prior to completion of the merger, a replacement director will be selected by Umpqua from among the remaining Humboldt directors.

      Information regarding current Umpqua directors is set forth in the proxy statement for Umpqua’s 2004 annual meeting of shareholders, which is incorporated by reference into this document. Information regarding current Humboldt directors is set forth in Humboldt’s Annual Report on Form 10-K, which is incorporated by reference into this document. At this time, the identities of the continuing Umpqua directors and Humboldt directors joining the board have not been determined.

Interests of Humboldt Directors and Officers in the Merger

      When considering the recommendations of the Humboldt board of directors, you should be aware that members of Humboldt’s management and board of directors may be deemed to have interests in addition to, or in conflict with, your interests. The Humboldt board of directors was aware of these interests and considered them, among other matters, in approving the merger.

     Continuation of Persons as Directors and Executive Officers

      The merger agreement provides that four current Humboldt directors will serve after the effective date as directors of the combined company. See “The Merger — Resulting Board of Directors of Umpqua.” Also, certain senior executive officers of Humboldt are expected to continue as employees of Umpqua following the effective date.

     Executive Employment Agreements with Umpqua

      Umpqua has entered into employment agreements with Robert M. Daugherty and Patrick J. Rusnak to be effective immediately following completion of the merger. The agreements provide for three-year terms and annual salaries of $270,000 for Mr. Daugherty and $200,000 for Mr. Rusnak. Both executives will be eligible for perquisites available to senior officers of Umpqua and to participate in Umpqua’s incentive and equity based compensation plans. Under the agreements with Umpqua, Mr. Daugherty will be eligible to receive a performance bonus targeted at 45% of his base salary and Mr. Rusnak will be eligible to receive a performance bonus targeted at 35% of his base salary if specified goals are met.

      These Umpqua employment agreements also provide for certain benefits that Mr. Daugherty and Mr. Rusnak would have been entitled to under the executives’ employment agreements with Humboldt, which will be replaced and superceded by the Umpqua employment agreements.

      If Mr. Daugherty resigns or is terminated for cause during the first year of employment with Umpqua, he has agreed to pay Umpqua $250,000 as damages for the loss of his services. If Mr. Rusnak resigns or is terminated for cause during the first two years of employment with Umpqua, he has agreed to pay Umpqua $200,000 (if termination occurs during the first year of employment) or $100,000 (if termination occurs during the second year of employment) as damages for the loss of his services.

      With respect to Mr. Daugherty, his employment agreement incorporates the following benefits which he would have been entitled to under his employment agreement with Humboldt, under certain circumstances following a change in control:

•	accelerated vesting of all equity awards;

•	acceleration of a stock option grant to purchase 27,600 shares, originally scheduled to be granted on January 1, 2005;

•	a change in control payment equal to 2 times his base salary and bonus paid in 2003; and

•	payment of any incentive compensation earned but not yet paid.

Mr. Daugherty is also entitled to receive $100,000 if Humboldt’s stock price closes at over $17.50 per share for thirty consecutive trading days and an additional $100,000 if the stock price closes at over $21.67 per share for thirty consecutive trading days. Umpqua will contribute the change in control payment of approximately $901,084, and, if earned, the stock price incentive payments of $200,000 and any other unpaid incentive compensation to a Rabbi Trust for Mr. Daugherty’s benefit to be established with an independent third party trustee. Until termination of employment, Umpqua will credit the amounts in the Rabbi Trust with interest at Umpqua’s prime lending rate plus one percent. Upon contribution of the change in control payments, the plan will be fully funded.

      With respect to Mr. Rusnak, his employment agreement with Umpqua incorporates the following benefits which he would have been entitled to under his employment agreement with Humboldt, under certain circumstances following a change in control:

•	accelerated vesting of all equity awards;

•	a change in control payment equal to 2 times his base salary and bonus paid in 2003; and

•	payment of any incentive compensation earned but not yet paid.

Umpqua will contribute the change in control payment of approximately $525,000 and any earned, unpaid incentive compensation to a Rabbi Trust for Mr. Rusnak’s benefit to be established with an independent third party trustee. Until termination of employment, Umpqua will credit the amounts in the Rabbi Trust with interest at Umpqua’s prime lending rate plus one percent.

      Umpqua is also assuming existing employment agreements with eight other Humboldt executives. The agreements provide for terms expiring between September 2004 and June 2005, and are automatically renewed for successive one-year terms. Salaries under the agreements range from $90,326 to $160,000. If any of these executives’ employment is terminated except “for cause,” or if the executive leaves “for good reason,”

within one year after a change-in-control, or if Umpqua elects not to renew the executive’s employment during the first year after the change-in control, the executive will be entitled to:

•	acceleration of vesting of all stock options;

•	a cash payment equal to either one or two years’ salary within forty-five days of termination; and

•	any incentive compensation earned but not paid.

      The aggregate amount of cash severance payable under the existing Humboldt agreements for the eight Humboldt executives (excluding Messrs. Daugherty and Rusnak) is approximately [$            ] million. Possible reasons for the executive leaving “for good reason” include, among others, failure of Umpqua to assume the responsibilities of the employment agreement, a material reduction in compensation, a material reduction in title or responsibilities, or relocation.

     Equity-Based Awards

      Humboldt stock options issued to directors and officers that are outstanding as of the completion of the merger will continue to be outstanding but thereafter will constitute options to acquire shares of Umpqua common stock for the same number of shares of Umpqua common stock underlying the options and with the same exercise prices. Mr. Daugherty’s and Mr. Rusnak’s unvested equity-based awards will become fully vested upon completion of the merger. Assuming the merger is completed by September 30, 2004, the number of unvested stock options to acquire shares of Humboldt common stock and the number of shares of Humboldt restricted stock held by the following executive officers that will become fully vested or free of restrictions and deemed earned in full upon completion of the merger is as follows:

•	Mr. Daugherty — 60,000 option shares; and

•	Mr. Rusnak — 2,000 stock bonus award shares.

Other Humboldt officers are entitled to accelerated vesting only if Umpqua elects not to renew their employment agreements, or they are terminated following the merger without cause or terminate their employment for good reason. The non-employee directors of Humboldt do not hold any stock options or other equity-based awards that will vest or become free of restrictions as a result of completion of the merger.

     Indemnification; Officers’ and Directors’ Insurance

      Umpqua has agreed to indemnify and hold harmless, to the fullest extent permitted under applicable law, Humboldt’s present and former directors and employees with a position of Senior Vice President and higher at Humboldt or a Humboldt subsidiary, against costs or expenses incurred in connection with a claim arising out of matters occurring prior to the completion of the merger. Umpqua is not required to indemnify any party if such party acted in bad faith and not in Humboldt’s best interests.

      Umpqua has also agreed to maintain Humboldt’s existing directors’ and officers’ liability insurance for a period of three years following completion of the merger, or if the cost of such insurance exceeds $300,000, then for such period that can be purchased for $300,000.

Commitments of Directors

      Each director of Umpqua and thirteen of Humboldt’s fifteen directors then voting (there now exists one vacancy on the Humboldt board) have expressly agreed to vote all of his or her shares for approval of the merger agreement. Each such director has agreed to recommend (subject to his or her fiduciary duties) approval of the merger agreement by their respective shareholders. Further, except with the consent of Umpqua, twelve of the fourteen non-employee directors of Humboldt have agreed that, for two years following service on the board of directors of Humboldt, he or she will not serve as a director, founder, officer or employee with any insured depository (other than Umpqua or its affiliates) with branches in the counties in which Humboldt Bank has branches on the date the merger is completed.

Resales of Stock by Affiliates

      The Umpqua common stock to be issued in the merger will be freely transferable by Humboldt shareholders. However, Humboldt affiliates (controlling persons), such as all directors, executive officers and holders of more than 10% of Humboldt’s outstanding stock immediately prior to the merger, may not sell their Umpqua shares received in the merger:

•	except pursuant to an effective registration statement under the Securities Act of 1933, as amended;

•	except pursuant to the provisions of Rules 144 and 145(d) under the Securities Act of 1933, as amended; or

•	unless an opinion of counsel reasonably satisfactory to Umpqua states that those shares may be sold pursuant to an exemption from registration.

Material United States Federal Income Tax Consequences of the Merger

      The following describes the anticipated, material United States federal income tax consequences of the merger to Humboldt shareholders. This discussion addresses only Humboldt shareholders who hold their stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the federal income tax considerations that may be relevant to Humboldt shareholders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that use a mark-to-market method of accounting;

•	persons who are not citizens or residents of the United States;

•	shareholders who hold their shares as part of a hedge, straddle or other risk-reduction transaction; or

•	shareholders who acquired their Humboldt common stock through stock options or otherwise as compensation.

In addition, this discussion does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase Humboldt common stock in anticipation of the merger. The discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document, all of which are subject to change, possibly with retroactive effect.

      You are urged to consult your own tax advisors regarding the tax consequences to you of the merger based on your own circumstances, including the effect of the alternative minimum tax and any state, local and foreign taxes.

     Tax Consequences of the Merger

      The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986. It is a condition to Umpqua’s and Humboldt’s obligation to complete the merger that the parties receive an opinion from Foster Pepper Tooze LLP, counsel to Umpqua, dated as of the closing date of the merger, that the merger will be treated as a reorganization within the meaning of Section 368(a). The opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion will be based upon facts and assumptions, and on specific representations and assurances made by Umpqua and Humboldt. Neither Umpqua nor Humboldt has requested or intends to request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger.

      The Foster Pepper Tooze LLP opinion will state that:

•	the merger agreement will qualify as a reorganization within the meaning of Section 368(a);

•	the parties to the agreement and to the plans of merger will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

•	no taxable gain or loss will be recognized by Umpqua, Umpqua Bank, Humboldt or Humboldt Bank as a result of the merger; and

•	no taxable gain or loss will be recognized by Humboldt shareholders who exchange all of their shares of Humboldt common stock for Umpqua common stock in the merger.

     Consequences to Humboldt Shareholders

      If you are a Humboldt shareholder, you will not recognize taxable gain or loss to the extent you receive Umpqua common stock in exchange for your shares. The aggregate tax basis of the Umpqua common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Humboldt common stock you exchange, increased by the amount of gain recognized in the merger, if any. The holding period of Umpqua common stock you receive as a result of the exchange will include the holding period of the Humboldt common stock you exchange.

Accounting Treatment

      The merger will be accounted for as a “purchase” under accounting principles generally accepted in the United States, for accounting and financial reporting purposes. Under purchase accounting, Humboldt’s assets and liabilities will be recorded at their respective fair values as of the closing date of the merger and added to Umpqua’s assets and liabilities. Financial statements and reported results of operations of Umpqua after the closing date would reflect these values, but would not be restated retroactively to reflect the historical financial position or results of operations of Humboldt. Any excess of the purchase price over the fair values of Humboldt’s assets and liabilities will be recorded as goodwill, which may be charged off against earnings in the future if the goodwill is subsequently determined to be impaired in accordance with applicable accounting rules. The goodwill will be tested for impairment on at least an annual basis.

DISSENTERS’ APPRAISAL RIGHTS

Umpqua

      Under Oregon law, Umpqua shareholders do not have the right to dissent from the merger and obtain payment for the appraised value of their shares.

Humboldt

      Under California law, Humboldt shareholders have the right to dissent from the merger and to have the appraised fair market value of their shares of Humboldt common stock paid to the dissenting shareholders in cash if demands are made for payment with respect to 5% or more of the outstanding shares of the common stock of Humboldt. Sections 1300 through 1312 of the California General Corporation Law, or CGCL, are attached hereto as Appendix E. The description of dissenters’ rights contained in this document is qualified in its entirety by reference to Chapter 13 (commencing with Section 1300) of the CGCL. In order for a Humboldt shareholder to exercise dissenters’ rights, he or she must make a written demand upon Humboldt, as provided in the CGCL, which must be received Humboldt not later than the date of the special meeting of shareholders of Humboldt, he or she must not vote for the approval of the principal terms of the merger, and he or she must comply with such other procedures as are required by the CGCL, as more fully described below. Failure to send such notice, to vote against the merger or to follow such other procedures will result in a waiver of his or her dissenters’ rights.

      Any documents delivered to Humboldt before the merger may be sent to Patrick J. Rusnak, Secretary, Humboldt Bancorp, 2998 Douglas Boulevard, Suite 330, Roseville, California 95661.

      If no instructions are indicated on proxies received by Humboldt, such proxies will be voted for the proposal to approve the merger at the special shareholders’ meeting of Humboldt. If you return your proxy without instructions, which will result in a vote for the approval of the principal terms of the merger, you will not be entitled to dissenters’ rights.

      In the event that the merger is approved by the shareholders of Umpqua and Humboldt, but demands are made for payment with respect to 5% or more of the outstanding shares of the common stock of Humboldt and a Humboldt shareholder objects to the merger as a dissenting shareholder of Humboldt, he or she will be entitled to payment of the fair market value of his or her shares as of March 12, 2004 (the last trading day before the public announcement of the merger); provided that:

•	such shares were outstanding immediately prior to the date for the determination of shareholders entitled to vote on the merger;

•	he or she did not vote his or her shares for the approval of the principal terms of the merger;

•	he or she made a demand for purchase in cash of his or her shares at their fair market value as of March 12, 2004; and

•	he or she submit certificates representing his or her shares for endorsement, all in accordance with Section 1302 of the CGCL.

      Humboldt shareholders wishing to exercise dissenters’ rights must:

•	make a written demand for purchase of his or her shares and for payment on his or her shares in cash of their fair market value as of March 12, 2004;

•	have his or her demand received by Humboldt on or before the date of the Humboldt shareholders’ meeting;

•	state the number and class of the shares held of record by him or her that he or she demand that Humboldt purchase; and

•	state what he or she claims to be the fair market value of his or her shares as of March 12, 2004.

The statement of fair market value constitutes an offer by him or her to sell his or her shares at such price. He or she may not withdraw such demand unless Humboldt consents thereto. A proxy or vote against the approval of the principal terms of the merger does not in itself constitute a demand for his or her shares.

      If a Humboldt shareholder holds dissenting shares, Humboldt will mail to him or her a notice of the approval of the merger by the shareholders of Humboldt within ten days after the date of such approval, accompanied by

•	a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL;

•	a statement of the price determined by Humboldt to represent the fair market value as of March 12, 2004 of the dissenting shares; and

•	a brief description of the procedure to be followed if he or she desires to exercise his or her dissenters’ rights under such sections.

The statement of price constitutes an offer by Humboldt to purchase at the price stated such dissenting shares.

      A Humboldt shareholder who wishes to exercise dissenters’ rights must submit to Humboldt at its principal office or at the office of its transfer agent the certificates representing any shares that he or she is demanding that the corporation purchase, for endorsement as dissenting shares, within 30 days after the date on which notice of approval of the merger by Humboldt shareholders was mailed to him or her.

      If Humboldt denies that shares submitted to it as dissenting shares are dissenting shares, or if Humboldt and a dissenting shareholder fail to agree on the fair market value of his or her shares, then either the dissenting shareholder or Humboldt may file a complaint in the superior court of the proper county in California requesting that the court determine such issue. Such complaint must be filed within six months after the date on which notice of the approval of the merger is mailed to such dissenting shareholder.

      On trial of the action, the court will first determine if the shares are dissenting shares, and if so determined, the court will either determine the fair market value or appoint one or more impartial appraisers to do so. If both Humboldt and a dissenting shareholder fail to file a complaint within six months after the date on which notice of the approval of the merger was mailed to such dissenting shareholder, his or her shares will cease to be dissenting shares. In addition, if a dissenting shareholder transfers his or her shares prior to their submission for the required endorsement, such shares will lose their status as dissenting shares.

      Failure to take any necessary step will result in a termination or waiver of dissenters’ rights under Chapter 13 of the CGCL. A person having a beneficial interest in Humboldt common stock that is held of record in the name of another person, such as a trustee or nominee, must act promptly to cause the record holder to follow the requirements of Chapter 13 of the CGCL in a timely manner if such person elects to demand payment of the fair market value of such shares.

THE MERGER AGREEMENT

      The following describes aspects of the merger, including material terms of the merger agreement. The description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Appendix A and is incorporated by reference in this document. We urge you to carefully read the merger agreement.

Representations and Warranties

      Each of Umpqua and Humboldt have made representations and warranties regarding, among other things:

•	corporate matters, including due organization, existence under state law, and general corporate power and authority;

•	capitalization;

•	authority relative to execution and delivery of merger agreement and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and third-party approvals;

•	timely filing, accuracy and completeness of reports filed with the SEC, FDIC and other regulatory entities;

•	information to be supplied for inclusion in this document;

•	the absence of undisclosed liabilities;

•	insurance coverages;

•	validity of, and the absence of defaults under, material contracts;

•	the absence of material changes or events since December 31, 2003;

•	compliance with applicable law including lending laws and regulations;

•	tax matters;

•	legal proceedings; and

•	environmental matters.

      Humboldt made additional representations and warranties to Umpqua regarding, among other things, its:

•	employee benefits and its relationship with its employees;

•	intellectual property;

•	no broker’s or finder’s fees except for fees and costs of Keefe, Bruyette & Woods, Inc.

•	real property;

•	the absence of joint ventures; and

•	outstanding commitments.

Covenants and Other Agreements

Conduct of Business Pending the Merger

      Umpqua and Humboldt have agreed that, prior to the effective date, except with the consent of the other party, each will:

•	continue to conduct its business only in the ordinary course;

•	use reasonable efforts to preserve its present business organization, retain its employees, and preserve the goodwill of all customers and other persons with whom it has business dealings;

•	timely file all governmental reports;

•	timely file tax returns and pay taxes;

•	use reasonable efforts to apply for and receive all approvals required for completion of the merger;

•	call a special meeting of shareholders to vote on the merger; and

•	provide access to the other party to its premises, books, files and records.

      Umpqua and Humboldt are specifically permitted to pay regular quarterly cash dividends in accordance with past practice. Umpqua is also permitted to repurchase up to 1,000,000 shares of Umpqua common stock in accordance with its share repurchase program undertaken in compliance with SEC Rule 10b-18 and Regulation M. Umpqua has agreed to suspend repurchases during the period beginning one day before this document is mailed to shareholders and ending upon the closing of the merger.

Additional Covenants of Humboldt

      Humboldt has also specifically agreed to:

•	promptly pay all accounts payable upon receipt of billings including legal, financial advisory and accounting services;

•	deliver board minutes and committee reports to Umpqua;

•	approve the plan of merger for Humboldt Bank and Umpqua Bank;

•	charge off all loans deemed to be uncollectible prior to the closing;

•	maintain, at the closing date of the merger, a loan loss reserve of not less than 1.70% of the total lease and loan receivables;

•	notify Umpqua of renewals or modifications of loans to borrowers on Humboldt’s watch list;

•	notify Umpqua of commitments or modifications to agreements or arrangements, which alone or together with all similar arrangements exceeds $250,000, with any director or officer of Humboldt or Humboldt Bank; and

•	provide all information necessary to prepare this document.

Additional Covenants of Umpqua

      Umpqua has also specifically agreed to:

•	register shares of Umpqua common stock to be issued to Humboldt shareholders and file a listing application with the Nasdaq National Market System covering such securities;

•	take all actions necessary to appoint the four Humboldt directors to its board following completion of the merger;

•	indemnify and hold harmless, to the fullest extent permitted under applicable law, Humboldt’s present and former directors and employees with a position of Senior Vice President and higher at Humboldt or a Humboldt subsidiary against costs or expenses incurred in connection with a claim arising out of matters occurring prior to the completion of the merger; and

•	maintain Humboldt’s existing officers’ and directors’ liability insurance for a period of three years following completion of the merger, or if the cost of such insurance exceeds $300,000, then for such period that can be purchased for $300,000.

Negative Covenants

      Umpqua and Humboldt have agreed that, without the consent of the other party, neither party will:

•	amend its articles of incorporation or bylaws or its respective subsidiaries’ articles or bylaws;

•	declare any dividend other than regular quarterly cash dividends in accordance with past practice;

•	redeem, repurchase or otherwise acquire its stock other than pursuant to Umpqua’s share repurchase program;

•	engage in any activity outside the ordinary course of business that could reasonably be expected to have a material adverse effect on their respective businesses;

•	knowingly violate any applicable law or regulation;

•	act in a manner that causes it to fail to comply with regulatory orders or permits;

•	violate, default or breach any contract or agreement that is material to its business; or

•	take any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

      In addition, Humboldt has agreed, without first obtaining the consent of Umpqua, not to:

•	adopt any unusual or novel management, lending, personnel, accounting, marketing or investment policies or otherwise materially change its business practices;

•	commit to any shareholder distributions other than ordinary quarterly cash dividends in accordance with past practices;

•	borrow funds outside the ordinary course of its business;

•	sell or lease property or assets outside the ordinary course of its business;

•	increase compensation payable to any officer, director, employee or agent, other than:

•	annual salary and bonus increases made in the ordinary course of business not exceeding 5% in the aggregate or 6% for any individual employee;

•	merit increases in the ordinary course of business consistent with past practices; or

•	in connection with retail incentive bonuses awarded, in a manner consistent with past practices.

•	enter into any employment contract for a period greater than 30 days or providing for severance payments upon termination of employment or upon the occurrence of any other event;

•	make or commit to any stay, retention or conversion bonus except as may be agreed to by Umpqua;

•	make any material change in any employee benefit plan;

•	acquire control or ownership interests in any other corporation or other entity except in the ordinary course of business through foreclosure or transfer in lieu of foreclosure;

•	make any payment in excess of $250,000 in settlement of any pending or threatened legal proceeding;

•	engage in any activity that would result in the breach of any representation or warranty under the merger agreement or the failure of a condition of closing within Humboldt’s control;

•	acquire, open or close any office or branch;

•	make any capital expenditures in excess of $250,000;

•	make, renew or materially modify any loan or series of loans or commitments over $3,500,000;

•	extend the maturity of any loan risk-rated substandard or worse beyond March 31, 2005 or six months following the effective date of the merger, whichever is later;

•	extend the maturity of any loan on non-accrual beyond December 31, 2004 or three months following the effective date of the merger, whichever is later; or

•	sell investment securities at a gain except as necessary to provide liquidity, in accordance with past practices.

Affiliate Agreements

      Humboldt has agreed to deliver to Umpqua agreements signed by each of its affiliates requiring each such person to dispose of his or her shares of an Umpqua common stock acquired in the merger only in compliance with the Securities Act of 1933.

Employment Matters

      Umpqua entered into employment agreements with Mr. Daugherty and Mr. Rusnak, to be effective after the merger. See “The Merger — Interests of Humboldt Directors and Officers in the Merger.”

      Umpqua has agreed to provide Humboldt employees who become Umpqua employees with compensation and benefits packages and employment terms no less favorable, in the aggregate, than those made available to Umpqua and Umpqua Bank employees of similar tenure and with similar responsibilities. For purposes of vacation benefits and participation in Umpqua bonus plans, profit sharing plans and arrangements, or similar benefits, Humboldt employees will receive credit for their prior service with Humboldt. Humboldt employees will be entitled to participate in Umpqua bonus compensation plans and awards following the effective date of the merger. In addition, Humboldt employees will receive benefits under Humboldt bonus and retirement plans for 2003.

No Solicitation

      The merger agreement provides that neither Humboldt, Humboldt Bank nor their officers, directors or agents may initiate contact with any person or entity in an effort to solicit a merger, acquisition proposal or similar transaction with a party other than Umpqua. Humboldt may not provide non-public information to any other person in connection with a possible alternative transaction, except to the extent specifically authorized by its board of directors in the good faith exercise of its fiduciary duties based upon advice of its legal counsel. Humboldt must notify Umpqua if it receives any alternative acquisition proposal.

Conditions to Complete the Merger

      The merger is subject to conditions set forth in the merger agreement. In the event the merger has not been completed by October 31, 2004, or Humboldt or Umpqua shareholders have not approved the merger by September 30 2004, either party may terminate the merger agreement. See “The Merger Agreement — Termination” below.

      The merger can only occur if:

•	each of Humboldt’s and Umpqua’s shareholders approve the merger agreement; and

•	Umpqua and Humboldt procure all required regulatory consents, orders and approvals, and satisfy legal requirements of regulators including the Federal Reserve Board, the FDIC, the Director of the Oregon Department of Consumer and Business Services, and the California Department of Financial Institutions.

Umpqua has filed applications or waiver requests with all regulatory agencies and expects to receive the necessary approvals in due course.

      Each party’s respective obligations are conditioned on satisfaction by the other party of its obligations under the merger agreement and the above-mentioned conditions. The following additional conditions must be satisfied, or waived where permissible, and events must occur before the parties will be obligated to complete the merger:

•	the representations and warranties given by each party are true in all material respects as of the effective date of the merger;

•	each party has received an opinion from their respective financial advisors, updated immediately before this document is mailed to shareholders, to the effect that the consideration to be paid, in the case of Umpqua, or the exchange ratio, in the case of Humboldt, is fair to shareholders from a financial point of view;

•	each party has received an opinion of Foster Pepper Tooze LLP as to the tax treatment of the merger;

•	each party has complied in all material respects with its covenants in the merger agreement;

•	there has been no material adverse change in the business or financial condition of either party since December 31, 2003;

•	each party has received a certificate of the other party’s President and Chief Financial Officer certifying the fulfillment of conditions to completion of the merger;

•	there are no actions or proceedings commenced or threatened against any party to restrain, prohibit or invalidate the merger or restrict the operations of the business of the parties;

•	there is no banking moratorium or other suspension of payment by banks in the United States; and

•	the SEC issues an order of registration relating to the shares of Umpqua common stock to be issued in the merger to Humboldt shareholders.

Waiver of Conditions

      The merger agreement provides that Humboldt or Umpqua may waive any condition precedent to its own obligations under the merger agreement, including any default in the performance of any obligation of the other party, and may waive the time for compliance or fulfillment of any obligation of the other party, provided that such a waiver is permitted by law.

Amendment

      The merger agreement may be amended at any time prior to the effective date upon approval of each party’s board of directors, except that amendments that increase the amount or modify the form of consideration to be received by the Humboldt shareholders must be approved by Umpqua shareholders and amendments that decrease the amount or modify the form of consideration to be received by the Humboldt shareholders must be approved by Humboldt shareholders.

Termination

      The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective date:

•	by the mutual consent of both Humboldt and Umpqua for any reason;

•	by either Humboldt or Umpqua if shareholders of Humboldt or Umpqua shall not have approved the merger prior to September 30, 2004;

•	by either Humboldt or Umpqua any time after October 31, 2004, if the merger has not been consummated by that date through no fault of the terminating party;

•	by either Humboldt or Umpqua in the event of a material misrepresentation or material breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement; or

•	by Humboldt upon a determination by its board of directors that such action is required in order for the directors to comply with their fiduciary duties.

Effect of Termination

      If the merger agreement is terminated by the mutual consent of both parties, or either party terminates because the merger has not been completed by October 31, 2004, through no fault of the terminating party, the merger agreement will be void and neither party will have any liability as a result of the termination.

      Humboldt must pay Umpqua’s reasonable expenses up to $500,000 if:

•	either party terminates the merger agreement due to the failure of Humboldt’s shareholders to approve the merger by September 30, 2004 (provided that no failure or any covenant, condition, representation or warranty on the part of Umpqua shall have contributed to the failure of Humboldt’s shareholders to approve the merger);

•	Umpqua terminates the merger agreement due to Humboldt’s material misrepresentation or breach; or

•	Humboldt terminates the merger agreement pursuant to a determination by its board that such action is required in order for the directors to comply with their fiduciary duties.

      Umpqua must pay Humboldt’s reasonable expenses up to $500,000 if:

•	either party terminates the merger agreement due to the failure of Umpqua’s shareholders to approve the merger by September 30, 2004, provided that no failure of any covenant, condition, representation or warranty on the part of Humboldt shall have contributed to the failure of Umpqua’s shareholders to approve the merger; or

•	Humboldt terminates the merger agreement due to Umpqua’s material misrepresentation or breach.

      In addition, if either Umpqua or Humboldt terminates the merger agreement as a result of the other party’s willful failure to comply with any of such party’s material covenants in the agreement, the breaching party will pay the terminating party an additional $3.5 million.

      Humboldt must pay a $10 million termination fee (less any amounts already paid) to Umpqua if Humboldt terminates the merger agreement and enters into an alternative acquisition transaction prior to December 31, 2005 and the alternative acquisition transaction had been proposed prior to or at the time of Humboldt’s special shareholder meeting concerning the merger with Umpqua, provided that Umpqua must have complied with its covenants in the merger agreement and must have satisfied certain of its conditions to the closing of the merger. If, in connection with the termination of the merger agreement, Humboldt pays any of Umpqua’s expenses or pays the additional $3.5 million to Umpqua as a result of Humboldt’s material breach of the agreement, the $10 million termination fee will be reduced by such payments.

      If Umpqua receives a $10 million termination fee it will waive its rights to exercise its option under the stock option agreement. See “Umpqua Stock Option Agreement”.

Expenses

      The merger agreement provides, in general, that each party will pay its own expenses in connection with the merger, including fees and expenses of its own financial and other consultants, accountants and legal counsel except under termination events as discussed above. Upon completion of the merger, other expenses, including severance payments, will be paid by Umpqua.

UMPQUA STOCK OPTION AGREEMENT

      At the time the parties signed the merger agreement, Humboldt and Umpqua executed a stock option agreement pursuant to which Humboldt granted to Umpqua an option to purchase, under specified conditions, 3,022,666 authorized but unissued shares of Humboldt common stock, which represent approximately 19.8% of the shares of Humboldt common stock currently outstanding. The number of shares and the option price under the stock option agreement would be proportionately adjusted in the event of any stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, or the like, relating to Humboldt. The parties entered into the stock option agreement to increase the likelihood that the merger will be consummated by making it more difficult and more expensive for another person to control or acquire Humboldt. The stock option agreement gives Umpqua the right to purchase the shares at a price of $18.00 per share in cash. The number of shares to which Umpqua is entitled under this stock option may be reduced so that the cash benefit from exercising the options together with any termination fee paid to Umpqua does not exceed $13,400,000.

      Umpqua could exercise the option in whole or in part, subject to regulatory approval and certain notice requirements, if:

•	Humboldt enters into an agreement, or its board recommends to its shareholders or enters into an agreement other than the merger agreement with Umpqua, pursuant to which any entity, person or group would:

•	merge or consolidate with Humboldt and Humboldt shareholders would hold less than 50% of the stock of the surviving entity;

•	acquire 50% or more of the assets or liabilities of Humboldt or Humboldt Bank; or

•	purchase or otherwise acquire securities representing 50% or more of the voting shares of Humboldt or Humboldt Bank;

•	any person (other than Umpqua or any of its affiliates who does not own, as of the date of the stock option agreement, 10% of Humboldt) acquires beneficial ownership of Humboldt securities which, when aggregated with all other Humboldt securities owned by such person, represents 15% or more of the voting securities of Humboldt (or 25% or more if the transaction does not result in and is not presumed to constitute “control”, as defined under Section 7(j)(1) of the Federal Deposit Insurance Act or the Federal Reserve Board determines pursuant to 12 CFR § 225.41(c)(2) that a presumption of control does not exist with respect to the transaction); or

•	Humboldt’s board fails to recommend or withdraws its prior recommendation of the merger for any reason other than:

•	withdrawal by KBW of its fairness opinion where such withdrawal is for reasons other than an alternative acquisition proposal;

•	termination of the merger agreement by mutual consent of both parties;

•	termination of the merger agreement because Umpqua’s and Humboldt’s shareholders have not approved the merger by September 30, 2004 unless Humboldt enters into an alternative acquisition proposal prior to December 31, 2005 that had been publicly announced prior to the Humboldt shareholder meeting relating to the merger with Umpqua or enters into an alternative acquisition proposal within six months after termination of the merger agreement;

•	termination of the merger agreement because the merger has not become effective by October 31, 2004;

•	termination by Humboldt because of a material breach or material misrepresentation by Umpqua not cured within 30 days;

•	the shareholders of Humboldt fail to approve the merger after any person:

•	announces publicly or communicates in writing an alternative acquisition transaction; or

•	publicly communicates an intention to acquire 50% or more of the voting shares of Humboldt or elect a majority of its board of directors from persons who are not presently directors of Humboldt.

      Umpqua cannot exercise the stock option if:

•	any applicable and required governmental approvals have not been obtained with respect to the option;

•	at the time of exercise Umpqua or Umpqua Bank is failing in any material respect to perform under the merger agreement; or

•	Umpqua elects to receive the $10 million termination fee provided for in the merger agreement; see “The Merger — Termination.”

INFORMATION ABOUT UMPQUA

      Umpqua is an Oregon corporation formed in March 1999 and headquartered in Portland, Oregon. At that time, Umpqua acquired all of the outstanding shares of South Umpqua Bank, an Oregon state-chartered bank formed in 1953. South Umpqua Bank became Umpqua Bank in December 2000 and is headquartered in Roseburg, Oregon. Umpqua became a financial holding company in March 2000 under the Gramm-Leach-Bliley Act.

      Through a succession of mergers with VRB Bancorp, Linn–Benton Bank and Independent Financial Network, Inc. in 2000 and 2001, Umpqua expanded its footprint in southern Oregon, the Oregon coast and north along the I-5 corridor in the Willamette Valley. On November 15, 2002, Umpqua completed a merger with Centennial Bancorp, the holding company of Centennial Bank. Centennial Bank operated 22 branches in Eugene, Springfield, Cottage Grove, and Salem, Oregon, and in the Portland, Oregon metropolitan area including Vancouver, Washington. The Centennial merger increased assets by about $840 million and Umpqua successfully integrated Centennial into its operations during 2003.

      Umpqua engages primarily in the business of commercial and retail banking and the delivery of retail brokerage services. Umpqua provides a wide range of banking, asset management, mortgage banking and other financial services to corporate, institutional and individual customers through its wholly owned banking subsidiary Umpqua Bank. Umpqua engages in the retail brokerage business through its wholly owned subsidiary Strand, Atkinson, Williams & York, Inc. (“Strand Atkinson”). Umpqua also has five subsidiaries formed for the sole purpose of issuing trust preferred securities.

      Umpqua Bank is one of the most innovative community banks in the United States, combining a retail product delivery approach with an emphasis on quality-assured personal service. Umpqua Bank is the largest community bank in the state of Oregon, currently operating 64 stores in Benton, Clackamas, Coos, Curry, Douglas, Jackson, Josephine, Lane, Lincoln, Linn, Marion, Multnomah and Washington Counties in Oregon and in Clark County, Washington. At December 31, 2003, Umpqua Bank had assets of over $2.9 billion and deposits of approximately $2.4 billion.

      Since 1995, Umpqua Bank transformed from a traditional community bank into a community-oriented financial services retailer by implementing a variety of retail marketing strategies to increase revenue and differentiate itself from its competition.

      Strand Atkinson is a registered broker-dealer and investment advisor with offices in Portland, Salem, Eugene, Roseburg and Medford, Oregon, and Kalama, Washington, and offers a full range of investment products and services including:

•	Stocks

•	Fixed Income Securities (municipal, corporate and government bonds, CDs, money market instruments)

•	Mutual Funds

•	Annuities

•	Options

•	Retirement Planning

•	Money Management Services

•	Life Insurance, Disability Insurance and Medical Supplement Policies

      Umpqua’s objective is to become the leading community-oriented financial services retailer throughout the Pacific Northwest including Northern California. It plans to expand its market from Seattle to Sacramento, primarily along the I-5 corridor.

INFORMATION ABOUT HUMBOLDT

Company History

      Humboldt’s principal subsidiary, Humboldt Bank, was founded as a community-oriented bank in Eureka, California in 1989. Although the bank grew in terms of assets, deposits and profitability during the early 1990s, the limited population and economic growth prospects for Humboldt County placed significant constraints on future growth potential of the bank. In light of these limitations, Humboldt entered into several non-traditional businesses during the 1990s, including merchant bankcard processing, ATM funding and small-ticket leasing. Humboldt also expanded its community bank business during the 1990s by purchasing branches of other financial institutions and the formation of a de novo bank in Roseville, California (Capitol Valley Bank) and continued in 2000 and 2001 with the acquisitions of Capitol Thrift & Loan and Tehama Bancorp, respectively.

      During 2001, Humboldt initiated the wind-down of its leasing subsidiary and incurred an after-tax loss of approximately $14 million in connection with the discontinuation of leasing operations. Also, during 2001, Humboldt decided to exit the ATM funding business after incurring a theft-related after-tax loss of approximately $850,000.

      In April 2002, Robert M. Daugherty was appointed as president and chief executive officer of Humboldt, replacing Theodore S. Mason, who retired. Prior to his retirement, Mr. Mason had initiated a strategic review of Humboldt’s operations and business. The review, which was completed in June 2002, resulted in a recommendation that Humboldt return its focus to community banking and exit its sole remaining non-traditional business line, merchant bankcard processing.

      Although Humboldt’s merchant bankcard operation had grown significantly since inception and was a significant component of Humboldt’s net income, Humboldt’s board of directors unanimously agreed that a plan to return to a community banking focus was in the best long-term interests of Humboldt’s shareholders. In June 2002, Humboldt engaged an investment banking firm to facilitate the sale of its merchant bankcard operations. This process was concluded on March 13, 2003. Humboldt recognized an after-tax gain on the sale of $17.3 million during the first quarter of 2003. In January 2004, Humboldt completed its acquisition of California Independent Bancorp, the holding company for Feather River State Bank.

Business of Humboldt

      Humboldt is a California corporation registered under the Bank Holding Company Act of 1956. Humboldt’s principal operating subsidiary is Humboldt Bank, which was founded in 1989 and operates under a charter issued by the State of California. During 2002, Humboldt merged three of its subsidiaries, Tehama Bank, Capitol Valley Bank and Capitol Thrift & Loan into Humboldt Bank. In March 2004, Humboldt merged Feather River State Bank into Humboldt Bank. Humboldt also has five subsidiaries formed for the sole purpose of issuing trust preferred securities. Humboldt Bank has one subsidiary, HB Investment Trust, which was formed in December 2001 as a real estate investment trust organized under the laws of the State of

Maryland. Humboldt Bank owns all of the outstanding common stock of HB Investment Trust and is the sole contributor of real estate assets.

      Humboldt Bank has nine full-service branches, located in Eureka (two branches), Fortuna, Arcata, McKinleyville, Willow Creek, Weaverville, Garberville and Ukiah. Capitol Valley Bank, which operates as a division of Humboldt Bank, has two full-service branches located in Roseville and one in Napa. Feather River State Bank, which operates as a division of Humboldt Bank, has eight full-service branches, located in Yuba City, Marysville, Colusa, Arbuckle, Wheatland, Woodland and Lincoln. Tehama Bank, which operates as a division of Humboldt Bank, has seven full-service branches, located in Chico (two branches), Los Molinos, Orland, Red Bluff, Redding and Willows. Humboldt Bank and its divisions serve 13 California counties: Butte, Colusa, Glenn, Humboldt, Mendocino, Napa, Placer, Shasta, Sutter, Tehama, Trinity, Yolo and Yuba.

      As of December 31, 2003, Humboldt had total consolidated assets of approximately $1.04 billion, total loans of approximately $765 million, total deposits of approximately $823 million and total shareholders’ equity of approximately $96.9 million. As of December 31, 2003, Humboldt on a consolidated basis had a total of 377 full time equivalent employees.

      As of December 31, 2003, California Independent Bancorp had total consolidated assets of approximately $401 million, total loans of approximately $202 million and total deposits of approximately $342 million.

      Additional information with respect to Humboldt and California Independent Bancorp is included in the documents incorporated by reference into this proxy statement-prospectus. See “Where You Can Find More Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma condensed combined financial information and explanatory notes give effect to the merger of Umpqua and Humboldt on a purchase accounting basis. The unaudited pro forma condensed combined balance sheet assumes the merger took place on December 31, 2003. The unaudited pro forma condensed combined statement of income assumes the merger was consummated as of the beginning of the period presented. The pro forma financial statements also include the pro forma effect of Humboldt’s merger with California Independent Bancorp, which was effected in January 2004.

      These unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Umpqua, Humboldt and California Independent Bancorp incorporated by reference into this joint proxy statement — prospectus. See “Incorporation of Documents by Reference.”

      The unaudited pro forma condensed combined statement of income is not necessarily indicative of operating results which would have been achieved had the merger been consummated as of the beginning of the period presented and should not be construed as representative of future operations.

      The unaudited pro forma condensed combined financial information has been prepared under the purchase method of accounting and is based on the historical consolidated financial statements of Umpqua, Humboldt and California Independent Bancorp. Certain amounts in the historical consolidated financial statements of Humboldt and California Independent Bancorp have been reclassified to conform to Umpqua’s historical consolidated financial presentation. Discontinued operations of Humboldt have been excluded. The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of Humboldt at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Humboldt’s tangible, and identifiable intangible, assets and liabilities as of the completion date. The final purchase accounting adjustments and integration charges may be different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, executory contracts and other items of Humboldt as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield or amortization of the adjusted assets or liabilities. These estimates are forward-looking. Results could vary materially from these estimates if future developments differ from the assumptions used by management to determine the estimates. For additional factors that may cause actual results to differ, see “Risk Factors” on page      .

     Merger and Integration Costs

      In connection with the Umpqua/ Humboldt merger, the combined company expects to incur pre-tax merger-related costs of $11.0 million, the majority of which is expected to be capitalized in the purchase price.

      These amounts, net of tax, have been reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2003. These adjustments are not reflected in the unaudited pro forma condensed combined statements of income, as they are not expected to have a continuing impact on Umpqua. These amounts will be recorded in Umpqua’s future financial statements in accordance with accounting principles generally accepted in the United States.

     Capital

      In conjunction with the transaction, it is assumed Umpqua will exchange one share of Umpqua stock for each share of common stock of Humboldt. The common stock has been adjusted to reflect the cancellation of Humboldt’s common stock with the closing of the transaction and the value of Umpqua stock to be issued, with additional adjustments for the fair value of stock options that Umpqua will assume, unvested stock option costs and certain merger costs to be capitalized in goodwill.

     Operating Costs Savings and Revenue Enhancements

      Umpqua expects to achieve pre-tax cost savings and revenue enhancements of 20% of Humboldt’s non-interest expense through consolidation of data processing and back office functions, and reduced professional fees. No adjustment has been included in the unaudited pro forma condensed combined financial information for the anticipated cost savings or revenue enhancements. There can be no assurance that the cost savings or revenue enhancements will be achieved in the amounts or at the times anticipated.

UMPQUA/ HUMBOLDT

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

      The following unaudited pro forma condensed balance sheet combines the historical balance sheets of Umpqua, Humboldt and California Independent Bancorp assuming the companies had been combined on December 31, 2003, on a purchase accounting basis.

	December 31, 2003

	Umpqua		California			Pro Forma
	Holdings	Humboldt	Independent	Pro Forma		Humboldt	Pro Forma		Pro Forma
	Corporation	Bancorp	Bancorp	Adjustments		Bancorp	Adjustments		Combined

	(Dollars in thousands)
Cash and balances due from banks	$103,565	$31,596	$20,455	$(8,301	)(a1)	$43,750	$—		$147,315
Fed funds sold and interest-bearing deposits	30,441	26,365	20,005	(26,365	)(a1)	20,005	—		50,446
Investment securities held to maturity	14,612	—	3,795	42	(a2)	3,837	—		18,449
Investment securities available for sale	501,904	161,899	136,888	—		298,787	—		800,691
Trading account assets	1,265	—	—	—		—	—		1,265
Mortgage loans held for sale	37,798	—	—	—		—	—		37,798
Loans and leases receivable	2,003,587	765,454	202,019	1,080	(a2)	968,553	4,985	(a2)	2,977,125
Less: Allowance for loan and lease losses	(25,352)	(12,206)	(4,511)	—		(16,717)	—		(42,069)
Premises and equipment, net	63,328	19,872	6,174	1,087	(a2)	27,133	5,000	(a2)	95,461
Mortgage servicing rights, net	10,608	—	—	—		—	—		10,608
Goodwill and other intangibles	159,585	5,126	—	60,475	(a3)	65,601	208,445	(a4)	433,631
Other assets	62,474	46,455	16,567	1,892	(a2)	64,914	3,360	(a5)	130,748

Total assets	$2,963,815	$1,044,561	$401,392	$29,910		$1,475,863	$221,790		$4,661,468

Non-interest bearing deposits	$589,901	$166,229	$89,772	$—		$256,001	$—		$845,902
Interest bearing deposits	1,788,291	656,471	252,083	2,156	(a2)	910,710	1,934	(a2)	2,700,935

Total deposits	2,378,192	822,700	341,855	2,156		1,166,711	1,934		3,546,837
Borrowed funds	138,531	61,297	15,000	783	(a2)	77,080	664	(a2)	216,275
Junior subordinated debentures	97,941	48,611	10,310	—		58,921	10,079	(a2)	166,941
Other liabilities	30,182	15,057	5,391	2,816	(a6)	23,264	10,980	(a6)	64,426

Total liabilities	2,644,846	947,665	372,556	5,755		1,325,976	23,657		3,994,479
Stock and surplus	230,773	58,900	21,035	31,956	(a7)	111,891	236,129	(a8)	578,793
Retained earnings	89,058	35,789	7,603	(7,603	)(a9)	35,789	(35,789	)(a9)	89,058
Accumulated other comprehensive income (loss)	(862)	2,207	198	(198	)(a9)	2,207	(2,207	)(a9)	(862)

Total shareholders’ equity	318,969	96,896	28,836	24,155		149,887	198,133		666,989

Total liabilities and shareholders’ equity	$2,963,815	$1,044,561	$401,392	$29,910		$1,475,863	$221,790		$4,661,468

See notes to Unaudited Pro Forma Condensed Combined Financial Information

UMPQUA/ HUMBOLDT

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

      The following unaudited pro forma condensed combined statement of income combines the historical statements of income of Umpqua, Humboldt and California Independent Bancorp assuming the companies had been combined on January 1, 2003, on a purchase accounting basis.

	For the Twelve Months Ended December 31, 2003

	Umpqua		California			Pro Forma
	Holdings	Humboldt	Independent	Pro Forma		Humboldt	Pro Forma		Pro Forma
	Corporation	Bancorp	Bancorp	Adjustments		Bancorp	Adjustments		Combined

	(Dollars in thousands except per share data)
Interest income	$142,132	$61,347	$20,017	$(358	)(b1)	$81,006	$(1,512	)(b1)	$221,626
Interest expense	28,860	14,088	5,359	(594	)(b1)	18,853	(2,484	)(b1)	45,229

Net interest income	113,272	47,259	14,658	236		62,153	972		176,397
Provision for credit losses	4,550	1,523	(690)	—		833	—		5,383
Non-interest income	39,043	9,048	2,002	—		11,050	—		50,093
Non-interest expense	93,187	40,365	12,163	748	(b2)	53,276	(19	)(b3)	146,444
Merger expense	2,082	195	483	—		678	—		2,760

Income before provision for income taxes	52,496	14,224	4,704	(512)		18,416	991		71,903
Provision for income tax	18,377	3,992	1,636	(195)		5,433	357		24,167

Net income from continuing operations	34,119	10,232	3,068	(317)		12,983	634		47,736

Earnings per common share (basic):
Net income from continuing operations	$1.21	$0.83	$1.46			$0.85			$1.10
Earnings per common share (diluted):
Net income from continuing operations	$1.19	$0.80	$1.40			$0.82			$1.07

See notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

      The unaudited pro forma condensed combined balance sheet as of December 31, 2003 is presented as if the Umpqua/ Humboldt and the Humboldt/ California Independent Bancorp mergers were consummated on that date. The unaudited pro form condensed combined statement of income for the year ended December 31, 2003 is presented as if the mergers had occurred at the beginning of the period.

Note 2 — Merger-Related Costs and Expenses

      The table below reflects Umpqua’s and Humboldt’s current estimates, for pro forma presentation purposes, of the merger-related costs incurred or expected to be incurred with respect to the Humboldt/ California Independent Bancorp and the Umpqua/ Humboldt mergers:

	Humboldt/	Umpqua/
	CIB	Humboldt

	(In thousands)
Employee severance and continuation costs	$1,340	$5,200
Investment banking and other professional fees	680	3,900
Contract termination fees and other costs	80	1,900

Total merger costs	2,100	11,000
Less estimated tax (benefit)	(575)	(2,800)

Merger-related costs after tax	$1,525	$8,200

      Many of the cost estimates, particularly for the Umpqua/ Humboldt merger, are forward-looking. The type and amount of actual costs could vary from these estimates if future developments differ from the assumptions used by management to determine the current estimate of merger-related costs. For additional factors that may cause actual results to differ, see “Risk Factors” on page      .

Note 3 — Pro Forma Adjustments

      Summarized below are the pro forma adjustments necessary to reflect the mergers based on the purchase method of accounting:

      (a1) Cash payment to California Independent Bancorp shareholders and option holders.

      (a2) Fair value adjustments and deferred tax asset.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION — (Continued)

      (a3) New goodwill of $57.6 million and new core intangibles of $2.8 million. Estimated new goodwill consists of:

	December 31, 2003

	(in thousands, except per
	share amounts)
California Independent Bancorp common stock outstanding	2,102	Shares
Less shares exchanged for cash	(769)

California Independent Bancorp shares exchanged for Humboldt common stock	1,332
Exchange Ratio	2.1965
Total Humboldt Common Stock issued	2,927	Shares
Fair value per Humboldt common share on measurement date (12/29/03)	$17.39
			$50,895
Payment for shares exchanged for cash			29,847
Fair value of outstanding employee and non-employee stock options			2,096
Capitalized merger costs			2,172

Total purchase price			$85,010
Net assets acquired
Pro Forma California Independent Bancorp stockholders’ equity			$28,836
Less California Independent Bancorp merger expenses paid subsequent to 12/31/03			(471)
Less California Independent Bancorp stock options paid in cash, net of tax			(3,108)
Estimated adjustments to reflect assets acquired at fair value:
Securities			42
Loans and leases			1,080
Premises and equipment			1,087
Identified intangibles			2,890
Other assets			1,892
Estimated amounts allocated to liabilities assumed at fair value:
Deposits			(2,156)
Long-term debt			(783)
Other liabilities			(1,884)

			27,425

Goodwill resulting from the California Independent Bancorp merger			$57,585

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION — (Continued)

      (a4) New goodwill of $269 million plus new core deposit intangible of $5.1 million, less existing pro forma Humboldt intangible assets. Estimated new goodwill consist of:

December 31, 2003

(in thousands,
except per share
amounts)
Pro Forma Humboldt Bancorp common stock outstanding	15,095 Shares
Exchange Ratio	1.000
Total Umpqua Holdings Common Stock to be issued	15,095 Shares
Purchase price per Umpqua Holdings common share	$21.42
$323,327
Fair value of outstanding employee and non-employee stock options	24,693

Total purchase price	$348,020
Net assets acquired
Pro Forma Humboldt Bancorp stockholders’ equity	$149,887
Pro Forma Humboldt Bancorp goodwill and intangible assets	(65,601)
Estimated adjustments to reflect assets acquired at fair value:
Securities	—
Loans and leases	4,985
Premises and equipment	5,000
Identified intangibles	5,120
Other assets	3,360
Estimated amounts allocated to liabilities assumed at fair value:
Deposits	(1,934)
Long-term debt	(664)
Junior subordinated debentures	(10,079)
Other liabilities	(10,980)

79,094

Goodwill resulting from merger	$268,926

      (a5) Deferred tax asset adjustment related to pro forma adjustments.

      (a6) Merger-related cost accrual and deferred tax liability.

      (a7) Issuance of Humboldt common stock to California Independent Bancorp shareholders, less the elimination of California Independent Bancorp common stock.

      (a8) Remove pro forma Humboldt stock and surplus, add value of consideration paid via stock issuance from Umpqua.

      (a9) Remove retained earnings and accumulated other comprehensive income.

      (b1) Amortization or accretion of adjustments made to assets acquired and liabilities assumed to reflect fair value at the acquisition date.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION — (Continued)

      (b2) Core deposit intangible amortization of $576,000 and premises and equipment fair value adjustment amortization of $172,000. The core deposit intangible will be amortized on a straight-line basis over its estimated useful life of 5 years.

      (b3) Core deposit intangible amortization of $1,024,000 and premises and equipment fair value adjustment amortization of $167,000 less existing pro forma Humboldt core deposit intangible amortization, and less Humboldt stock compensation expense of $634,000. The core deposit intangible will be amortized on a double declining balance basis over 10 years.

DESCRIPTION OF UMPQUA CAPITAL STOCK

      In the merger, Humboldt shareholders will exchange their shares of Humboldt common stock for Umpqua common stock. The following summarizes the material features of Umpqua common stock and is subject to the provisions of Umpqua’s articles of incorporation and bylaws and the relevant portions of the Oregon Business Corporation Act, or OBCA.

Description of Common Stock

      Umpqua is authorized to issue of up to 100 million shares of common stock without par value and 2 million shares of preferred stock without par value. As of [                      , 2004], there were [                      ] shares of common stock outstanding. Following the merger, a total of approximately                       shares are expected to be outstanding. No preferred shares have been issued. The terms of the preferred stock are not established in the articles of incorporation, but may be designated in one or more series by the board of directors when the shares are issued. Umpqua’s board of directors is authorized to issue or sell additional capital stock of Umpqua, at its discretion and for fair value, and to issue future cash or stock dividends, without prior shareholder approval, except as otherwise required by law or the listing requirements of the Nasdaq National Market.

      A total of 2 million shares of common stock are reserved for issuance under Umpqua’s 2003 Stock Incentive Plan. As of March 15, 2004, there were a total of 1,795,700 shares in the plan available for future grants, of which 1,456,466 were immediately available for issuance. Awards of stock options and restricted stock grants under the plan, when added to options under all other plans, are limited to a maximum 10% of the outstanding shares on a fully-diluted basis. An additional                      shares are reserved for issuance under grants made under Umpqua’s 2000 Stock Option Plan and other equity based award plans. Approximately [                     ] additional Umpqua shares will be reserved for the exercise of awards granted under Humboldt’s stock incentive plans, which will be assumed by Umpqua.

Voting and Other Rights

      Each outstanding share of common stock has the same relative rights as each other share of common stock, including rights to the net assets of Umpqua upon liquidation. Each share is entitled to one vote on matters submitted to a vote of shareholders. A majority of the votes cast on a matter is sufficient to take action upon routine matters. The affirmative vote of a majority of the outstanding shares is required to approve a merger or dissolution or sale of all of Umpqua assets. In general, amendments to Umpqua’s articles of incorporation must be approved by a majority of the outstanding shares. The following amendments to Umpqua’s articles of incorporation, however, require the approval of at least 75% of all votes entitled to be cast on the amendment:

•	number of directors;

•	classified board of directors;

•	removal of directors;

•	board vacancies;

•	limitation of director liability;

•	indemnification of directors; and

•	anti-takeover provisions.

Directors are elected by a plurality of the votes cast. Umpqua’s directors are split into three classes, with elected directors generally serving three-year terms. Holders of common stock may not cumulate votes in the election of directors. All issued and outstanding shares are, and all shares to be issued to Humboldt shareholders pursuant to the merger will be, fully paid and non-assessable.

      In the event of Umpqua’s liquidation, holders of Umpqua’s common stock will be entitled to receive pro rata any assets legally available for distribution to Umpqua shareholders, subject to any prior rights of any Umpqua preferred stock then outstanding.

      Umpqua’s common stock does not have any preemptive rights, sinking fund provisions, redemption privileges or conversion rights. Umpqua’s articles of incorporation permit the repurchase of outstanding shares of common stock.

      Mellon Investor Services, LLC is the registrar and transfer agent for Umpqua’s common stock.

Dividend Rights

      Subject to any prior rights of any outstanding preferred stock, holders of Umpqua’s common stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, as Umpqua’s board of directors may declare out of funds legally available for these payments. The board of directors’ dividend policy is to review Umpqua’s financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders. Although Umpqua expects to continue to pay cash dividends, future dividends are subject to the discretion of the board.

Anti-Takeover Provisions

      Umpqua’s articles of incorporation authorize the board of directors, when evaluating a merger, tender offer or exchange offer, to consider the social, legal and economic effects on employees, customers and suppliers of the company, and on the communities and geographical areas in which the company operates, as well as the state and national economies and the short- and long-term interests of the company and its shareholders. This provision may be amended only by the affirmative vote of at least 75% of the outstanding shares. Such provision may have the effect of discouraging potential acquirors, and may be considered an anti-takeover defense. Under the OBCA, a proposed merger or plan of exchange requires the approval of the board of directors and the affirmative vote of a majority of the outstanding shares.

      The articles of incorporation for both companies contain certain provisions that could make more difficult their acquisition by means of an unsolicited tender offer or proxy contest. The articles of incorporation of both companies authorize the issuance of voting preferred stock, which, although intended primarily as a financing tool and not as a defense against takeovers, could potentially be used by management to make uninvited attempts to acquire control more difficult by, for example, diluting the ownership interest or voting power of a substantial shareholder, increasing the consideration necessary to effect an acquisition, or selling unissued shares to a friendly third party. In addition, the articles of incorporation of Humboldt authorize the issuance of warrants, rights, options or other obligations convertible into, or entitling the holder thereof to purchase, shares of any class of stock, the issuance of which may also have the effect of diluting the ownership interest of a shareholder or increasing the consideration necessary to effect an acquisition of a controlling interest in Humboldt.

      Umpqua’s articles of incorporation provide for removal of directors only for cause and by the affirmative vote of a majority of the outstanding shares, and provide for a board of directors divided into three classes, with as close as possible to one-third of the directors elected annually for three-year terms. Only one class of directors is elected in any particular year. The existence of a classified board and limitations on removal of directors may have the effect of discouraging persons from proposing to acquire Umpqua in a transaction, such as a tender offer, not approved by the board because of the difficulty in gaining control of the board promptly after the transaction. Humboldt does not have a classified board.

COMPARISON OF RIGHTS OF SHAREHOLDERS

      Umpqua and Humboldt are incorporated in Oregon and California, respectively. Upon consummation of the merger, the rights of Humboldt shareholders who receive Umpqua common stock in exchange for their shares will be governed by Umpqua’s articles of incorporation and bylaws and by the OBCA.

      The following table presents a comparison of the rights of Humboldt and Umpqua shareholders. It is not a complete statement of the provisions affecting and the differences between the rights of Humboldt and Umpqua shareholders. This summary is qualified in its entirety by reference to Umpqua’s and Humboldt’s respective articles of incorporation and bylaws, as each has been amended or restated, and to the OBCA and the CGCL.

UMPQUA	HUMBOLDT

AUTHORIZED CAPITAL STOCK

Common Stock. 100,000,000 shares authorized, of which were issued and outstanding as of , 2004.	Common Stock. 100,000,000 shares authorized, of which were issued and outstanding as of , 2004.

Preferred Stock. 2,000,000 shares authorized, none of which have been issued. The board of directors may issue preferred stock and designate the rights and preferences.	Preferred Stock. 20,000,000 shares authorized, none of which have been issued. The board of directors may issue preferred stock and designate the rights and preferences.
BOARD OF DIRECTORS

Umpqua’s bylaws set the number of directors at not less than 6 nor more than 19 directors with the number of directors to be set by the board. The number of directors is currently set at 12 but will be increased to 13 upon completion of the merger.	Humboldt’s bylaws set the number of directors at not less than 8 nor more than 15 directors with the number of directors set by the board, by approval of shareholders or by a bylaw or amendment approved by a majority of the shares entitled to vote or by the written consent of a majority of the outstanding shares entitled to vote. The number of directors is currently set at fifteen (there is one vacancy at present).
ELECTION OF DIRECTORS; CUMULATIVE VOTING

The OBCA provides that shareholders do not have a right to cumulate their votes unless the corporation’s articles of incorporation so provide. Umpqua’s shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast.	Humboldt’s shareholders are entitled to cumulate their votes for the election of directors. The CGCL provides for cumulative voting for directors, unless the corporation’s articles or bylaws provide otherwise; Humboldt’s articles and bylaws do not provide otherwise.

Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder’s name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many of the candidates as the shareholder desires.
CLASSIFIED BOARD OF DIRECTORS

The OBCA permits classification of an Oregon corporation’s board of directors. Umpqua’s board is divided into three classes, with as close as possible	The CGCL permits classification of a California corporation’s board of directors. Humboldt does not have a classified board of directors. Humboldt’s

UMPQUA	HUMBOLDT

to one-third of the directors elected annually for three-year terms. Generally, only one class of directors is elected in any particular year.	bylaws require that all directors be elected at each annual meeting of shareholders for a term of one year.
REMOVAL OF DIRECTORS

The OBCA provides that directors may be removed with or without cause, unless the corporation’s articles of incorporation provide that directors may be removed only for cause.

Under Umpqua’s articles of incorporation, shareholders holding a majority of shares entitled to vote for election of directors may remove any director only for cause. “Cause” means a breach of the duty of loyalty to Umpqua or its shareholders; acts or omissions not in good faith or which involve intentional or knowing violation of the law; an unlawful distribution under applicable state or federal law; or a transaction from which the director received improper personal benefit.	Humboldt’s bylaws substantially restate the applicable CGCL provisions.

The CGCL provides that directors may be removed without cause, if the removal is approved by the holders of a majority of the outstanding shares entitled to vote. The CGCL further provides that, with respect to directors of corporations not having classified boards of directors, no director can be removed (unless the entire board is removed) if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected.
FILLING VACANCIES ON BOARD OF DIRECTORS

The OBCA provides that, unless the corporation’s articles of incorporation provide otherwise, a vacancy on the board of directors may be filled by shareholders or the board of directors.

Umpqua’s articles of incorporation provide that only the board of directors may fill vacancies.	The CGCL provides that vacancies created by removal of a director may be filled only by shareholder approval unless the corporation’s articles of incorporation or bylaws provide otherwise.

The CGCL provides that in other cases, vacancies may be filled by approval of the board. Shareholders may elect a director at any time to fill any vacancy not filled by the directors.

Humboldt’s bylaws substantially restate the statutory provisions.
SHAREHOLDER NOMINATIONS

Umpqua’s bylaws provide that shareholder nominations may be brought before an annual meeting only upon delivery of a notice to Umpqua not later than the close of business on the 14th day following the day on which notice of the annual meeting is given to shareholders.	Humboldt’s bylaws provide that shareholder nominations for election of directors must be delivered to Humboldt’s President not less than 90 days nor more than 120 days prior to the anniversary of the annual meeting for the preceding year; however, in the event that the annual meeting for the current year is not scheduled to be held within a period that commences within 30 days of the annual meeting for the preceding year, then notice must be given on the later of the close of business 90 days prior to the scheduled meeting date or the close of business on the tenth day following the date on which such meeting is first announced or disclosed.

UMPQUA	HUMBOLDT

SHAREHOLDER VOTING

Election of Directors. Directors are elected by a plurality of the votes cast.	Election of Directors. Directors are elected by a plurality of the votes cast.

Vote for Approval of Action. Actions other than the election of directors are approved if the votes cast in favor exceed the votes opposed, unless a greater number is required by the OBCA or the corporation’s articles of incorporation.	Vote for Approval of Action. Actions other than the election of directors are approved if the votes cast in favor exceed the votes opposed, unless a greater number is required by the CGCL or the corporation’s articles of incorporation.

Extraordinary Transactions. The OBCA generally requires approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation’s assets by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter.	Extraordinary Transactions. The CGCL generally requires approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation’s assets by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter.
SPECIAL MEETINGS OF SHAREHOLDERS

Under the OBCA, a corporation’s board of directors, shareholder(s) (by a demand in writing) holding at least 10% of the votes entitled to be cast for any proposition at the special meeting or other persons designated in the corporation’s articles or bylaws have the authority to call special meetings of shareholders. Umpqua’s bylaws also authorize the president to call a special meeting. The OBCA permits a corporation, in its articles of incorporation, to require a greater percentage than 10%, up to 25%, but Umpqua’s articles of incorporation do not require more than 10%.	Under the CGCL, the board of directors, chair of the board, president, shareholder(s) (by a demand in writing holding at least 10% of the votes entitled to be cast for any proposition at the special meeting), and such other persons designated in the corporation’s articles or bylaws have the authority to call special meetings of shareholders. Humboldt’s bylaws substantially restate the statutory provisions and do not specify any additional persons.
ACTION BY SHAREHOLDERS WITHOUT A MEETING

Under the OBCA and Umpqua’s bylaws, any action required or permitted to be taken at a shareholder meeting may be taken without a meeting if all shareholders entitled to vote execute a written consent describing the action. The OBCA permits a corporation to provide in its articles of incorporation that action may be taken without a meeting if the action is taken by not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted. Umpqua’s articles do not include such a provision.	The CGCL provides that, unless otherwise provided in the articles of incorporation, any action that may be taken at a special or annual meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Except with respect to filling vacancies on the board of directors, other than vacancies created by removal, the CGCL does not permit election of directors by written consent except by unanimous written consent of all shares entitled to vote in the election of directors. Humboldt’s articles do not provide otherwise.
ANTI-TAKEOVER PROVISIONS

Umpqua’s articles of incorporation permit the board to consider factors in determining what is in the best interest of the corporation including a merger’s or	None.

UMPQUA	HUMBOLDT

reorganization’s social, legal, and economic effect on employees, suppliers, customers, the community, the economy of the state and nation, short- and long-term interests Umpqua and its shareholders, and other relevant factors.

AMENDMENT TO CHARTER DOCUMENTS

Articles of Incorporation. The OBCA provides that amendments to the articles of incorporation must be approved by the board of directors and by the holders of a majority of the shares entitled to vote on the amendment (if the amendment gives rise to dissenters’ rights) or by a vote of shareholders with the votes cast in favor of the amendment exceeding the votes cast in opposition to the amendment (if the amendment does not give rise to dissenters’ rights). The board alone may adopt immaterial amendments.

Umpqua’s articles of incorporation require a supermajority vote to amend provisions relating to the limitation of director’s liability and indemnification, and consideration of other constituencies in the context of a merger or similar extraordinary transaction. These provisions may be amended or revised, only by approval of holders of at least 75% of the shares entitled to vote. Amendments to include other terms that would be inconsistent with the provisions above must also be approved by holders of at least 75% of the shares entitled to vote.	Articles of Incorporation. To amend the articles of incorporation, the CGCL requires the approval of the corporation’s board of directors and a majority of the outstanding shares entitled to vote. Humboldt’s articles do not contain any supermajority provisions for amendments.

Bylaws. The OBCA provides that the corporation’s board may amend or repeal the corporation’s bylaws unless the articles of incorporation reserve the power exclusively to the shareholders in whole or in part or the shareholders in amending or repealing a particular bylaw provide expressly that the directors may not amend or repeal that bylaw. The OBCA permits shareholders to amend or repeal bylaws.

Umpqua’s bylaws substantially restate the statutory provisions.	Bylaws. The CGCL provides that holders of a majority of the outstanding shares entitled to vote and the corporation’s board of directors each have the power to adopt, amend or repeal a corporation’s bylaws, although the articles or bylaws of the corporation may restrict or eliminate the power of the board to take such action. Neither Humboldt’s articles nor bylaws restrict the power of the board to adopt, amend or repeal its bylaws, other than amendments to the bylaws specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa.

LEGAL MATTERS

      The validity of Umpqua common stock to be issued in the merger will be passed upon for Umpqua by its counsel, Foster Pepper Tooze LLP, Portland, Oregon.

EXPERTS

      The consolidated financial statements incorporated in this joint proxy statement-prospectus by reference from Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by

Deloitte & Touche LLP, independent auditors, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Humboldt Bancorp and Subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

      The consolidated financial statements of California Independent Bancorp, or CIB, and subsidiaries as of and for the years ended December 31, 2003 and 2002 are incorporated in this joint proxy statement-prospectus by reference to Humboldt Bancorp’s Current Report on Form 8-K dated April 15, 2004, in reliance upon the report of Perry Smith LLP, independent auditors, incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of CIB and subsidiaries as of December 31, 2001 and for the year then ended were audited by Arthur Andersen LLP who has ceased operations. As described in Note 18 to the 2003 consolidated financial statements referred to above, these consolidated financial statements have been restated to increase previously reported shareholders’ equity. Perry-Smith LLP audited the adjustment described in Note 18 that was applied to restate the 2001 consolidated financial statements and, in their opinion, such adjustment is appropriate and has been properly applied. However, Perry-Smith LLP was not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of CIB and subsidiaries other than with respect to such adjustment and, accordingly, did not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

      The independent auditors at Arthur Andersen LLP have audited CIB and subsidiaries’ consolidated financial statements as of and for the year ended December 31, 2001. Arthur Andersen LLP did not, however, reissue their report for CIB and subsidiaries’ audited consolidated financial statements included in Humboldt Bancorp’s Current Report on Form 8-K dated April 15, 2004, which is incorporated by reference herein. We rely on the report of Arthur Andersen LLP. We have not been able to obtain, after reasonable efforts, however, the written consent of Arthur Andersen LLP to our naming Arthur Andersen LLP as an expert and as having audited the consolidated financial statements of CIB and subsidiaries as of and for the year ended December 31, 2001 and incorporating by reference their audit report in this document. This limits your ability to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

PROPOSALS OF SHAREHOLDERS

      Any shareholder who wishes to submit a proposal for consideration at Umpqua’s 2005 annual meeting must submit the proposal to Umpqua’s corporate Secretary at Umpqua Holdings Corporation, Legal Department, 675 Oak Street, Suite 200, Eugene, Oregon 97440, on or before November 29, 2004, if the shareholder wishes to submit the proposal for inclusion in Umpqua’s proxy statement for the 2005 annual meeting. Umpqua’s bylaws require that in order for a shareholder to present a proposal at an annual shareholder meeting, the proposal must be submitted to the corporate Secretary no later than the 14th day following the date of the annual meeting notice.

      Humboldt will hold an annual meeting of its shareholders in 2004 only if the merger is not completed. If Humboldt’s 2004 annual meeting is held, any shareholder who wishes to submit a proposal for consideration at the annual meeting must submit the proposal to Humboldt’s corporate Secretary at 2998 Douglas Blvd, Suite 330, Roseville, California 95661, on or before                     , 2004, if the shareholder wishes to submit the proposal for inclusion in Humboldt’s proxy statement for the 2004 annual meeting.

INCORPORATION OF DOCUMENTS BY REFERENCE

      Umpqua and Humboldt file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s public reference room at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. Humboldt and Umpqua public filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

      Umpqua has filed a registration statement on Form S-4 to register with the SEC the shares of Umpqua common stock to be issued to Humboldt shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Umpqua and a proxy statement of Umpqua and Humboldt for the Umpqua and Humboldt special shareholder meetings, respectively.

      The SEC allows Umpqua and Humboldt to incorporate information into this document by reference to other information that each company has filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

      This document incorporates by reference the documents set forth below that Umpqua and Humboldt have previously filed with the SEC. These documents contain important information about the companies. You should read this document together with the documents incorporated by reference.

Umpqua SEC Filings
(File No. 0-25597)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2003
Definitive Proxy Statement on Schedule 14A	Filed on March 29, 2004
Current Reports on Form 8-K	Filed on April 15, 2004; April 14, 2004; March 24, 2004; March 16, 2004; March 15, 2004; January 22, 2004; January 20, 2004; and January 16, 2004
The description of Umpqua’s common stock contained in Umpqua’s registration statement filed by Umpqua pursuant to Section 12 of the Securities Exchange Act, and any amendment or reports filed that update the description	Filed April 28, 1999

Humboldt SEC Filings
(File No. 0-21656)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2003
Current Reports on Form 8-K	Filed on April 15, 2004; March 15, 2004; March 10, 2004; January 29, 2004; January 12, 2004; and January 7, 2004

      Humboldt and Umpqua incorporate by reference any documents that they may file under the Exchange Act with the SEC between the date of this document and the dates of the special meetings of shareholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      Humboldt has supplied all information contained or incorporated by reference in this document relating to Humboldt, and Umpqua has supplied all such information relating to Umpqua.

      Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Umpqua or Humboldt shareholders may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Umpqua Holdings Corporation	Humboldt Bancorp
Steve Bellas, Investor Relations	Patrick J. Rusnak, Executive Vice President
200 SW Market Street, Suite 1900	and Chief Financial Officer
Portland, OR 97201	2998 Douglas Boulevard, Suite 330
503-546-2495	Roseville, CA 95661
stevebellas@umpquabank.com	(916) 783-2812
prusnak@humboldtbancorp.com

      Umpqua and Humboldt make all of their SEC filings available on their respective web sites — www.umpquaholdingscorp.com and www.humboldtbancorp.com.

      If you would like to request documents from either company, please do so by                     , 2004 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you within one business day of your request by first-class mail, or similar means.

      You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. Umpqua and Humboldt have not authorized anyone to provide you with information that is different from what is contained in this document.

      This document is dated                         , 2004. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Umpqua common stock in the merger will create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

by and among

Umpqua Holdings Corporation,

Umpqua Bank,

Humboldt Bancorp and

Humboldt Bank

March 13, 2004

1. Definitions
2. Mergers
2.1 Transactions Pursuant to the Holding Company Plan of Merger
2.2 Transactions Pursuant to the Bank Plan of Merger
2.3 Exchange Procedures
2.4 Dissenters’ Shares
2.5 Anti-Dilution Provision
3. Umpqua Directors
3.1 Election of Directors
3.2 Size of Boards of Directors
4. Representations and Warranties of Humboldt
4.1 Organization, Existence, and Authority
4.2 Authorized and Outstanding Stock, Options, and Other Rights
4.3 Public Reports; Sarbanes-Oxley Compliance
4.4 Articles of Incorporation, Bylaws, Minutes
4.5 No Holding Company, Joint Venture, or Other Subsidiaries
4.6 Shareholder Reports
4.7 Books and Records
4.8 Legal Proceedings
4.9 Compliance with Lending Laws and Regulations
4.10 Commitments
4.11 Hazardous Wastes
4.12 Contingent and Other Liabilities
4.13 No Adverse Changes
4.14 Regulatory Approvals Required
4.15 Corporate and Shareholder Approval of Agreement, Binding Obligations
4.16 No Defaults from Transaction
4.17 Tax Returns
4.18 Real Property, Leased Personal Property
4.19 Insurance
4.20 Trademarks
4.21 Contracts and Agreements
4.22 Employee Benefits
4.23 Employment Disputes
4.24 Reserve for Loan Losses
4.25 Repurchase Agreement
4.26 Shareholder List
4.27 Interests of Directors and Others
4.28 Humboldt Disclosure Schedule to this Agreement
4.29 Brokers and Finders
5. Representations and Warranties of Umpqua
5.1 Organization, Existence, and Authority
5.2 Authorized and Outstanding Stock, Options, and Other Rights

A-i

5.3 Public Reports; Sarbanes-Oxley Compliance
5.4 Articles of Incorporation, Bylaws, Minutes
5.5 No Adverse Changes
5.6 Shareholder Reports
5.7 Books and Records
5.8 Legal Proceedings
5.9 Compliance with Lending Laws and Regulations
5.10 Hazardous Wastes
5.11 Contingent and Other Liabilities
5.12 Regulatory Approvals Required
5.13 Corporate and Shareholder Approval of Agreement, Binding Obligations
5.14 No Defaults from Transaction
5.15 Insurance
5.16 Contracts and Agreements
5.17 Reserve for Loan Losses
5.18 Repurchase Agreement
5.19 Interests of Directors and Others
5.20 Tax Returns
5.21 Umpqua Disclosure Schedule to this Agreement
6. Covenants of Humboldt
6.1 Certain Actions
6.2 No Solicitation
6.3 Filing Reports and Returns, Payment of Taxes
6.4 Preservation of Business
6.5 Best Efforts
6.6 Continuing Accuracy of Representations and Warranties
6.7 Updating the Humboldt Disclosure Schedule
6.8 Rights of Access
6.9 Proxy Statement
6.10 Delivery of Reports
6.11 Payment of Obligations
6.12 Shareholder Meeting
6.13 Approval of Bank Plan of Merger
6.14 Title Reports
6.15 Loan Loss Reserve
6.16 Agreements and Plans
6.17 Daugherty Employment Agreement
6.18 Rusnak Employment Agreement
6.19 Other Actions
7. Covenants of Umpqua
7.1 Certain Actions
7.2 Filing Reports and Returns, Payment of Taxes
7.3 Preservation of Business
7.4 Best Efforts
7.5 Continuing Accuracy of Representations and Warranties

A-ii

7.6 Updating the Umpqua Disclosure Schedule
7.7 Rights of Access
7.8 Shareholder Meeting
7.9 Proxy Statement
7.10 Securities Registration
7.11 Listing of Securities
7.12 Other Actions
7.13 Appointment to Umpqua Board of Directors
7.14 Employee Matters
7.15 Indemnification of Directors and Officers; D&O Insurance
8. Conditions to Obligations of Umpqua
8.1 Shareholder Approvals
8.2 No Litigation
8.3 No Banking Moratorium
8.4 Regulatory Approvals
8.5 Compliance with Securities Laws
8.6 Other Consents
8.7 Corporate Documents
8.8 Continuing Accuracy of Representations and Warranties
8.9 Compliance with Covenants and Conditions
8.10 No Adverse Changes
8.11 Certificate
8.12 Tax Opinion
8.13 Employment Agreements
8.14 Fairness Opinion
9. Conditions to Obligations of Humboldt
9.1 Shareholder Approvals
9.2 No Litigation
9.3 No Banking Moratorium
9.4 Regulatory Approvals
9.5 Other Consents
9.6 Corporate Documents
9.7 Continuing Accuracy of Representations and Warranties
9.8 Compliance with Covenants and Conditions
9.9 No Adverse Changes
9.10 Tax Opinion
9.11 Certificate
10. Closing
11. Termination
11.1 Procedure for Termination
11.2 Effect of Termination
11.3 Documents from Humboldt
11.4 Documents from Umpqua
12. Miscellaneous Provisions
12.1 Amendment or Modification

A-iii

12.2 Public Statements
12.3 Confidentiality
12.4 Waivers and Extensions
12.5 Expenses
12.6 Financial Advisors
12.7 Binding Effect, No Assignment
12.8 Representations and Warranties
12.9 Remedies
12.10 No Benefit to Third Parties
12.11 Notices
12.12 Governing Law
12.13 Entire Agreement
12.14 Headings
12.15 Counterparts
12.16 Non-Competition Agreement
12.17 Restrictions On Transfer
12.18 Material Change

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization is entered into effective this 13th day of March, 2004 (this “Agreement”), by and among Umpqua Holdings Corporation (“Umpqua”), Umpqua Bank (“Umpqua Bank”), Humboldt Bancorp (“Humboldt”) and Humboldt Bank (“Humboldt Bank”).

RECITALS:

      A. Umpqua is an Oregon corporation, and registered financial holding company, with its executive offices at 200 Market Street, Suite 1900, Portland, Oregon.

      B. Umpqua Bank is an Oregon state-chartered bank, and a wholly-owned subsidiary of Umpqua, with its principal office at 445 SE Main Street, Roseburg, Oregon.

      C. Humboldt is a California corporation, and registered bank holding company, with its executive offices at 2998 Douglas Boulevard, Suite 330, Roseville, California.

      D. Humboldt Bank is a California state-chartered bank, and a wholly-owned subsidiary of Humboldt, with its principal office at 701 Fifth Street, Eureka, California, doing business as Humboldt Bank, Tehama Bank, Capitol Valley Bank and Feather River State Bank.

      E. The parties desire to enter into a strategic business combination pursuant to the terms of this Agreement.

      F. The respective boards of directors of each of Umpqua and Humboldt have determined that it is in the best interests of their respective corporations and shareholders to consummate the Holding Company Merger, the Bank Merger and the other transactions contemplated by this Agreement.

      G. The parties intend that the transactions contemplated hereby shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

      In consideration of the mutual premises, and of the representations and warranties, covenants and agreements herein contained, the parties hereby enter into this Agreement and agree as follows:

      1. Definitions. For purposes of this Agreement, the following terms shall have the definitions given:

(a) “Agreement” has the meaning set forth in the Preamble.

(b) “Alternative Acquisition Transaction” means any event or series of events pursuant to which a party or its board of directors enters into an agreement or recommends to its shareholders any agreement (other than this Agreement) pursuant to which any Person would (i) merge or consolidate with such party, with the result that the shareholders of such party hold less than 50% of the stock of the surviving entity, (ii) acquire 50% or more of the assets or liabilities of such party or any of its subsidiaries, or (iii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) stock or other securities representing or convertible into 50% or more of the stock of such party or any one or more of its subsidiaries.

(c) “Bank Merger” means the merger of Humboldt Bank with and into Umpqua Bank in accordance with the Bank Plan of Merger.

(d) “Bank Plan of Merger” means the Plan of Merger to be executed by Umpqua Bank and Humboldt Bank and delivered to the Oregon Director and the California Commissioner for filing substantially in the form attached hereto as Exhibit B.

(e) “Benefits Integration” has the meaning set forth in Section 7.14.

(f) “Broker Dealer Reports” means such reports filed by Strand Atkinson Williams & York, Inc. with the SEC or with the NASD.

(g) “California Commissioner” means the Commissioner of the California Department of Financial Institutions.

(h) “Call Reports” means the final reports filed by such bank with the FDIC.

(i) “CGCL” means the California General Corporation Law.

(j) “COBRA” has the meaning set forth in Section 4.22(e).

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Converted Option” has the meaning set forth in Section 2.1.6.

(m) “Converted Stock Bonus Award” has the meaning set forth in Section 2.1.6.

(n) “Core Deposits” means non-brokered deposits of Humboldt listed under general ledger account codes 20010, 20015, 20016, 20020, 20130, 20131, 20140, 20141, 20142, 20250, 20255 and 20258.

(o) “Dissenters’ Shares” has the meaning set forth in Section 2.1.4.

(p) “Dissenting Shareholder” means any holder of Dissenters’ Shares.

(q) “Effective Date” is the date on which the Articles of Merger for the Holding Company Merger are filed with the Oregon Secretary of State.

(r) “Effective Time” is the time set forth in the Holding Company Plan of Merger at which the Holding Company Merger is effective.

(s) “Employee Benefit Plan” means an employee benefit plan as defined by Section 3 of ERISA.

(t) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(u) “ERISA Affiliate” has the meaning set forth in Section 4.22.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and, to the extent the context requires, the rules promulgated thereunder.

(w) “Exchange Agent” means Mellon Investor Services LLC or such other company reasonably designated by Umpqua to perform the duties of Exchange Agent in this Agreement.

(x) “Exchange Ratio” means 1.0.

(y) “FDIC” means the Federal Deposit Insurance Corporation.

(z) “FHA” means the Federal Housing Administration.

(aa) “FHLMC” means the Federal Home Loan Mortgage Corporation.

(bb) “FNMA” means the Federal National Mortgage Association.

(cc) “FRB” means the Board of Governors of the Federal Reserve System.

(dd) “GAAP” has the meaning set forth in Section 4.3.

(ee) “GNMA” means the Government National Mortgage Association.

(ff) “Hazardous Material” has the meaning set forth in Section 4.11.

(gg) “Holding Company Merger” means the merger of Humboldt with and into Umpqua at the Effective Time in accordance with the Holding Company Plan of Merger.

(hh) “Holding Company Plan of Merger” means the Plan of Merger to be executed by Umpqua and Humboldt and delivered together with Articles of Merger to the Oregon Secretary of State and California Secretary of State for filing on the Effective Date substantially in the form attached hereto as Exhibit A.

(ii) “Humboldt” has the meaning set forth in the Preamble.

(jj) “Humboldt Bank” has the meaning set forth in the Preamble.

(kk) “Humboldt Common Stock” means the shares of common stock, without par value, of Humboldt.

(ll) “Humboldt Director Fee Plan” has the meaning set forth in Section 7.14.

(mm) “Humboldt Disclosure Schedule” has the meaning set forth in Section 4.

(nn) “Humboldt Option” has the meaning set forth in Section 2.1.6.

(oo) “Humboldt Property” has the meaning set forth in Section 4.11.

(pp) “Humboldt Public Reports” means the reports and other information required to be filed by Humboldt with the SEC pursuant to the Exchange Act, together with the reports to shareholders required to be delivered by Humboldt to its shareholders pursuant to Exchange Act Rule 14a-3.

(qq) “Humboldt Stock Bonus Award” has the meaning set forth in Section 2.1.6.

(rr) “Humboldt Stock Plans” has the meaning set forth in Section 2.1.6.

(ss) “Knowledge” means, as to a party, the actual knowledge of an Officer of such party.

(tt) “Mergers” means the Holding Company Merger and the Bank Merger.

(uu) “NASD” means the National Association of Securities Dealers, Inc.

(vv) “New Certificate” has the meaning set forth in Section 2.3.3.

(ww) “Officer” means the Chief Executive Officer, President, Chief Financial Officer or any Senior or Executive Vice President.

(xx) “Old Certificate” has the meaning set forth in Section 2.3.3.

(yy) “Oregon Bank Act” means Chapters 706 through 716 of the Oregon Revised Statutes.

(zz) “Oregon Director” means the Director of the Oregon Department of Consumer and Business Services acting by and through the Administration of the Division of Finance and Corporate Securities.

(aaa) “PBGC” means the Pension Benefit Guaranty Corporation.

(bbb) “Pension Benefit Plan” has the meaning set forth in Section 4.22(c).

(ccc) “Person” means any natural person or any other entity, person, or group. For purposes of this definition, the meaning of the term “group” shall be determined in accordance with Section 13(d)(3) of the Exchange Act.

(ddd) “Plans of Merger” means the Bank Plan of Merger and the Holding Company Plan of Merger.

(eee) “Proxy Statement” has the meaning set forth in Section 6.9.

(fff) “SAWY” means Strand Atkinson William & York, Inc., an Oregon corporation.

(ggg) “SBA” means the Small Business Administration of the Department of Commerce.

(hhh) “SEC” means the Securities and Exchange Commission.

(iii) “Securities Act” means the Securities Act of 1933, as amended, and to the extent the context requires, the rules promulgated thereunder.

(jjj) “Subsidiary” means, with respect to a party to this Agreement, any entity in which such party owns, directly or indirectly, more than 50% of the voting securities, other than in such party’s capacity as a fiduciary or a secured party.

(kkk) “Umpqua” has the meaning set forth in the Preamble.

(lll) “Umpqua Bank” has the meaning set forth in the Preamble.

(mmm) “Umpqua Common Stock” means shares of common stock, no par value, of Umpqua.

(nnn) “Umpqua Disclosure Schedule” has the meaning set forth in Section 5.

(ooo) “Umpqua Property” has the meaning set forth in Section 5.10.

(ppp) “Umpqua Public Reports” means the reports and other information required to be filed by Umpqua with the SEC pursuant to the Exchange Act, together with the reports to shareholders required to be delivered by Umpqua to its shareholders pursuant to Exchange Act Rule 14a-3.

(qqq) “VA” means the Veterans Administration.

(rrr) “Welfare Benefit Plan” has the meaning set forth in Section 4.22(b).

      2.     Mergers.

      2.1       Transactions Pursuant to the Holding Company Plan of Merger. Subject to the terms and conditions set forth in this Agreement, upon performance of all of the covenants of the parties hereto and fulfillment or waiver (to the extent waiver is permitted by law) of all of the conditions contained herein, on the Effective Date:

2.1.1 Humboldt shall be merged with and into Umpqua under Oregon law on the terms and conditions set forth in the Holding Company Plan of Merger. The Holding Company Plan of Merger and the Holding Company Articles of Merger shall be filed with the Secretary of State of the State of Oregon to effect the Holding Company Merger and the Secretary of State of the State of California as required under California law.

2.1.2 Umpqua shall be the surviving corporation in the Holding Company Merger. The articles of incorporation and bylaws of Umpqua shall be the articles of incorporation and bylaws of the surviving corporation.

2.1.3 As of the Effective Time, each share of Umpqua capital stock outstanding immediately prior to the Holding Company Merger shall remain outstanding and shall be deemed to be one share of the capital stock of the surviving corporation.

2.1.4 All shares of Humboldt Common Stock that are “dissenting shares” within the meaning of CGCL § 1300 (“Dissenters’ Shares”) shall not be converted into or represent a right to receive Umpqua Common Stock unless and until such shares have lost their status as dissenting shares under CGCL § 1300, at which time such shares shall be converted into Umpqua Common Stock pursuant to Section 2.1.5.

2.1.5 As of the Effective Time, each outstanding share of Humboldt Common Stock (other than Dissenters’ Shares) shall be converted into the right to receive the number of shares of Umpqua Common Stock determined by applying the Exchange Ratio, except that cash shall be paid in lieu of any resulting fractional shares.

2.1.6 (a) As of the Effective Time, by virtue of the Holding Company Merger and without any action on the part of any holder of any such option, each outstanding option to acquire Humboldt Common Stock (each a “Humboldt Option”) shall be automatically converted into an option to purchase Umpqua Common Stock (each, a “Converted Option”) as follows: (i) the number of shares of Umpqua Common Stock issuable upon exercise of the Converted Option shall be equal to the product of (A) the number of shares of Humboldt Common Stock issuable upon exercise of the Humboldt Option, and (B) the Exchange Ratio; and (ii) the exercise price per share of Umpqua Common Stock shall be equal to the result of (A) the exercise price of the Humboldt Option, divided by (B) the Exchange Ratio. Other than with respect to certain Humboldt Options contractually required to become fully vested upon a change of control of Humboldt, all other terms and conditions of the Converted Options shall remain the same as the terms and conditions of the Humboldt Options. With respect to any Humboldt Option that is an incentive stock option within the meaning of Section 422 of the Code, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code. All warrants to purchase Humboldt Common Stock shall, in accordance with their terms, be either exercised or cancelled prior to the Effective Time.

(b) As of the Effective Time, each outstanding stock bonus award to receive shares of Humboldt Common Stock (each, a “Humboldt Stock Bonus Award”) shall be automatically converted into a right to receive the number of shares of Umpqua Common Stock (“Converted Stock Bonus Award”) equal to the product of the number of shares of Humboldt Common Stock issuable upon the vesting of the Humboldt Stock Bonus Award and the Exchange Ratio. The terms and conditions of the Converted Stock Bonus Awards shall otherwise remain the same as the terms and conditions of the corresponding Humboldt Stock Bonus Awards.

(c) Umpqua shall, as of the Effective Time, assume the obligations of Humboldt under all plans and agreements pursuant to which a Humboldt Option or a Humboldt Stock Bonus Award has been issued (the “Humboldt Stock Plans”) and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Umpqua Common Stock for delivery upon exercise of the Converted Options or the vesting of the Converted Stock Bonus Awards. Umpqua shall cause the registration of the shares of Umpqua Common Stock subject to the Converted Options or the Converted Stock Bonus Awards to become effective as part of a registration statement on Form S-8, or any successor or other appropriate forms, with respect to the shares of Umpqua Common Stock subject to the Converted Options or the Converted Stock Bonus Awards no later than the Effective Time; and, thereafter, Umpqua shall deliver to holders of Converted Options or the Converted Stock Bonus Awards any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options or the Converted Stock Bonus Awards remain outstanding.

      2.2       Transactions Pursuant to the Bank Plan of Merger. Upon performance of all of the covenants of the parties hereto and fulfillment or waiver (to the extent waiver is permitted by law) of all of the conditions contained herein, and promptly following the Effective Time:

2.2.1 Humboldt Bank will be merged with and into Umpqua Bank in accordance with the provisions of the Oregon Bank Act. The Bank Plan of Merger shall be filed with the Oregon Director for purposes of obtaining a Certificate of Merger.

2.2.2 As of the date set forth in the Certificate of Merger, Humboldt Bank will merge with Umpqua Bank, with Umpqua Bank being the resulting bank and having its head office in Roseburg, Oregon.

2.2.3 The Umpqua Bank Articles and the Umpqua Bank Bylaws and banking charter of Umpqua Bank in effect immediately before the date set forth on the Certificate of Merger shall be the articles of incorporation, bylaws and banking charter of the resulting bank.

Upon effectiveness of the Bank Merger, each outstanding share of Umpqua Bank common stock shall remain outstanding as shares of the resulting bank, the holders of such shares shall retain their rights with respect to such shares as in effect prior to the Bank Merger, and each outstanding share of Humboldt Bank held by Humboldt will be cancelled.

      2.3     Exchange Procedures.

2.3.1 Prior to the Effective Date, Umpqua shall appoint an Exchange Agent reasonably acceptable to Humboldt for the purpose of exchanging certificates representing shares of Humboldt Common Stock (other than Dissenters’ Shares) for Umpqua Common Stock as required by Section 2.1. On or about the Effective Date, Umpqua will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Umpqua Common Stock issuable and cash payable in lieu of fractional shares in the Holding Company Merger.

2.3.2 As soon as practicable after the Effective Date, the Exchange Agent will send written notice to each record holder of certificates representing shares of Humboldt Common Stock (other than Dissenting Shareholders) of the closing of the Holding Company Merger.

2.3.3 Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Humboldt Common Stock (“Old Certificates”), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Effective Date, deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Umpqua Common Stock (“New Certificates”), together with checks for payment of cash in lieu of fractional shares to be issued in respect of the Old Certificates, less any taxes required to be withheld with respect to such fractional shares.

2.3.4 Until Old Certificates have been surrendered and exchanged for New Certificates as herein provided, each outstanding Old Certificate shall be deemed, for all corporate purposes of Umpqua to be the shares of Umpqua Common Stock. No dividends or other distributions which are declared on Umpqua Common Stock into which shares of Humboldt Common Stock have been converted after the Effective Date, will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

2.3.5 Any Umpqua Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section 2.3 at the end of twelve months from the Effective Date shall be returned to Umpqua, in which event the persons entitled thereto shall look only to Umpqua for payment thereof.

2.3.6 Notwithstanding anything to the contrary set forth in this Agreement, if any holder of Humboldt Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and at the sole option of Umpqua or the Exchange Agent, an indemnity bond together with a surety, each in a form and substance reasonably satisfactory to Umpqua or the Exchange Agent.

2.3.7 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Umpqua Common Stock or Humboldt Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Umpqua Common Stock for the account of the persons entitled hereto.

      2.4      Dissenters’ Shares. Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholder’s shares of Humboldt Common Stock, as provided in Section 1300 of the CGCL, shall not be entitled to shares of Umpqua Common Stock at the Exchange Ratio in respect thereof unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Holding Company merger under the CGCL, and shall be entitled to receive only the payment provided for by Section 1300 of the CGCL with respect to such Dissenters’ Shares.

      2.5       Anti-Dilution Provision. If Umpqua changes or proposes to change the number of shares of Umpqua Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, or similar transaction with respect to the outstanding Umpqua Common Stock, or exchanges Umpqua Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

      3.     Umpqua Directors.

      3.1     Election of Directors. Prior to the Effective Date, the Humboldt Board of Directors shall name six persons, four of whom will be selected by Umpqua for appointment to the Umpqua Board of Directors and Umpqua Bank Board of Directors. At or immediately after the Effective Date, these four persons shall be appointed to both the Umpqua and Umpqua Bank Board of Directors. At the 2005 annual meeting of

Umpqua shareholders, these four persons, subject to eligibility and the board members’ fiduciary duties, will be nominated to serve one, two, or three year terms and recommended for election by the Board in Umpqua’s proxy statement.

      3.2      Size of Boards of Directors. Immediately after the Effective Date, the Umpqua Board of Directors and Umpqua Bank shall consist of no more than 13 directors, including the four directors to be elected pursuant to Section 3.1, the Chief Executive Officer of Umpqua, and eight current independent Umpqua directors.

      4.     Representations and Warranties of Humboldt.

      Except as disclosed in one or more schedules to this Agreement delivered prior to execution of this Agreement (the “Humboldt Disclosure Schedule”), Humboldt represents and warrants to Umpqua as follows:

      4.1      Organization, Existence, and Authority. Humboldt is a corporation duly organized and validly existing under the laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business in the manner now being conducted. Humboldt Bank is a state chartered bank, duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted. Each of Humboldt and Humboldt Bank is qualified to do business and is in good standing in every jurisdiction in which such qualification is required except where the failure to so qualify would not result in any material adverse effect on its business operation, financial condition or properties.

      4.2       Authorized and Outstanding Stock, Options, and Other Rights. The authorized capital stock of Humboldt consists of (i) 20,000,000 shares of preferred stock, without par value of which no preferred shares are issued or outstanding, and (ii) 100,000,000 shares of common stock, without par value, of which 15,189,276 shares are outstanding as of the close of business on March 12, 2004, all of which are validly issued, fully paid and nonassessable. All outstanding shares of capital stock of Humboldt Bank are validly issued, fully paid and nonassessable and held by Humboldt. Other than 197,587 shares of Humboldt Common Stock reserved for issuance under Humboldt Stock Plans, and other than as set forth in Schedule 4.2 of the Humboldt Disclosure Schedule, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of Humboldt or Humboldt Bank, or which enable or require Humboldt or Humboldt Bank to acquire shares of its capital stock or other investment securities from any holder, are authorized, issued or outstanding.

      4.3       Public Reports; Sarbanes-Oxley Compliance. Since January 1, 2003, Humboldt has timely filed with the SEC all Humboldt Public Reports required to be so filed. Until the Effective Date, Humboldt will file with the SEC (and will furnish copies to Umpqua within two days thereafter) all additional Humboldt Public Reports then required to be filed. Since, January 1, 2003, Humboldt Bank has timely filed with the FDIC and the California Commissioner all Call Reports required to be so filed and until the Effective Date, and Humboldt Bank will continue to file such reports and furnish copies thereof to Umpqua within two days thereafter. Except as specified in Schedule 4.3 of the Humboldt Disclosure Schedule, the financial information included in the Humboldt Public Reports has been and will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied, and fairly present the financial position and results of operation of Humboldt and Humboldt Bank, respectively, on the dates and for the periods covered thereby. Schedule 4.3 of the Humboldt Disclosure Schedule lists, and Humboldt has delivered to Umpqua copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) effected by Humboldt or its Subsidiaries since January 1, 2003. KPMG, which has expressed its opinion with respect to the financial statement of Humboldt and its Subsidiaries, is and has been throughout the periods covered by such Humboldt Public Reports (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to Humboldt within the meaning of Regulation S-X and, with respect to Humboldt, and (c) in compliance with subsections

(g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Schedule 4.3 of the Humboldt Disclosure Schedule lists all non-audit services performed by KPMG for Humboldt and its Subsidiaries since January 1, 2003. As of the date filed, the Humboldt Public Reports and Call Reports have been, and as to those reports to be filed or provided on or after the date of this Agreement will be, accurate and complete as of the date filed or provided, and each complies or will comply in all material respects with all requirements applicable to such filing. Humboldt and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (subject to the requirements of Section 6.15 hereof) and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. Humboldt has implemented “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the chief executive officer and chief financial officer of Humboldt to engage in the review and evaluation process mandated by the Exchange Act. Humboldt’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Humboldt in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the SEC, and that all such information is accumulated and communicated to Humboldt’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Humboldt required under the Exchange Act with respect to such reports. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 3, 2002, was accompanied by the certifications required to be filed or submitted by Humboldt’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true, accurate and complete, and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Since July 3, 2002, neither Humboldt nor any Humboldt Subsidiary nor, to Humboldt’s Knowledge, any director, officer, employee, auditor, accountant or representative of Humboldt or any Humboldt Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Humboldt or any Humboldt Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Humboldt or any Humboldt Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Humboldt or any Humboldt Subsidiary, whether or not employed by Humboldt or any Humboldt Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Humboldt or any of its officers, directors, employees or agents to the Humboldt Board of Directors or any committee thereof or to any director or officer of Humboldt. Humboldt is in compliance with all current and proposed listing and corporate governance requirements of the NASDAQ National Market, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.

      4.4       Articles of Incorporation, Bylaws, Minutes. The copies of the Humboldt Articles, the Humboldt Bylaws, the Humboldt Bank Articles and the Humboldt Bank Bylaws, each as amended and restated, delivered to Umpqua are true and correct copies of such documents, each as amended and restated to date. Humboldt is not in violation of any provision of the Humboldt Articles or the Humboldt Bylaws. Humboldt Bank is not in violation of any provision of the Humboldt Bank Articles or the Humboldt Bank Bylaws. Except as set forth in Schedule 4.4 of the Humboldt Disclosure Schedule, the minute books of Humboldt and Humboldt Bank that have been or will be made available to Umpqua for its review contain accurate minutes of all meetings and all consents evidencing actions taken without a meeting by its Board of Directors (and any committees thereof) and by its shareholders.

      4.5           No Holding Company, Joint Venture, or Other Subsidiaries. Other than as to Humboldt with respect to Humboldt Bank or as otherwise set forth on Schedule 4.5 of the Humboldt Disclosure Schedule, no corporation or other entity is registered or, to the Knowledge of Humboldt or Humboldt Bank, is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, because of ownership or control of Humboldt or Humboldt Bank. Except as set forth on Schedule 4.5 of the Humboldt Disclosure Schedule and except for Humboldt with respect to Humboldt Bank, neither Humboldt nor Humboldt Bank, directly or indirectly, owns or controls, either by power to control the investment or power to vote, any shares of capital stock of any other corporation or entity, other than shares held in a fiduciary or custodial capacity in the ordinary course of business, and shares representing less than five percent of the outstanding shares of such corporation acquired in partial or full satisfaction of debts previously contracted. Except as set forth on Schedule 4.5 of the Humboldt Disclosure Schedule, neither Humboldt nor Humboldt Bank is a part of or has any ownership interest in any joint venture, limited liability company, or general or limited partnership, or a member of any unincorporated association.

      4.6        Shareholder Reports. Humboldt has delivered to Umpqua copies of all of Humboldt’s and Humboldt Bank’s reports and other communications to shareholders since January 1, 2003, including all proxy statements and notices of shareholder meetings, to the extent such reports and communications have not been filed with any Humboldt Public Reports. Until the Effective Date, Humboldt will furnish to Umpqua copies of all future communications within two days after Humboldt first sends such materials to its shareholders.

      4.7     Books and Records. The books and records of Humboldt and Humboldt Bank accurately reflect in all material respects the transactions and obligations to which it is a party or by which it or its properties are bound or subject. Such books and records have been and are accurate and comply in all material respects with applicable legal, regulatory and accounting requirements.

      4.8          Legal Proceedings. Except for regulatory examinations conducted in the normal course of regulation of Humboldt and Humboldt Bank, and except as disclosed in Schedule 4.8 of the Humboldt Disclosure Schedule, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of Humboldt, threatened against or affecting Humboldt or Humboldt Bank before any court, administrative officer or agency, other governmental body, or arbitrator that would, if determined adversely to Humboldt or Humboldt Bank, result individually or in the aggregate in any material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of Humboldt or Humboldt Bank or which might hinder or delay the consummation of the transactions contemplated by this Agreement.

      4.9     Compliance with Lending Laws and Regulations. Except as disclosed in Schedule 4.9 of the Humboldt Disclosure Schedule and except for such errors or oversights the financial effect of which are adequately reserved against or which would not result, individually or in the aggregate in any material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of Humboldt or Humboldt Bank:

(a) The conduct by each of Humboldt and Humboldt Bank of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of Humboldt, any foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a material adverse effect on any of Humboldt or Humboldt Bank, or their respective businesses, properties or financial conditions. Specifically, but without limitation, Humboldt and Humboldt Bank are each in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Act, Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974. All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of Humboldt or Humboldt Bank, as held in its respective portfolios or as sold with recourse into the secondary market, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to Humboldt, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in full compliance with all applicable federal, state or local laws or regulations. All Uniform Commercial Code filings, or filings of trust deeds, or of liens or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

(b) All loan files of Humboldt Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

(c) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Humboldt Bank in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against Humboldt or Humboldt Bank has been or will be suffered or incurred by Humboldt or Humboldt Bank.

(d) Neither Humboldt nor Humboldt Bank is in material violation of any applicable services or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Humboldt or Humboldt Bank or as to which either has sold to other investors, the effect of which violation would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of Humboldt or Humboldt Bank, and with respect to such loans none of Humboldt or Humboldt Bank has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of Humboldt or Humboldt Bank.

(e) Neither Humboldt nor Humboldt Bank has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

      4.10        Commitments. Schedule 4.10 of the Humboldt Disclosure Schedule is a listing of each outstanding commitments, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend of Humboldt Bank, as of March 11, 2004 in an amount of $750,000 or more.

      4.11     Hazardous Wastes. Except as set forth in Schedule 4.11 of the Humboldt Disclosure Schedule, to the Knowledge of Humboldt, neither Humboldt nor Humboldt Bank, nor any other person having an interest in any property which Humboldt or Humboldt Bank owns or leases, or has owned or leased, or in which either holds any security interest, mortgage, or other liens or interest including but not limited to as beneficiary of a deed of trust (“Humboldt Property”), has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Property. To the Knowledge of Humboldt, individually or in the aggregate, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from such Property, any of which individually or collectively would have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Humboldt or

Humboldt Bank. Neither Humboldt nor Humboldt Bank has received any written notice of, or has any reason to know of, a condition that could give rise to any private or governmental suit, claim, action, proceeding or investigation against Humboldt, Humboldt Bank, any such other person or such Property as a result of any of the foregoing events. “Hazardous Material” means any chemical, substance, material, object, condition, or waste harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes or combinations of them which are now or become prior to the Effective Date listed, defined or regulated in any manner by any federal, state or local law based, directly or indirectly, upon such properties or effects.

      4.12     Contingent and Other Liabilities. Schedule 4.12 of the Humboldt Disclosure Schedule is a list of all contingent and other liabilities within the Knowledge of Humboldt which are not set forth or reflected in other schedules or in the Humboldt Public Reports or in the Call Reports. Except as set forth in any schedules to this Agreement, and except for FDIC insured deposits and federal funds purchased and securities sold under agreements to repurchase arising out of transactions subsequent to the date of the latest balance sheet filed with a Humboldt Public Report or Call Report, neither Humboldt nor Humboldt Bank has any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) which are material or which, when combined with all other such obligations or liabilities would be material to the business, assets, earnings, operation or condition (financial or otherwise) of Humboldt or Humboldt Bank.

      4.13        No Adverse Changes. Except as set forth in Schedule 4.13 of the Humboldt Disclosure Schedule, since December 31, 2003, (a) there has been no material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of Humboldt or Humboldt Bank; (b) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by Humboldt or Humboldt Bank, nor has Humboldt or Humboldt Bank purchased or redeemed any of its shares or shares of a Subsidiary or other affiliate; and (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to Humboldt or Humboldt Bank. As of the Effective Date, neither Humboldt nor Humboldt Bank will have any obligations or liabilities of any nature, whether absolute, accrued, contingent or otherwise, in excess of $200,000 individually, or $500,000 in the aggregate, other than:

(a) Obligations and liabilities disclosed in Humboldt Public Reports or Call Reports as of December 31, 2003, or in the schedules provided herewith;

(b) Obligations and liabilities incurred in, or as a result of, the normal and ordinary course of business, consistent with past practices, which, in the aggregate, do not have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Humboldt or Humboldt Bank; and

(c) Obligations and liabilities incurred otherwise than in or as a result of the normal and ordinary course of business consistent with past practices, provided Umpqua shall have consented thereto.

      Except as set forth in schedules hereto or reflected in the Humboldt Public Reports or the Call Reports, and to the Knowledge of Humboldt, there is no basis for any claim against Humboldt or Humboldt Bank or any other obligation or liability of any nature, in excess of $200,000 individually or $500,000 in the aggregate.

      4.14       Regulatory Approvals Required. The nature of the business and operations of Humboldt and Humboldt Bank does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit either to perform their obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Humboldt or Humboldt Bank, or any material loss or disadvantage to their business, upon consummation of the Holding Company Plan of Merger or Bank Plan of Merger, except for:

(a) Approval of the Bank Plan of Merger by the Oregon Director, FDIC and California Commissioner;

(b) Approval from, or waiver of jurisdiction by, the FRB of the Holding Company Merger;

(c) Filing of the Holding Company Plan of Merger and Articles of Merger with the Oregon Secretary of State and California Secretary of State;

(d) Effectiveness of a registration statement under the Securities Act; and

(e) Filing with the SEC of the preliminary and definitive proxy statement, relating to obtaining Humboldt shareholder approval of the Holding Company Merger, in accordance with Section 14 of the Exchange Act and the rules thereunder.

      As of the date hereof, neither Humboldt nor Humboldt Bank has any knowledge of any reason why the approvals set forth in this Section 4.14 and in Section 8.4 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.4.

      4.15     Corporate and Shareholder Approval of Agreement, Binding Obligations. Humboldt and Humboldt Bank each has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of Humboldt and Humboldt Bank. No other corporate action on the part of Humboldt or Humboldt Bank other than shareholder approval is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Humboldt and Humboldt Bank, and assuming compliance by Umpqua with its representations, warranties and covenants herein, and assuming satisfaction of the conditions set forth in Article 9, constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

      4.16     No Defaults from Transaction. Subject to obtaining the governmental approvals described in Section 4.14 and the consents identified in Schedule 4.21 of the Humboldt Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the Holding Company Plan of Merger or Bank Plan of Merger by Humboldt and Humboldt Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any material breach or violation of, or result in any default or any acceleration of performance under, any of the terms, conditions or provisions of the Humboldt Articles, the Humboldt Bylaws, the Humboldt Bank Articles and the Humboldt Bank Bylaws, or (assuming the accuracy of Umpqua’s and Umpqua Bank’s representations and warranties, compliance with their covenants, and the performance of their obligations under this Agreement and the Holding Company Plan of Merger and Bank Plan of Merger) of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any material contract, agreement or instrument to which either is a party or by which either is bound, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of Humboldt or Humboldt Bank which are material to their business. Assuming the accuracy of Umpqua’s and Umpqua Bank’s representations and warranties, compliance with their covenants, and the performance of their obligations under this Agreement and the Holding Company Plan of Merger and Bank Plan of Merger, the consummation of the transactions contemplated by this Agreement will not result in any material adverse change in the business, assets, earnings, operations or conditions (financial or otherwise) of Humboldt or Humboldt Bank.

      4.17      Tax Returns. Humboldt and Humboldt Subsidiaries have filed all material federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. Humboldt and Humboldt Bank have timely and accurately filed all material currency transaction reports required by the Bank Secrecy Act, as amended, and have timely and accurately filed all material required information returns and reports, including without limitation Forms 1099. Except as disclosed in Schedule 4.17 of the Humboldt Disclosure Schedule, Humboldt has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided, and the Officers of Humboldt have no Knowledge of any pending or threatened (in writing) audit or investigation of Humboldt or Humboldt Bank with respect to any tax liabilities. Except as disclosed in Schedule 4.17 of the Humboldt Disclosure Schedule, there are currently no agreements in effect with respect to Humboldt or Humboldt Bank to extend the period of limitations for assessment or collection of any tax. Humboldt has delivered to Umpqua true and correct copies of Humboldt’s and any Humboldt Bank’s unconsolidated or uncombined federal and state income or franchise tax returns for the years 2001 and 2002.

      4.18      Real Property, Leased Personal Property. Schedule 4.18 of the Humboldt Disclosure Schedule is a list setting forth all real property owned by Humboldt or Humboldt Bank as present, former or future bank premises and all real property currently held as other real estate owned. Except as set forth in that schedule or except for disposition of other real estate owned in the ordinary course of business, Humboldt or Humboldt Bank will own all of such real property, presently owned, on the Effective Date. Except as may be noted on that schedule, all owned real property reflected in the Humboldt Public Reports or Call Reports as of December 31, 2003 is included in that schedule. The leases pursuant to which Humboldt or Humboldt Bank leases real property and material personal property, copies of which have also been delivered to Umpqua, are valid and effective in accordance with their respective terms and there is not under any such lease any default nor has there occurred any event which, with the giving of notice, lapse of time, would constitute an event of default. Except as disclosed in Schedule 4.18 of the Humboldt Disclosure Schedule, the real and personal property owned by Humboldt or Humboldt Bank is free of any adverse claims, except for easements, conditions and restrictions of record that do not materially impair the use, occupancy or enjoyment of such property by Humboldt or Humboldt Bank, as applicable. Except as noted on Schedule 4.18 of the Humboldt Disclosure Schedule, all buildings and structures on the real property, the equipment located thereon, and the real and personal property leased by Humboldt or Humboldt Bank, are in all material respects in good operating condition and repair (ordinary wear and tear excepted) and conform in all material respects to all applicable laws, ordinances and regulations. Except as disclosed in Schedule 4.18 of the Humboldt Disclosure Schedule, Humboldt and Humboldt Bank have good and marketable title to all of their owned real and personal property, subject to no mortgages, pledges, encumbrances, liens or charges of any kind, except liens for taxes not delinquent and except for easements, conditions and restrictions of record that do not materially impair the use, occupancy or enjoyment of such property by Humboldt or Humboldt Bank, as applicable. Humboldt and Humboldt Bank own or lease all property on which their continued business operations are materially dependent.

      4.19     Insurance. Except as set forth in Schedule 4.19 of the Humboldt Disclosure Schedule, for each of the past three years and continuing to date, Humboldt and Humboldt Bank have insured their business and real and personal property against all risks of a character usually insured against, including but not limited to financial institution bond, directors and officers liability, property and casualty and commercial liability insurance, with customary amounts of coverage, deductibles and exclusions by reputable insurers authorized to transact insurance in the State of California and such other jurisdictions where they operate or own property, and they will maintain all existing insurance through the Effective Date. Humboldt and Humboldt Bank are in material compliance with all existing insurance policies and have not failed to give timely notice of, or present properly, any material claim thereunder that is within the Knowledge of an Officer of Humboldt or Humboldt Bank. Schedule 4.19 of the Humboldt Disclosure Schedule includes a list of all insurance policies currently in force with respect to Humboldt’s and Humboldt Bank’s business and real and personal property.

      4.20     Trademarks. Humboldt and Humboldt Bank own or have valid licenses to use all patents, trademarks, copyrights or trade names which they consider to be material to their business taken as a whole, and have not been charged with infringement or violation of any patent, trademark, copyright or trade name which would be likely to have a material adverse effect on their business.

      4.21       Contracts and Agreements. Schedule 4.21 of the Humboldt Disclosure Schedule is a list of all material outstanding contracts, agreements, leases or understandings to which Humboldt or Humboldt Bank is a party or to which any of its properties are subject except for any contracts or agreements entered into with its customers in the ordinary course of business. Such documents include, without limitation, all agreements, contracts, leases or understandings with current officers and directors and any persons who have been an officer or director within the past three years, of Humboldt or Humboldt Bank, other than documentation regarding deposits and documentation regarding loans that are fully performing in accordance with their terms, which terms are no more favorable than those available to an affiliated parties made at or about the same time. Further, except as set forth in such schedule, Humboldt has, at December 31, 2003, fully accrued in accordance with generally accepted accounting principles, for all obligations under such commitments.

      Neither Humboldt nor Humboldt Bank is in material default or breach, and there has not occurred any event which with notice or lapse of time would constitute a material breach or default, under any material contract, agreement, instrument, lease or understanding, and, excluding any loan agreements or notices with Humboldt Bank customers reflected in Humboldt’s regular delinquent loan reports which have been and will be made available to Umpqua, Humboldt’s Officers do not have Knowledge of any material default by any other party thereto; and no contract, agreement, lease or understanding referred to in this Section 4.21, or in such other schedules will be modified or changed prior to the Effective Date without the prior written consent of Umpqua. Except as identified on Schedule 4.21 of the Humboldt Disclosure Schedule, no consent or approval by the parties thereto is required by reason of this Agreement to maintain such contracts, agreements, leases and understandings in effect. No waiver or indulgence has been granted by any of the landlords under any such leases.

      4.22     Employee Benefits.

      (a) Each Employee Benefit Plan sponsored or maintained by Humboldt or any affiliate of Humboldt as determined under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) is set forth in Schedule 4.22 of the Humboldt Disclosure Schedule. Except as set forth in Schedule 4.22 of the Humboldt Disclosure Schedule, neither Humboldt nor any ERISA Affiliate maintains nor sponsors any other pension, profit sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, severance, sickness, disability, medical or death benefit plans, whether or not subject to ERISA. Except as set forth on Schedule 4.22 of the Humboldt Disclosure Schedule, there are no other compensation, employment or collective bargaining agreements, stock options, stock purchase agreements, life, health, accident or other insurance, bonus, deferred or incentive compensation, change-in-control, severance or separation, profit sharing, retirement, or other employee fringe benefit policies or arrangements of any kind that could result in the payment to any employees or former employees or other persons of Humboldt or Humboldt Bank of any money or other property. The only “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) sponsored or maintained by Humboldt or any ERISA Affiliate, or to which Humboldt or any ERISA Affiliate contributes (“Welfare Benefit Plan”) or are required to contribute, are as set forth in Schedule 4.22 of the Humboldt Disclosure Schedule.

      (b) Except as set forth on Schedule 4.22 of the Humboldt Disclosure Schedule, there are no employment contracts entered into by Humboldt or Humboldt Bank and no other deferred compensation contracts, agreements, arrangements or commitments maintained or agreed to by either of them that provides for or could result in the payment to any Humboldt or Humboldt Bank employee or former employee of any money or other property rights, in either case in an amount that would be material, or accelerate the vesting or payment of such amounts or rights to any employee as a result of the transactions contemplated herein. Except as set forth in Schedule 4.22 of the Humboldt Disclosure Schedule, no such payment or acceleration set forth in Schedule 4.22 of the Humboldt Disclosure Schedule would constitute a parachute payment within the meaning of Code Section 280G.

      (c) Other than as set forth in Schedule 4.22 of the Humboldt Disclosure Schedule, Humboldt or any ERISA Affiliate has not maintained a pension benefit plan that is subject to title 1, subtitle B, part 3 of ERISA (“Pension Benefit Plan”). With respect to any such Pension Benefit Plan, the amount of liability for any contribution paid or owing with respect to such Pension Benefit Plan for the last or current plan year and the plan year in which the Effective Date occurs are set forth on Schedule 4.22 of the Humboldt Disclosure Schedule. There are no other material liabilities that would be incurred in connection with a termination of the Plan, and the Plan is fully funded.

      (d) Humboldt and, to the Knowledge of Humboldt, all persons having fiduciary or other responsibilities or duties with respect to any Employee Benefit Plan, are, and have since inception been, in substantial compliance in all material respects with, and each such Employee Benefit Plan is and has been operated substantially in accordance with, its provisions and in compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA or the Code. Each Pension Benefit Plan and any related trust agreements or annuity contracts (or any other funding instruments) substantially comply both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under Section 401(a) or 403(a) or other applicable provisions of the Code, and all other applicable laws, rules and regulations; all material governmental approvals for the Employee Benefit Plans have been obtained; and, except as set forth in Schedule 4.22 of the Humboldt Disclosure Schedule, a favorable determination or opinion as to the qualification under the Code of each Pension Benefit Plan set forth in Schedule 4.22 of the Humboldt Disclosure Schedule and each amendment thereto has been made or given by the Internal Revenue Service. No Plan is a “multi-employer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of Humboldt, all contributions or other amounts payable by Humboldt or Humboldt Bank as of the Effective Date with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and Section 412 of the Code, and there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a material adverse effect on Humboldt or Humboldt Bank.

      (e) Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in material compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely made or filed. Each Employee Benefit Plan is in material compliance with the governing instruments and applicable federal or state law. In particular, but without limitation, each Welfare Benefit Plan is in material compliance with federal law, including without limitation the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Except as described on Schedule 4.22 of the Humboldt Disclosure Schedule, no Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Humboldt or any ERISA Affiliate beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) any deferred compensation benefits accrued as liabilities on the books of Humboldt or any ERISA Affiliates or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

      (f) Neither Humboldt nor, to the Knowledge of its Officers, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service) or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or (d) of the Code or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service. To the Knowledge of Humboldt, neither Humboldt nor any ERISA Affiliate has engaged in a transaction in connection with which Humboldt or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

      (h) Except as set forth on Schedule 4.22 of the Humboldt Disclosure Schedule, complete and correct copies of the following documents have been furnished to Umpqua:

(1) Each current Humboldt Employee Benefit Plan and any related trust agreements;

(2) The most recent summary plan description of each current Humboldt Employee Benefit Plan for which a summary plan description is required under ERISA;

(3) The most recent determination or opinion letters of the Internal Revenue Service with respect to the qualified status of the current Humboldt Pension Benefit Plan;

(4) Annual Reports (on form 5500 series) required to be filed by Humboldt with any governmental agency for the last two years;

(5) Financial information which identifies to the Knowledge of Humboldt (x) all material claims arising under any Employee Benefit Plan, (y) all claims presently outstanding against any Employee Benefit Plan (other than normal claims for benefits), and (z) a description of any material future compliance action required with respect to any Employee Benefit Plan under ERISA, or federal or state law; and

      (6) Any actuarial reports and PBGC Forms 1 for the last two years.

      4.23       Employment Disputes. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Humboldt, threatened against Humboldt or Humboldt Bank, and such Officers do not have Knowledge of any attempt to organize any employees of Humboldt or Humboldt Bank into a collective bargaining unit.

      4.24       Reserve for Loan Losses. Humboldt’s reserve for loan losses, as established from time to time, equals or exceeds the amount required of Humboldt and Humboldt Bank as determined by the applicable bank regulatory agencies and pursuant to GAAP. Since December 31, 2003, Humboldt has not reversed, and prior to the Effective Date Humboldt will not reverse, any provision taken for loan losses.

      4.25       Repurchase Agreement. Humboldt and Humboldt Bank have valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

      4.26        Shareholder List. The list of shareholders of Humboldt, provided to Umpqua, is a true and correct list of the names, addresses and holdings of all record holders of Humboldt common stock as of the date of such list.

      4.27        Interests of Directors and Others. Except as disclosed in any Humboldt Public Reports or the schedules hereto, no officer or director of Humboldt or Humboldt Bank has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of Humboldt or Humboldt Bank other than as an owner of outstanding securities or deposit accounts of Humboldt or Humboldt Bank, or as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time.

      4.28     Humboldt Disclosure Schedule to this Agreement. The information contained in the Humboldt Disclosure Schedule to this Agreement prepared by or on behalf of Humboldt or Humboldt Bank constitutes additional representations and warranties made by Humboldt hereunder and is incorporated herein by reference. The copies of documents furnished as part of these schedules are true and correct copies and include all amendments, supplements, and modifications thereto and all express waivers applicable thereunder.

      4.29      Brokers and Finders. Humboldt has received the opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Exchange Ratio is fair to the holders of Humboldt Common Stock from a financial point of view. Except for the fees and related costs payable to Keefe, Bruyette & Woods, Inc., no action has been taken by Humboldt that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

5.	Representations and Warranties of Umpqua

      Except as disclosed in one or more schedules to this Agreement delivered prior to execution of this Agreement (the “Umpqua Disclosure Schedule”), Umpqua represents and warrants to Humboldt as follows:

5.1 Organization, Existence, and Authority. Umpqua is a corporation duly organized and validly existing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. Umpqua Bank is a bank duly organized, validly existing, and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. SAWY is a registered broker dealer duly organized and validly existing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. Each of Umpqua, Umpqua Bank and SAWY is qualified to do business and is in good standing in every jurisdiction in which such qualification is required except where the failure to so qualify would not result in any material adverse effect on its business operation, financial condition or properties.

5.2 Authorized and Outstanding Stock, Options, and Other Rights. The authorized capital stock of Umpqua consists of (i) 2,000,000 shares of undesignated preferred stock, with no par value per share, of which no shares are issued or outstanding, and (ii) 100,000,000 shares of common stock, with no par value per share, of which 28,460,278 shares are outstanding as of the close of business on March 12, 2004, all of which are validly issued, fully paid and nonassessable. The authorized capital stock of Umpqua Bank consists of 2,000,000 shares of undesignated preferred stock, with no par value per share, of which no shares are issued and outstanding and 20,000,000 shares of common stock with no par value per share, of which 7,664,752 shares are outstanding, all of which are validly issued, fully paid and nonassessable and all of which are held by Umpqua. Umpqua owns all of the outstanding capital stock of SAWY. Other than as set forth in the Umpqua Public Reports or Schedule 5.2 of the Umpqua Disclosure Schedule, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of Umpqua or any Subsidiary, or which enable or require Umpqua to acquire shares of its capital stock or other investment securities from any holder, are authorized, issued or outstanding.

5.3 Public Reports; Sarbanes-Oxley Compliance. Since January 1, 2003, Umpqua has timely filed with the SEC all Umpqua Public Reports required to be filed. Until the Effective Date, Umpqua will file with the SEC (and will furnish copies to Humboldt within two days thereafter) all additional Umpqua Public Reports required to be filed from time to time, and all other reports Umpqua otherwise files with the SEC. Since January 1, 2003, Umpqua Bank has timely filed with the FDIC and the Oregon Director all Call Reports and SAWY has timely filed with the SEC and NASD all Broker Dealer Reports required to be filed and until the Effective Date each of Umpqua Bank and SAWY will continue to file such reports and will furnish copies thereof to Humboldt within two days thereafter. The financial information included in the Umpqua Public Reports have been and will be prepared in accordance GAAP, consistently applied and fairly present the financial position and results of operation of Umpqua and its subsidiaries on the dates and for the periods covered thereby. As of the date filed, each Umpqua Public Report, the Umpqua Bank Call Reports and SAWY Broker Dealer Reports have been and, as to those reports filed after the date hereof, will be, accurate and complete as of the date filed, and each complies or will comply with all requirements applicable to such filing.

In its Public Reports, Umpqua has disclosed all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) effected by Umpqua or its Subsidiaries since January 1, 2003. Deloitte & Touche LLP, which has expressed its opinion with respect to the financial statements of Umpqua and its Subsidiaries, is and has been throughout the periods covered by such Public Reports (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to Umpqua within the meaning of

Regulation S-X and, with respect to Umpqua, and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Schedule 5.3 of the Umpqua Disclosure Schedule lists all non-audit services performed by Deloitte & Touche LLP for Umpqua and its Subsidiaries since January 1, 2003. As of the date filed, the Umpqua Public Reports and Call Reports have been, and as to those reports to be filed or provided on or after the date of this Agreement will be, accurate and complete as of the date filed or provided, and each complies or will comply in all material respects with all requirements applicable to such filing. Umpqua and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. Umpqua has implemented “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the chief executive officer and chief financial officer of Umpqua to engage in the review and evaluation process mandated by the Exchange Act. Umpqua’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Umpqua in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the SEC, and that all such information is accumulated and communicated to Umpqua’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Umpqua required under the Exchange Act with respect to such reports. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 3, 2002, was accompanied by the certifications required to be filed or submitted by Umpqua’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true, accurate and complete, and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Since July 3, 2002, neither Umpqua nor any Umpqua Subsidiary nor, to Umpqua’s Knowledge, any director, officer, employee, auditor, accountant or representative of Umpqua or any Umpqua Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Umpqua or any Umpqua Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Umpqua or any Umpqua Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Umpqua or any Umpqua Subsidiary, whether or not employed by Umpqua or any Umpqua Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Umpqua or any of its officers, directors, employees or agents to the Umpqua Board of Directors or any committee thereof or to any director or officer of Umpqua. Umpqua is in compliance with all current and proposed listing and corporate governance requirements of the NASDAQ National Market, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act of 2002 and the SEC

5.4 Articles of Incorporation, Bylaws, Minutes. The copies of the articles of incorporation, as amended, and the bylaws of each of Umpqua, Umpqua Bank and SAWY delivered to Humboldt are true and correct copies of existing articles of Incorporation and bylaws of Umpqua, Umpqua Bank and SAWY, as the case may be, as amended to date. None of Umpqua, Umpqua Bank or SAWY are in violation of any provision of its articles of incorporation or bylaws. The minute books of Umpqua, Umpqua Bank and SAWY which have been or will be made available to Humboldt for its review, contain accurate minutes of all meetings and all consents evidencing actions taken without a meeting by its Board of Directors (and any committees thereof) and by its shareholders.

5.5 No Adverse Changes. Except as set forth in Schedule 5.5 of the Umpqua Disclosure Schedule, since December 31, 2003, (a) there has been no material adverse change in the business,

assets, earnings, operation or condition (financial or otherwise) of Umpqua; (b) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by Umpqua, nor has Umpqua purchased or redeemed any of its shares; and (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to Umpqua. As of the Effective Date, Umpqua will have no obligations or liabilities of any nature, whether absolute, accrued, contingent or otherwise, in excess of $400,000 individually, or $1,000,000 in the aggregate, other than:

(a) Obligations and liabilities disclosed in Umpqua Public Reports, Umpqua Call Reports or SAWY Broker Dealer Reports as of December 31, 2003, or schedules provided herewith;

(b) Obligations and liabilities incurred in, or as a result of, the normal and ordinary course of business, consistent with past practices, which do not, in the aggregate, have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Umpqua; and

(c) Obligations and liabilities incurred otherwise than in or as a result of the normal and ordinary course of business consistent with past practices, provided Humboldt shall have consented thereto.

Except as set forth in schedules hereto or reflected in the Umpqua Public Reports, the Umpqua Bank Call Reports or the SAWY Broker Dealer Reports and to the Knowledge of the Officers of Umpqua, there is no basis for any claim against Umpqua or any other obligation or liability of any nature, in excess of $200,000 individually or $500,000 in the aggregate.

5.6 Shareholder Reports. Umpqua has delivered to Humboldt copies of all of Umpqua’s reports and other communications to shareholders since January 1, 2003, including all proxy statements and notices of shareholder meetings, to the extent such reports and communications have not been filed with any Umpqua Public Reports. Until the Effective Date, Umpqua will furnish to Humboldt copies of all future communications within two days such materials are first sent by Umpqua to such shareholders.

5.7 Books and Records. The books and records of Umpqua and each Umpqua Subsidiary accurately reflect in all material respects the transactions and obligations to which it is a party or by which it or its properties are bound or subject. Such books and records have been and are accurate and comply in all material respects with applicable legal, regulatory and accounting requirements.

5.8 Legal Proceedings. Except for regulatory examinations conducted in the normal course of regulation of Umpqua and Umpqua Subsidiaries, and except as disclosed in Schedule 5.8 of the Umpqua Disclosure Schedule, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of the Officers of Umpqua, threatened against or affecting Umpqua or any Umpqua Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator that would, if determined adversely to Umpqua or an Umpqua Subsidiary, result individually or in the aggregate in any material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of Umpqua or any Umpqua Subsidiary or which might hinder or delay the consummation of the transactions contemplated by this Agreement.

5.9 Compliance with Lending Laws and Regulations. Except as disclosed in Schedule 5.9 of the Umpqua Disclosure Schedule and except for such errors or oversights the financial effect of which are adequately reserved against or which would not result, individually or in the aggregate in any material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of Umpqua or Umpqua Bank:

(a) The conduct by each of Umpqua and each Umpqua Subsidiary of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of Umpqua, any foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a material adverse effect on either Umpqua or any Umpqua Subsidiary, its business, properties or financial condition. Specifically, but without limitation, each of Umpqua and each Umpqua Subsidiary is in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Act, Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974. All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of either Umpqua or Umpqua Bank, as held in its portfolios, or as sold with recourse into the secondary market represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to Umpqua or Umpqua Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in full compliance with all applicable federal, state or local laws or regulations. All Uniform Commercial Code filings, or filings of trust deeds, or of liens or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements. Umpqua’s registered broker dealer is in substantial compliance with all SEC and NASD rules and regulations.

(b) All loan files of Umpqua Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

(c) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Umpqua Bank in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against Umpqua or Umpqua Bank has been or will be suffered or incurred by Umpqua or Umpqua Bank.

(d) Neither Umpqua nor Umpqua Bank is in material violation of any applicable services or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Umpqua or Umpqua Bank or as to which either has sold to other investors, the effect of which violation would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of Umpqua or Umpqua Bank, and with respect to such loans neither Umpqua nor Umpqua Bank has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of Umpqua or Umpqua Bank.

(e) Umpqua Bank has not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

5.10 Hazardous Wastes. Except as set forth in Schedule 5.10 of the Umpqua Disclosure Schedule, to the Knowledge of Umpqua, neither Umpqua nor any Subsidiary, nor any other person having an interest in any property which Umpqua or any Subsidiary owns or leases, or has owned or leased, or in which either holds any security interest, mortgage, or other liens or interest including but not limited to as beneficiary of a deed of trust (“Umpqua Property”), has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Property. Individually or in the aggregate, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from such Property, any of which individually or collectively would have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Umpqua or any Subsidiary. Neither Umpqua nor any Subsidiary has received any written notice of, or has reason to know of, a condition that could give rise to any private or governmental suit, claim, action, proceeding or investigation against Umpqua, any Subsidiary, any such other person or such Property as a result of any of the foregoing events.

5.11 Contingent and Other Liabilities. Schedule 5.11 of the Umpqua Disclosure Schedule is a list of all contingent and other liabilities, within the Knowledge of Umpqua which are not set forth or reflected in other schedules or in the Umpqua Public Reports, Umpqua Bank Call Reports or the SAWY Broker Dealer Reports. Except as set forth in any schedules to this Agreement, and except for FDIC insured deposits and federal funds purchased and securities sold under agreements to repurchase arising out of transactions subsequent to the date of the latest balance sheet filed with an Umpqua Public Report, Umpqua Bank Call Report or the SAWY Broker Dealer Reports, neither Umpqua nor any Subsidiary has any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) which are material or which, when combined with all other such obligations or liabilities would be material to the business, assets, earnings, operation or condition (financial or otherwise) of Umpqua.

5.12 Regulatory Approvals Required. The nature of the business and operations of Umpqua and its Subsidiaries does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit Umpqua to perform its obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Umpqua or its Subsidiaries, or any material loss or disadvantage to their business, upon consummation of the Holding Company Plan of Merger or the Bank Plan of Merger, except for:

(a) Approval of the Bank Plan of Merger by the Oregon Director, California Commissioner and FDIC;

(b) Approval from, or waiver of jurisdiction by, the FRB of the Holding Company Merger;

(c) Filing of the Holding Company Plan of Merger and Articles of Merger with the Oregon Secretary of State;

(d) Registration with the SEC of the Umpqua Common Stock to be issued to Humboldt shareholders;

(e) Registration with, the issuance of permits from, or the perfection of exemptions from registration from applicable state blue sky administrators of the Umpqua Common Stock to be issued to Humboldt shareholders;

(f) Filing with the SEC of the preliminary and definitive proxy statement relating to obtaining Umpqua shareholder approval of the Holding Company Merger in accordance with Section 14 of the Exchange Act and the rules thereunder; and

(g) Approval by the Nasdaq Stock Market of the listing application relating to the Umpqua Common Stock to be issued in connection herewith.

As of the date hereof, neither Umpqua nor Umpqua Bank has any knowledge of any reason why the approvals set forth in this Section 5.12 and in Section 9.4 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 9.4.

5.13 Corporate and Shareholder Approval of Agreement, Binding Obligations. Umpqua and Umpqua Bank each has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of Umpqua and Umpqua Bank. No other corporate action on the part of Umpqua or Umpqua Bank other than shareholder approval is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Umpqua and Umpqua Bank and, assuming compliance by Humboldt with its representations, warranties and covenants herein, and assuming satisfaction of the conditions set forth in Article 8, this Agreement constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms.

5.14 No Defaults from Transaction. Subject to obtaining the governmental approvals described in Section 5.12, neither the execution, delivery and performance of this Agreement and the Holding Company Plan of Merger or Bank Plan of Merger by Umpqua and Umpqua Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any breach or violation of, or result in any default or any acceleration of performance under, any of the terms, conditions or provisions of the articles of incorporation or bylaws of Umpqua, Umpqua Bank or SAWY, or (assuming the accuracy of Humboldt representations and warranties, compliance with its covenants, and the performance of its obligations under this Agreement and the Holding Company Plan of Merger and the Bank Plan of Merger) of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any contract, agreement or instrument to which any of them is a party or by which any of them is bound, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of Umpqua or its Subsidiaries which are material to the business of Umpqua or its Subsidiaries. Assuming the accuracy of Humboldt’s and Humboldt Bank’s representations and warranties, compliance with their covenants, and the performance of their obligations under this Agreement and the Holding Company Plan of Merger and Bank Plan of Merger, the consummation of the transactions contemplated by this Agreement will not result in any material adverse change in the business, assets, earnings, operations or conditions (financial or otherwise) of Umpqua or its Subsidiaries.

5.15 Insurance. Except as set forth in Schedule 5.15 of the Umpqua Disclosure Schedule, for each of the past three years and continuing to date, Umpqua and its Subsidiaries have insured their business and real and personal property against all risks of a character usually insured against, including but not limited to financial institution bond, directors and officers liability, property and casualty and commercial liability insurance, with customary amounts of coverage, deductibles and exclusions by reputable insurers authorized to transact insurance in the State of Oregon and such other jurisdictions where they operate or own property, and they will maintain all existing insurance through the Effective Date. Umpqua and its Subsidiaries are in material compliance with all existing insurance policies and have not failed to give timely notice of, or present properly, any material claim thereunder that is within the Knowledge of an Officer of Umpqua or one of its Subsidiaries. Schedule 5.15 of the Umpqua Disclosure Schedule includes a list of all insurance policies currently in force with respect to Umpqua’s and its Subsidiaries’ business and real and personal property.

5.16 Contracts and Agreements. Neither Umpqua nor any Subsidiary is in material default or breach, and there has not occurred any event which with notice or lapse of time would constitute a material breach or default, under any material contract, agreement, instrument, lease or understanding, and, excluding any loan agreements or notices with Umpqua Bank customers reflected in Umpqua’s regular delinquent loan reports which have been and will be made available to Humboldt, Umpqua’s Officers do not have Knowledge of any material default by any other party thereto. No consent or approval by the parties thereto is required by reason of this Agreement to maintain such contracts, agreements, instruments, leases and understandings in effect.

5.17 Reserve for Loan Losses. Umpqua’s reserve for loan losses, as established from time to time, is adequate as determined by the standards applied to Umpqua and Umpqua Bank by the applicable bank regulatory agencies and pursuant to generally accepted accounting principles. Since December 31, 2003, Umpqua has not reversed, and prior to the Effective Date Umpqua will not reverse, any provision taken for loan losses.

5.18 Repurchase Agreement. Umpqua and Umpqua Bank have valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

5.19 Interests of Directors and Others. Except as disclosed in any Umpqua Public Reports or the schedules hereto, no officer or director of Umpqua or Umpqua Bank has any material interest in any assets or property, whether real or personal, tangible or intangible, of or used in the business of Umpqua or any of its Subsidiaries, other than as an owner of outstanding securities or deposit accounts of Umpqua or Umpqua Bank, as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time, or as customers in the ordinary course of SAWY’s business.

5.20 Tax Returns. Umpqua and Umpqua Subsidiaries have filed all material federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. Umpqua and Umpqua Bank have timely and accurately filed all material currency transaction reports required by the Bank Secrecy Act, as amended, and have timely and accurately filed all material required information returns and reports, including without limitation Forms 1099. Except as disclosed in Schedule 5.20 of the Umpqua Disclosure Schedule, Umpqua has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided, and the Officers of Umpqua have no Knowledge of any pending or threatened (in writing) audit or investigation of Umpqua or Umpqua Bank with respect to any tax liabilities. Except as disclosed in Schedule 5.20 of the Umpqua Disclosure Schedule, there are currently no agreements in effect with respect to Umpqua or Umpqua Bank to extend the period of limitations for assessment or collection of any tax. Umpqua has delivered to Humboldt true and correct copies of Umpqua’s tax returns, including any unconsolidated or uncombined federal and state income or franchise tax returns, for the years 2001 or 2002.

5.21 Umpqua Disclosure Schedule to this Agreement. The information contained in the Umpqua Disclosure Schedule to this Agreement prepared by or on behalf of Umpqua constitutes additional representations and warranties made by Umpqua hereunder and is incorporated herein by reference. The copies of documents furnished as part of these schedules are true and correct copies and include all amendments, supplements, and modifications thereto and all express waivers applicable thereunder.

      6. Covenants of Humboldt.

      6.1     Certain Actions. Except as expressly provided for in this Agreement, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Humboldt covenants to Umpqua for itself and on behalf of Humboldt Bank, that, without first obtaining the written approval of Umpqua, which approval shall not be unreasonably withheld, or as set forth in Schedule 6.1 or 6.16 of the Humboldt Disclosure Schedule:

(a) It shall not amend the Humboldt Articles or the Humboldt Bylaws or approve any amendment to the Humboldt Bank Articles or the Humboldt Bank Bylaws;

(b) It shall not declare or pay any dividend (except its regular quarterly cash dividends of $0.03 per share), redeem, repurchase or otherwise acquire or agree to acquire any of Humboldt’s or any Humboldt Subsidiaries’ stock; or make or commit to make any other distribution on any capital stock to Humboldt’s or any Humboldt Subsidiaries’ shareholders; provided that this Section 6.1(b) shall not preclude the ordinary course payment of dividends by Humboldt Bank to Humboldt, the primary purpose of which is to fund the ongoing operations of Humboldt;

(c) It shall not, except under options and convertible securities identified in Schedule 4.2 of the Humboldt Disclosure Schedule, issue, sell, or deliver; agree to issue, sell or deliver; or grant or agree to grant any shares of any class of the stock of Humboldt or Humboldt Bank; any securities convertible into any of such shares; or any options, warrants, or other rights to purchase such shares, or to modify, accelerate vesting or extend the exercise date except as set forth in Schedule 4.2 of the Humboldt Disclosure Schedule;

(d) It shall not, except in the ordinary course of business, borrow or agree to borrow any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any commitment, obligation or liability (absolute or contingent); or cancel or agree to cancel any debts or claims;

(e) It shall not, except in the ordinary course of business, lease, sell or transfer; agree to lease, sell or transfer; or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights; make or permit any amendment or termination of any contract, agreement, instrument or other right to which it is a party and which is material to its business, assets, earnings, operation or condition (financial or otherwise); or mortgage, pledge or subject to a lien or any other encumbrance any of its material assets, tangible or intangible;

(f) It shall not violate, or commit a breach of or default under any contract, agreement or instrument to which it is a party or to which any of its assets may be subject and which is material to its business, assets, earnings, operation or condition (financial or otherwise); or knowingly violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirements of any governmental body or court, relating to its assets or business;

(g) Other than with respect to agreements in effect on the date of this Agreement, it shall not increase or agree to increase the compensation payable to any officer, director, employee or agent, except for merit increases to personnel in the ordinary course of business consistent with past practices, and other than (i) annual salary and bonus increases made in the ordinary course of business not exceeding 5% in the aggregate (based upon December 31, 2003 aggregate salary figures) or 6% for any individual employee or (ii) in connection with retail incentive bonuses awarded consistent with past practices; enter into any contract of employment (i) for a period greater than 30 days or (ii) providing for severance payments upon termination of employment or upon the occurrence of any other event including but not limited to the consummation of the Plans of Merger; make, or commit to make, any stay, retention or conversion bonus except as may be mutually agreed to by Umpqua; or enter into or make any material change in any Employee Benefit Plan except as required by law;

(h) It shall not, except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of loans to customers, acquire control of or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity; acquire control or ownership of all or a substantial portion of the assets of any of the foregoing; merge, consolidate or otherwise combine with any other corporation; or enter into any agreement providing for any of the foregoing except in connection with the enforcement of bona fide security interests;

(i) It shall not acquire an ownership or leasehold interest in any real property whether by foreclosure, deed in lieu of foreclosure or otherwise without making an environmental evaluation that, in its opinion, is reasonably appropriate;

(j) It shall not make any payment in excess of $250,000 in settlement of any pending or threatened legal proceeding involving a claim against Humboldt or Humboldt Bank;

(k) It shall not engage in any activity or transaction (i) which is other than in the ordinary course of business including the sale of any properties, securities, servicing rights, loans or other assets except as specifically contemplated hereby, (ii) which would be reasonably expected to have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Humboldt or Humboldt Bank or adversely delay the ability of Umpqua, Umpqua Bank, Humboldt or Humboldt Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis or (iii) would result in the breach of any representation or warranty hereunder or the failure of a condition of closing hereunder within the control of Humboldt;

(l) It shall not acquire, open or close any office or branch;

(m) It shall not do any act which causes it not to remain in material compliance with the regulations, permits and orders issued by regulatory authorities having jurisdiction over its business operations;

(n) It shall not make or commit to make any capital expenditures, capital additions or capital improvements involving an amount in excess of $250,000; provided, however, written consent shall not be required if prior consultation with Umpqua has taken place;

(o) It shall not (i) make, renew, commit to make, or materially modify any loan over $3,500,000 or a series of loans or commitments over $3,500,000 to any person or group of related persons, (ii) renew, modify, amend or advance additional funds (except under preexisting commitments) on loans or to borrowers on the Humboldt Bank loan watch list, without furnishing to Umpqua, within three (3) business days after such approval, a copy of the report provided to Humboldt Bank’s loan committee, (iii) extend the loan maturity on any loan risk-rated substandard or worse beyond March 31, 2005 or six months following the Effective Date, whichever is later, or extend the loan maturity on any loan on non-accrual beyond December 31, 2004 or three months following the Effective Date, whichever is later;

(p) Except for booking loans committed prior to the date of this Agreement, it shall not enter into or modify any agreement or arrangement (except for renewals of previously disclosed indebtedness) which alone or together with all similar arrangements exceeds $250,000, with any director or officer of Humboldt or Humboldt Bank, any person who, to the Knowledge of an Officer of Humboldt, owns more than five percent (5%) of the outstanding capital stock of Humboldt or any business or entity in which such director, officer or beneficial owner has an ownership interest in excess of ten percent (10%) without furnishing a copy of the report provided to Humboldt Bank’s loan committee to Umpqua within three (3) business days after such approval; and

(q) Since February 29, 2004, it has not and will not sell any investment securities at a gain except as necessary to provide liquidity, in accordance with past practices.

(r) It shall not take any action or cause to be taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      6.2       No Solicitation. Between the date hereof and the earlier of the Effective Date or the termination of this Agreement, neither Humboldt nor Humboldt Bank, nor any of their officers, directors or other agents shall directly or indirectly initiate contact with any person or entity in an effort to solicit any Alternative Acquisition Transaction. Between the date hereof and the Effective Date, Humboldt shall not authorize or knowingly permit any officer, director or any other person representing or retained by Humboldt or Humboldt Bank to directly furnish or cause to be furnished any non-public information concerning its business, properties, or assets to any person or entity in connection with any possible Alternative Acquisition Transaction other than to the extent specifically authorized by its Board of Directors in the good faith exercise of its fiduciary duties after consultation with counsel. Humboldt shall promptly orally notify Umpqua followed by written notice, of any Alternative Acquisition Transaction, whether oral or written, communicated by any Person to Humboldt, or any indication from any Person that such a Person is considering making any Alternative Acquisition Transaction. Each member of the Board of Directors of Humboldt and Humboldt Bank signing at the end of this Agreement further agrees to vote his or her Humboldt Common Stock and any shares over which he or she has voting control in favor of the Agreement. Neither Humboldt nor any of its directors or officers shall be required by this Section 6.2 to violate the duties imposed by law on Humboldt’s directors or officers to Humboldt’s shareholders and nothing in this Section 6.2 shall be interpreted to prevent

Humboldt or its directors from entertaining or considering proposals for Alternative Acquisition Transactions in the good faith exercise of their fiduciary duties to shareholders. The undertaking in this Section 6.2 of each member of the Board of Directors of Humboldt and Humboldt Bank signing at the end of this Agreement to vote their shares in favor of the Agreement relates solely to their separate interests as shareholders and not in any way to their positions as directors of Humboldt.

      6.3     Filing Reports and Returns, Payment of Taxes. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Humboldt shall duly and timely file and shall and Humboldt Bank to duly and timely file (by the due date or any duly granted extension thereof), all material reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the SEC, FRB, FDIC or California Commissioner and all required federal, state and local tax returns. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, Humboldt will promptly pay and shall cause Humboldt Bank to promptly pay all taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected.

      6.4     Preservation of Business. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Humboldt shall use its commercially reasonable efforts (i) to preserve intact its business organization; (ii) to preserve its relationships and goodwill with its customers, employees and others having business dealings with it; and (iii) to keep available the services of its present officers, agents and employees and those of Humboldt Bank. Humboldt will not institute nor permit Humboldt Bank to institute any novel, unusual or material change in its methods of management, lending policies, personnel policies, accounting, marketing, investments or operations.

      6.5       Best Efforts. Humboldt will use its commercially reasonable efforts to obtain and to assist Umpqua in obtaining all necessary approvals, consents and orders, including but not limited to approval of the FDIC, FRB, the Oregon Director and California Commissioner, to the transactions contemplated by this Agreement and the Plans of Merger, and, subject to receipt of a fairness opinion as set forth in Section 8.14, to obtain the approval of the shareholders of Humboldt to the Agreement and to the Plans of Merger. Further, Humboldt will use its commercially reasonable efforts to cause the members of the Board of Directors of Humboldt and Humboldt Bank to execute this Agreement in their individual capacities as provided for at the end of this Agreement.

      6.6     Continuing Accuracy of Representations and Warranties. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Humboldt will not take nor knowingly permit any action which would cause or constitute a breach of any of the representations or warranties of Humboldt or Humboldt Bank contained in this Agreement or which would cause any such representations or warranties, if made on and as the date of such event or the Effective Date, to be untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is permitted hereby). Promptly upon becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Humboldt will give detailed written notice thereof to Umpqua and will use its best efforts to prevent or promptly remedy such breach or inaccuracy.

      6.7      Updating the Humboldt Disclosure Schedule. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Humboldt will, no later than fifteen (15) days prior to the anticipated Effective Date hereof, revise and supplement the Humboldt Disclosure Schedule hereto prepared by or on behalf of Humboldt to ensure that the Humboldt Disclosure Schedule remains accurate and complete. Notwithstanding anything to the contrary contained herein, supplementation of the Humboldt Disclosure Schedule following the execution of this Agreement shall not be deemed a modification of Humboldt’s representations or warranties contained herein.

      6.8     Rights of Access. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Humboldt agrees to permit and cause Humboldt Bank to permit,

Umpqua, and its employees, agents and representatives full access to the premises of Humboldt and Humboldt Bank on reasonable notice and to all books, files and records of Humboldt and Humboldt Bank, including but not limited to loan files and litigation files, and to furnish to Umpqua such financial and operating data and other information with respect to the business and assets of Humboldt and Humboldt Bank as Umpqua shall reasonably request.

      6.9       Proxy Statement. Humboldt shall provide to Umpqua such information and assistance as may be reasonably necessary to permit Umpqua to file with the SEC a registration statement covering the issuance of the Umpqua Shares, and to file with the SEC a proxy statement meeting the requirements of Schedule 14A of the Exchange Act to be used by Umpqua and Humboldt to solicit proxies from the shareholders of Umpqua and Humboldt, for shareholder meetings at which those shareholders will be asked to consider and vote on this Agreement and the Holding Company Plan of Merger, and the transactions contemplated hereby and thereby (in its combined, definitive form, the “Proxy Statement”). When delivered to shareholders of Humboldt, the Proxy Statement will fairly describe the transaction with respect to the business, financial condition and operations of Humboldt, and will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in or omission from the Proxy Statement that are not descriptive of or otherwise attributable to Humboldt. Humboldt will promptly advise Umpqua in writing if at any time prior to the Effective Date Humboldt obtains Knowledge of any facts that would, in the opinion of Humboldt or its counsel, make it necessary to amend or supplement the Proxy Statement to make the statements therein not misleading or to comply with applicable law.

      6.10      Delivery of Reports. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Humboldt will deliver to Umpqua promptly upon preparation copies of:

(a) Approved minutes of meetings of Humboldt’s and Humboldt Bank’s shareholders, Board of Directors, and management or director committees; and

(b) Humboldt Bank’s loan committee reports and reports of loan delinquencies, foreclosures and other adverse developments regarding loans; and of developments regarding other real estate owned or other assets acquired through foreclosure or action in lieu thereof.

      6.11      Payment of Obligations. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Humboldt will promptly pay and cause Humboldt Bank promptly to pay, upon receipt of billings all accounts payable, including professional fees for legal, financial and accounting services, and will maintain its assets in accordance with good business practices.

      6.12      Shareholder Meeting. Humboldt will call a meeting of its shareholders to consider and approve this Agreement, the Holding Company Plan of Merger, and the transactions contemplated thereby. Humboldt will deliver to its shareholders notice of the meeting, together with the Proxy Statement, in accordance with applicable California and federal law. Provided that the representations and warranties of Umpqua contained herein continue to be accurate, the Humboldt Board of Directors will recommend to the shareholders approval of this Agreement, the Holding Company Plan of Merger and the transactions contemplated hereby unless, after consulting with counsel, the Board determines in good faith that its fiduciary duties otherwise require. Each Humboldt and Humboldt Bank director who signs this Agreement hereby agrees, in his or her individual capacity as a shareholder, and not in the capacity of a director, to vote all Humboldt Common Stock held or controlled by him or her for the approval of all such matters.

      6.13     Approval of Bank Plan of Merger. Promptly following execution of this Agreement, Humboldt will execute consent action minutes of shareholders to approve and ratify the Bank Plan of Merger.

      6.14         Title Reports. Prior to the Effective Date, Humboldt will provide Umpqua with either copies of title reports or a preliminary title report with respect to all real property owned by Humboldt, including other real estate owned.

      6.15     Loan Loss Reserve. Prior to the Effective Date, all loans deemed to be uncollectible will be charged off on a current basis and, at the Effective Date, Humboldt’s consolidated loan loss reserve will not be less than 1.70% of the total lease and loan receivables, without taking into effect any actions taken pursuant to Section 6.16.

      6.16      Agreements and Plans. Humboldt agrees to take, or use its commercially reasonable efforts to effect, the actions set forth in Schedule 6.16 within the time lines set forth in such schedule.

      6.17     Daugherty Employment Agreement. Robert M. Daugherty shall execute and deliver to Umpqua an Employment Agreement simultaneously with the execution of this Agreement.

      6.18       Rusnak Employment Agreement. Patrick J. Rusnak shall execute and deliver to Umpqua an Employment Agreement simultaneously with the execution of this Agreement.

      6.19      Other Actions. Humboldt covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals for, and to otherwise take such other necessary and appropriate actions to consummate the transactions contemplated by this Agreement and the Plans of Merger.

      7. Covenants of Umpqua.

      7.1     Certain Actions. Except as expressly provided for in this Agreement, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Umpqua covenants, for itself and on behalf of its Subsidiaries, that, without first obtaining the written approval of Humboldt, which approval shall not be unreasonably withheld:

(a) It shall not amend its articles of incorporation or bylaws or approve any amendment to the articles of incorporation or bylaws of its Subsidiaries;

(b) It shall not declare or pay any dividend (except its regular quarterly cash dividends of $0.04 per share), redeem, repurchase or otherwise acquire or agree to acquire any of Umpqua’s capital stock (except in connection with a share repurchase program undertaken in compliance with SEC Rule 10b-18 and SEC Regulation M, limited to 1,000,000 shares of Umpqua Common Stock and suspended during the period beginning one day before the Proxy Statement is first mailed to Humboldt shareholders and continuing through the consummation of the transactions contemplated by this Agreement); or make or commit to make any other distribution to Umpqua’s shareholders;

(c) It shall not engage in any activity or transaction that is other than in the ordinary course of business, including the sale of any properties, securities, servicing rights, loans or other assets, which would be reasonably expected to have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Umpqua or Umpqua Bank or adversely delay the ability of Umpqua, Umpqua Bank, Humboldt or Humboldt Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis;

(d) It shall not do any act which causes it not to remain in material compliance with the regulations, permits and orders issued by regulatory authorities having jurisdiction over its business operations; and

(e) It shall not violate, or commit a breach of or default under any contract, agreement or instrument to which it is a party or to which any of its assets may be subject and which is material to its business, assets, earnings, operation or condition (financial or otherwise); or knowingly violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirements of any governmental body or court, relating to its assets or business.

(f) It shall not take any action or cause to be taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      7.2     Filing Reports and Returns, Payment of Taxes. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Umpqua shall duly and timely (by the due date or any duly granted extension thereof) file all material reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the SEC, FRB, FDIC and the Oregon Director and all required federal, state and local tax returns. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, Umpqua will promptly pay all taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected.

      7.3     Preservation of Business. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Umpqua shall use its best efforts to preserve intact its business organization; to preserve its relationships and goodwill with its customers, employees and others having business dealings with it and those of Umpqua Bank; and to keep available the services of its present officers, agents and employees and those of Umpqua Bank. Umpqua will not, and will not permit Umpqua Bank to, institute any novel, unusual or material change in its methods of management, lending policies, personnel policies, accounting, marketing, investments or operations.

      7.4          Best Efforts. Umpqua will use commercially reasonable efforts to obtain and to assist Humboldt in obtaining, all necessary approvals, consents and orders, including but not limited to approvals of the FRB, FDIC and the Oregon Director, to the transactions contemplated by this Agreement and the Plans of Merger, and, subject to the receipt of a fairness opinion as set forth in Section 8.14, to obtain the approval of the shareholders of Umpqua to the Agreement and the Holding Company Plan of Merger, and the issuance of the Umpqua Common Stock pursuant to the Merger. Further, Umpqua will use its commercially reasonable efforts to cause the directors of Umpqua to execute this Agreement in their individual capacities as provided for at the end of this Agreement.

      7.5     Continuing Accuracy of Representations and Warranties. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Umpqua will not take any action which would cause or constitute a breach of any of the representations or warranties of Umpqua contained in this Agreement, or which would cause any such representations or warranties, if made on and as the date of such event or the Effective Date, to be untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is permitted hereby). Promptly upon becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Umpqua will give detailed written notice thereof to Humboldt and will use its best efforts to prevent or promptly remedy such breach or inaccuracy.

      7.6      Updating the Umpqua Disclosure Schedule. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Umpqua will, no later than fifteen (15) days prior to the anticipated Effective Date, revise and supplement the Umpqua Disclosure Schedule hereto prepared by or on behalf of Umpqua to ensure that the Umpqua Disclosure Schedule remains accurate and complete. Notwithstanding anything to the contrary contained herein, supplementation of the Umpqua Disclosure Schedule following the execution of this Agreement shall not be deemed a modification of Umpqua’s representations or warranties contained herein.

      7.7     Rights of Access. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Umpqua agrees to permit Humboldt and its employees, agents and representatives full access to the premises of Umpqua on reasonable notice and to all books, files and records of Umpqua, including but not limited to loan files and litigation files and to furnish to Humboldt such financial and operating data and other information with respect to the business and assets of Umpqua as Humboldt shall reasonably request.

      7.8      Shareholder Meeting. Umpqua will call a meeting of its shareholders to consider and approve this Agreement, the Holding Company Plan of Merger, and the transactions and the issuance of Umpqua Common Stock contemplated thereby. Umpqua shall deliver to its shareholders notice of the meeting, together with the Proxy Statement, in accordance with applicable Oregon and federal law and rules of the NASDAQ Stock Market. Provided that the representations and warranties of Humboldt contained herein continue to be accurate, the Umpqua Board of Directors will recommend to the shareholders approval of this Agreement, the Holding Company Plan of Merger and the transactions contemplated hereby and the issuance of the Umpqua Common Stock unless, upon advice of counsel, their fiduciary duties otherwise require and each of the Umpqua directors hereby agrees to vote all Umpqua Common Stock held or controlled by him or her for the approval of all such matters.

      7.9      Proxy Statement. Umpqua will prepare or provide to Humboldt such assistance as may be necessary to permit Humboldt to prepare the Proxy Statement. When delivered to shareholders, the Proxy Statement will fairly describe the transaction with respect to the business, financial condition and operations of Umpqua and will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in or omission from the Proxy Statement that are not descriptive of or otherwise attributable to Umpqua. Umpqua will promptly advise Humboldt in writing if at any time prior to the Effective Date Umpqua shall obtain Knowledge of any facts that would, in the opinion of Umpqua or its counsel, make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements therein not misleading or to comply with applicable law.

      7.10         Securities Registration. Promptly following execution of this Agreement, Umpqua will take all necessary and appropriate steps to register under the Securities Act the shares of Umpqua Common Stock to be issued to Humboldt shareholders under the Holding Company Plan of Merger.

      7.11        Listing of Securities. Umpqua shall, promptly following the execution of this Agreement, file with the NASDAQ Stock Market, Inc., a listing application covering the Umpqua Common Stock to be issued to the Humboldt shareholders and shall continue to take such steps as may be necessary to cause such Umpqua Common Stock to be listed on the NASDAQ National Market System on or before the Effective Date.

      7.12        Other Actions. Umpqua covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals to and to otherwise accomplish this Agreement and the Plans of Merger. Promptly following the execution of this Agreement, Umpqua will execute consent action minutes of shareholders to approve and ratify the Bank Plan of Merger.

      7.13     Appointment to Umpqua Board of Directors. Effective with the filing of the Holding Company Plan of Merger, the Umpqua and Umpqua Bank Boards of Directors shall by resolution, and in accordance with their respective Bylaws, appoint the Humboldt Directors selected pursuant to Section 3.1.

      7.14     Employee Matters.

      (a) From and after the Effective Time, Umpqua shall and shall cause Umpqua Bank to honor in accordance with their terms as in effect immediately before the Effective Time (i) all employee benefit or compensation obligations to current and former employees of Humboldt and Humboldt Bank accrued as of the Effective Time and (ii) all employment or severance agreements entered into prior to the date hereof; provided, however, that such employee benefit and compensation obligations and employment or severance agreements shall be subject to any amendment or termination thereof that may be permitted by their terms.

      (b) After the Effective Time, Umpqua will either continue the Humboldt employee benefit plans in effect at the Effective Date (provided that at renewal dates, copayments, employee contributions, deductible limits and other cost-sharing arrangements may be modified to reflect any increase in the costs of such benefits), modify the Humboldt employee benefits plans to provide for benefits that would, in the aggregate, be no less favorable than those provided to Humboldt and Humboldt Bank employees at the Effective Date, or may shift Humboldt and Humboldt Bank employees to the benefit programs then made available to Umpqua employees (the “Benefits Integration”) with credit for service with Humboldt and Humboldt Bank accrued (or otherwise credited by Humboldt and Humboldt Bank) prior to the Benefits Integration deemed service with Umpqua for eligibility and vesting purposes (and levels of benefits).

      (c) Except as otherwise provided in Section 7.14(a) with respect to individuals with employment agreements that provide for severance payments, Humboldt and Humboldt Bank employees, who by reason of the Bank Merger become employees of Umpqua or Umpqua Bank and are thereafter terminated other than for cause by such entity, will be provided with severance benefits by Umpqua based on the Umpqua Bank Severance Policy as currently in effect as of the date of this Agreement. Consistent with Section 7.14(b), Humboldt and Humboldt Bank employees who become entitled to severance benefits, whether as a result of the Bank Merger or otherwise, will receive full credit for prior service accrued (or otherwise credited) with Humboldt and Humboldt Bank, plus service following the Effective Time, for purposes of determining the amount of such severance benefits. This Section 7.14(c) does not affect retention or incentive payments that are otherwise due to such employees.

      (d) For purposes of vacation benefits, service accrued (or otherwise credited) with Humboldt and Humboldt Bank shall be credited for determining an employee’s eligibility and length of vacation under the Umpqua vacation plan, and any vacation taken prior to the Benefits Integration will be subtracted under the Umpqua plan from the employee’s vacation entitlement for the calendar year in which the Benefits Integration occurs.

      (e) For purposes of participation in Umpqua bonus plans, profit sharing plans and arrangements, and similar benefits, Humboldt and Humboldt Bank employees shall receive credit for length of service accrued (or otherwise credited) with Humboldt and Humboldt Bank and (except as may otherwise be provided in employment contracts) shall be entitled to participate in Umpqua bonus compensation plans and awards beginning on the Effective Time, provided that, for purposes of calculating the benefits due thereunder, Humboldt’s and Humboldt Bank’s financial performance for the 2004 fiscal year shall be determined without respect to any restructuring charge or any increase in the provision for loan and lease losses accrued by Humboldt or Humboldt Bank in excess of that required by this Agreement.

      (f) Umpqua shall waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Humboldt and Humboldt Bank under any Umpqua health and welfare plans in which such employees may be eligible to participate after the Effective Time, and deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year under Humboldt’s health and welfare plans but prior to the date such employee first participates in the applicable Umpqua plan, shall reduce the amount of deductibles, coinsurance and out-of-pocket payments under the Umpqua plan.

      (g) All amounts credited to the deferral accounts of participants of the Humboldt Bancorp and Subsidiaries Director Fee Plan (“Humboldt Director Fee Plan”) shall be distributed to the appropriate participants immediately prior to the Effective Time.

      7.15           Indemnification of Directors and Officers; D&O Insurance.

      (a) From and after the Effective Time, Umpqua shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Umpqua shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and employee with a position of Senior Vice President and higher of Humboldt and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement and the Stock Option Agreement; provided, however, that Umpqua shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Party believed to be in or not opposed to the best interests of Humboldt.

      (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.15, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Umpqua thereof, but the failure to so notify shall not relieve Umpqua of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Umpqua shall have the right to assume the defense thereof and Umpqua shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Umpqua elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Umpqua and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Umpqua shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Umpqua shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Umpqua shall not be liable for any settlement effected without its prior written consent; and provided, further, that Umpqua shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

      (c) Umpqua shall maintain Humboldt’s existing officers’ and directors’ liability insurance for a period of 3 years after the Effective Time (or if the cost exceeds $300,000.00, such period that can be purchased for $300,000.00) or otherwise provide comparable insured coverage for such period.

      (d) If Umpqua or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all of the obligations set forth in this Section 7.15.

      (e) The provisions of this Section 7.15 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

      8.     Conditions to Obligations of Umpqua.

      The obligations of Umpqua under this Agreement and the Plans of Merger to consummate the Holding Company Merger and the Bank Merger shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by Umpqua in writing and not required by law):

8.1 Shareholder Approvals. Approval of this Agreement and the Plans of Merger by the shareholders of Umpqua, Humboldt and Humboldt Bank.

8.2 No Litigation. Absence of any suit, action, or proceeding (made or threatened) against Umpqua, Humboldt, or any of their directors or officers, seeking to challenge, restrain, enjoin, or otherwise affect this Agreement or the Plans of Merger or the transactions contemplated thereby; seeking to restrict the rights of the parties or the operation of the business of Humboldt or Umpqua or their Subsidiaries after consummation of the Mergers; or seeking to subject the parties to this Agreement or the Plans of Merger or any of their officers or directors to any liability, fine, forfeiture or penalty on the grounds that the parties hereto or their directors or officers have violated or will violate their fiduciary duties to their respective shareholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Agreement and the Plans of Merger, except such suits, actions or proceedings which in the reasonable judgment of Umpqua and Humboldt are without merit.

8.3 No Banking Moratorium. Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

8.4 Regulatory Approvals. Procurement of all consents, orders and approvals required by law, and the satisfaction of all other necessary or appropriate legal requirements, including but not limited to approvals by FRB, FDIC, the Oregon Director and the California Commissioner of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Umpqua or Humboldt, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of Umpqua would be materially burdensome in the context of the transactions contemplated by this Agreement, and the expiration of all regulatory waiting periods.

8.5 Compliance with Securities Laws. Receipt of an order of registration from the SEC relating to the shares of Umpqua Common Stock to be issued under the Plan of Merger, and receipt of such other registration and qualification orders as may be necessary under applicable laws and regulations.

8.6 Other Consents. Receipt of all other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger.

8.7 Corporate Documents. Receipt by Umpqua of:

(a) Current certificates of good standing for Humboldt and Humboldt Bank issued by the appropriate governmental officer as of a date immediately prior to the Effective Date; and

(b) A copy, certified by each Secretary of Humboldt and Humboldt Bank, of resolutions adopted by the Board of Directors and shareholders of each entity approving this Agreement and the applicable Plan of Merger.

8.8 Continuing Accuracy of Representations and Warranties. Except as expressly contemplated hereby, the representations and warranties of Humboldt being true at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date; provided that, in the case of Section 4.13, the discovery of a claim against Humboldt or any other obligation or liability of Humboldt, not previously within the knowledge of an Officer of Humboldt, of less than $400,000 individually or $1,000,000 in the aggregate shall not be deemed a breach of Humboldt’s representations and warranties hereunder.

8.9 Compliance with Covenants and Conditions. Compliance by Humboldt with all agreements, covenants and conditions on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

8.10 No Adverse Changes. Between December 31, 2003 and the Effective Date, the absence of any material adverse change in the business, assets, liabilities, income, or conditions, financial or otherwise, of Humboldt or Humboldt Bank, except changes contemplated by this Agreement and such changes as may have been previously approved in writing by Umpqua.

8.11 Certificate. Receipt by Umpqua of a Certificate of the Chief Executive Officer and the Chief Financial Officer of Humboldt, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 8.1, 8.2, 8.4, 8.6, 8.8, 8.9 and 8.10 hereof, that the average daily balance of consolidated Core Deposits for the month preceding the Effective Date shall not be less than the product of 92.0% and the daily average balance of Core Deposits for the month of February 2004, that there has been no net reduction in regulatory capital of Humboldt Bank, taken as a whole, since December 31, 2003, and such other matters with respect to the fulfillment by Humboldt of any of the conditions of this Agreement as Umpqua may reasonably request.

8.12 Tax Opinion. Receipt of a favorable opinion of Foster Pepper Tooze LLP, special counsel to Umpqua, dated as of the Effective Date, in form and substance satisfactory to Umpqua to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the transactions contemplated by the Agreement and the Plans of Merger will be reorganizations within the meaning of Section 368(a) of the Code; that the parties to the Agreement and to the Plans of Merger will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code; and that no taxable gain or loss will be recognized by Humboldt, Humboldt Bank, Umpqua or Umpqua Bank as a result of the Mergers; that no taxable gain or loss will be recognized by the shareholders of Humboldt who exchange all of their Humboldt Common Stock for Umpqua Common Stock pursuant to the Holding Company Merger (except with respect to cash, if any, received for any fractional share interest in Umpqua Common Stock). In rendering its opinion, Foster Pepper Tooze LLP may require and rely upon representations contained in letter from Humboldt and Umpqua.

8.13 Employment Agreements. Each of Robert M. Daugherty and Patrick J. Rusnak shall have executed Employment Agreements with Umpqua.

8.14 Fairness Opinion. Humboldt shall have received a written fairness opinion of Keefe, Bruyette & Woods, Inc., dated as of the date of the Proxy Statement to the shareholders of Humboldt, confirming that the Exchange Ratio to be paid to Humboldt shareholders in the Holding Company Merger is fair from a financial point of view to the Humboldt shareholders.

      9. Conditions to Obligations of Humboldt.

      The obligations of Humboldt under this Agreement and the Plans of Merger to consummate the Holding Company Merger and the Bank Merger, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by Humboldt in writing and not required by law):

9.1 Shareholder Approvals. Approval of this Agreement and the Plans of Merger by the shareholders of Humboldt, Umpqua and Umpqua Bank.

9.2 No Litigation. Absence of any suit, action, or proceeding (made or threatened) against Umpqua, Humboldt, or their directors or officers, seeking to challenge, restrain, enjoin, or otherwise affect this Agreement or the Plans of Merger or the transactions contemplated thereby; seeking to restrict the rights of the parties or the operation of the business of Humboldt or Umpqua or their Subsidiaries after consummation of the Mergers; or seeking to subject any of them or their officers or directors to any liability, fine, forfeiture or penalty on the grounds that such parties have violated or will violate their fiduciary duties to their respective shareholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Agreement and the Plans of Merger.

9.3 No Banking Moratorium. Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

9.4 Regulatory Approvals. Procurement of all consents, orders and approvals required by law, and the satisfaction of all other necessary or appropriate legal requirements, including but not limited to approvals by FRB, FDIC, the Oregon Director and the California Commissioner of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Umpqua or Humboldt, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of Humboldt would be materially burdensome in the context of the transactions contemplated by this Agreement, and the expiration of all regulatory waiting periods.

9.5 Other Consents. Receipt of all other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger.

9.6 Corporate Documents. Receipt by Humboldt of:

(a) A certificate of existence for Umpqua and a good standing certificate for Umpqua Bank issued by the appropriate governmental officer dated as of a date immediately prior to the Effective Date;

(b) A copy, certified by each Secretary of Umpqua and Umpqua Bank, of the resolutions adopted by the Board of Directors of each approving this Agreement and the respective Plan of Merger.

9.7 Continuing Accuracy of Representations and Warranties. Except as contemplated hereby, the representations and warranties of Umpqua being true at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date; provided that, in the case of Section 5.5, the discovery of a claim against Umpqua or any other obligation or liability of Umpqua, not previously within the Knowledge of an Officer of Umpqua, of less than $500,000 individually or $1,000,000 in the aggregate shall not be deemed a breach of Umpqua’s representations and warranties hereunder.

9.8 Compliance with Covenants and Conditions. Umpqua having complied with all agreements, covenants and conditions on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

9.9 No Adverse Changes. Between December 31, 2003 and the Effective Date, the absence of any material adverse change in the business, assets, liabilities, income or condition, financial or otherwise, of Umpqua and its Subsidiaries taken as a whole, except changes contemplated by this Agreement and such changes that may have been previously approved in writing by Humboldt.

9.10 Tax Opinion. Receipt of a favorable opinion of Foster Pepper Tooze LLP, special counsel to Umpqua, dated as of the Effective Date, in form and substance satisfactory to Humboldt to the effect that on the basis of facts, representations and assumptions set forth in such opinion, the Holding Company Merger will be a reorganization within the meaning of Section 368(a) of the Code; that each of Humboldt and Umpqua will be “a party to a reorganization” within the meaning of Section 368(b) of the Code; and that no taxable gain or loss will be recognized by the shareholders of Humboldt who exchange all of their Humboldt Common Stock for Umpqua Common Stock pursuant to the Holding Company Merger (except with respect to cash, if any, received for any fractional share interest in Umpqua Common Stock). In rendering its opinion, Foster Pepper Tooze LLP may require and rely upon representations contained in letters from Humboldt and Umpqua.

9.11 Certificate. Receipt by Humboldt of a Certificate of the President and Chief Financial Officer of Umpqua, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 9.1, 9.2, 9.4, 9.5, 9.7, 9.8, and 9.9 hereof and such other matters with respect to the fulfillment by Umpqua of any of the conditions of this Agreement as Humboldt may reasonably request.

      10.     Closing.

      The transactions contemplated by this Agreement and the Plans of Merger will close in the office of Foster Pepper Tooze LLP at such time and on such date within seven (7) days following the satisfaction of the conditions to closing, including the expiration of any waiting period, set forth in Sections 8.4 and 9.4, as set by notice from Umpqua to Humboldt, or at such other time and place as the parties may agree.

      11.     Termination.

11.1 Procedure for Termination. This Agreement may be terminated before the Effective Date:

(a) By the mutual consent of the Boards of Directors of Umpqua and Humboldt acknowledged in writing;

(b) By Umpqua or Humboldt acting through their Boards of Directors upon written notice to the other party, if (i) at the time of such notice the Mergers shall not have become effective by October 31, 2004 (or such later date as shall have been agreed to in writing by Umpqua and Humboldt acting through their respective Boards of Directors), (ii) shareholders of Humboldt shall not have approved the Agreement, the Holding Company Plan of Merger and the transactions contemplated thereby prior to September 30, 2004, or (iii) shareholders of Umpqua shall not have approved the Agreement, the Holding Company Plan of Merger and the transactions contemplated thereby and the issuance of the Umpqua Common Stock prior to September 30, 2004;

(c) By Umpqua, acting through its Board of Directors upon written notice to Humboldt, if there has been a material misrepresentation or material breach on the part of Humboldt in its representations, warranties or covenants set forth herein or if there has been any material failure on the part of Humboldt to comply with its obligations hereunder which misrepresentation, breach or failure is not cured within thirty (30) days notice to Humboldt of such misrepresentation, breach or failure; or by Humboldt, acting through its Board of Directors upon written notice to Umpqua, if there has been a material misrepresentation or material breach by Umpqua in its representations, warranties or covenants set forth herein or if there has been a material failure on the part of Umpqua to comply with its obligations hereunder which misrepresentation, breach or failure is not cured within thirty (30) days notice to Umpqua of such misrepresentation, breach or failure; or

(d) By Humboldt, if its Board of Director determines in good faith (after consultation with Sullivan & Cromwell LLP) that such action is required in order for the directors to comply with their respective fiduciary duties under applicable law.

      11.2     Effect of Termination.

      11.2.1 In the event this Agreement is terminated pursuant to Section 11.1(a) or 11.1(b)(i), or pursuant to any other provision hereof other than those provided for in Section 11.2.2 and 11.2.3, this Agreement shall become wholly void and of no further force and effect and there shall be no liability on the part of any party or its respective Board of Directors as a result of such termination or abandonment.

      11.2.2 If this Agreement is terminated by Humboldt or Umpqua pursuant to Section 11.1(b)(ii) (provided that no failure of any covenant, condition, representation or warranty on the part of Umpqua or within the reasonable control of Humboldt shall have contributed to the failure of Humboldt shareholders to have approved the Agreement), by Umpqua pursuant to Section 11.1(c) or by Humboldt pursuant to Section 11.1(d), then Humboldt agrees to pay to Umpqua its reasonable expenses incurred in entering into and attempting to consummate the transaction up to a maximum of $500,000; provided, however, if Umpqua has terminated the Agreement as a result of Humboldt’s willful failure to comply with any material covenant set forth in Section 6, it agrees to pay Umpqua an additional $3,500,000. If, prior to December 31, 2005, Humboldt enters into an Alternative Acquisition Transaction and such Alternative Acquisition Transaction had been proposed prior to the date of the Humboldt shareholder meeting or, at the time of such shareholder meeting, Humboldt or its directors, as the case may be, materially fail to comply with the covenants set forth in Section 6.2, 6.5, 6.9 or 6.12; and in any of such events if, at the time of Humboldt’s shareholder meeting there was no material failure by Umpqua to comply with the covenants set forth in Section 7 and to satisfy the conditions set forth in Section 9.1 (if the shareholders of Umpqua shall have met by the date of the termination) and Sections 9.7 and 9.9, then Humboldt will, within thirty (30) days after Umpqua’s request, pay Umpqua the sum of $10,000,000 (reduced by any amounts paid or payable pursuant to the first sentence of this paragraph). The payment called for in the foregoing sentence shall not be paid or payable if Umpqua elects to exercise all or any portion of that certain Stock Option Agreement dated contemporaneously herewith, the form of which is attached hereto as Exhibit C. This Section 11.2.2 shall be the sole remedy in favor of Umpqua for termination of this Agreement pursuant to the sections named in the first sentence, and Umpqua specifically waives the protections of any other legal or equitable remedies that otherwise might be available to Umpqua.

      11.2.3 If this Agreement is terminated by Umpqua or Humboldt pursuant to Section 11.1(b)(iii) (provided that no failure of any covenant, condition, representation or warranty on the part of Humboldt or within the reasonable control of Umpqua shall have contributed to the failure of Umpqua shareholders to have approved the Agreement) or by Humboldt pursuant to Section 11.1(c), then Umpqua agrees to pay to Humboldt its reasonable expenses incurred in entering into and attempting to consummate the transaction up to a maximum of $500,000; provided, however, if Humboldt has terminated the Agreement as a result of Umpqua’s willful failure to comply with any material covenant set forth in Section 7, it agrees to pay Humboldt an additional $3,500,000. This Section 11.2.3 shall be the sole remedy in favor of Humboldt for termination of this Agreement pursuant to the sections named in the first sentence, and Humboldt specifically waives the protections of any other legal or equitable remedies that otherwise might be available to Humboldt.

      11.3         Documents from Humboldt. In the event of termination of this Agreement, Umpqua will promptly deliver to Humboldt all originals and copies of documents and work papers obtained by Umpqua from Humboldt, whether so obtained before or after the execution hereof, and will not use any information so obtained, and will not disclose or divulge such information so obtained; provided, however, that any disclosure of such information may be made to the extent required by applicable law or regulation or judicial or regulatory process; and provided further that Umpqua shall not be obligated to treat as confidential any such information which is publicly available or readily ascertainable from public sources, or which was known to Umpqua at the time that such information was disclosed to it by Humboldt or which is rightfully received by Umpqua from a third party. The obligations arising under this Section 11.3 shall survive any termination or abandonment of this Agreement.

      11.4     Documents from Umpqua. In the event of termination of this Agreement, Humboldt will promptly deliver to Umpqua all originals and copies of documents and work papers obtained by Humboldt from Umpqua, whether so obtained before or after the execution hereof, and will not use, disclose or divulge any information so obtained; provided, however, that any disclosure of such information may be made to the extent required by applicable law, regulation or judicial or regulatory process; and provided further, Humboldt shall not be obligated to treat as confidential any information which is publicly available or readily ascertainable from public sources, or which was known to Humboldt at the time that such information was disclosed to it by Umpqua or which is rightfully received by Humboldt from a third party. The obligations arising under this Section 11.4 shall survive any termination or abandonment of this Agreement.

      12.     Miscellaneous Provisions.

      12.1      Amendment or Modification. Prior to the Effective Date, this Agreement and the Plans of Merger may be amended or modified, either before or after approval by the shareholders of Humboldt and Umpqua, only by an agreement in writing executed by the parties hereto upon approval of their respective Boards of Directors; provided, however, that no such amendment or modification shall increase the amount or modify the form of consideration to be received by the Humboldt shareholders pursuant to the Holding Company Plan of Merger without the approval of the Umpqua shareholders, except as provided in such Holding Company Plan of Merger, or decrease the amount or modify the form of consideration to be received by the Humboldt shareholders pursuant to the Holding Company Plan of Merger without the approval of the Humboldt shareholders, except as provided in such Holding Company Plan of Merger.

      12.2     Public Statements. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties to such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 12.2 shall not be required if the delay would preclude the timely issuance of a press release or public statement required by law or any applicable regulations. The provisions of this Section 12.2 shall not be construed as limiting the parties from communications consistent with the purposes of this Agreement, including but not limited to seeking regulatory and shareholder approvals necessary to complete the transactions contemplated by this Agreement and the Plans of Merger.

      12.3          Confidentiality. Each party shall use the non-public information that it obtains from the other parties to this Agreement solely for the effectuation of the transactions contemplated by this Agreement and the Plans of Merger or for other purposes consistent with the intent of this Agreement and shall not use any such information for other purposes, including but not limited to the competitive detriment of the other parties. Each party shall maintain strictly confidential all non-public information it receives from the other parties and shall, upon termination of this Agreement prior to the Effective Date, return such information in accordance with Sections 11.3 and 11.4 hereof. The provisions of this Section 12.3 shall not prohibit the use of information consistent with the provisions of Sections 11.3 and 11.4 or prohibit disclosure of information to the parties’ respective counsel, accountants, tax advisors, and consultants, provided that those persons also agree to maintain such information confidential in accordance with this Section 12.3 and Sections 11.3 and 11.4 hereof.

      12.4     Waivers and Extensions. Each of the parties hereto may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other parties hereto or waive compliance by the other parties hereto of any of the covenants or conditions contained herein or in the Plans of Merger, other than those required by law. No such waiver or extension of time shall constitute a waiver of any subsequent or other performance or compliance. No such waiver shall require the approval of the shareholders of any party.

      12.5       Expenses. Each of the parties hereto shall pay their respective expenses in connection with this Agreement and the Plans of Merger and the transactions contemplated thereby, except as otherwise may be specifically provided.

      12.6     Financial Advisors. Each of Umpqua and Humboldt is solely responsible for the payment of its own financial advisor fees.

      12.7      Binding Effect, No Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties.

      12.8       Representations and Warranties. The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties, and except for claims based upon fraud of the parties or their representatives, shall expire as of the Effective Date.

      12.9     Remedies. Except for claims based upon fraud of the parties or their representatives, the only remedy available to any party hereunder is for amounts payable pursuant to Section 11.2.

      12.10      No Benefit to Third Parties. Except for Sections 7.14 and 7.15, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto, any right or remedy under or by reason hereof. Claims of Humboldt shareholders receiving Umpqua Common Stock are limited to their rights under applicable federal and state securities law. Representations, warranties and covenants of Umpqua herein are for the benefit of Humboldt Bancorp only and expire as of the Effective Date.

      12.11     Notices. Any notice, demand or other communication permitted or desired to be given hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if personally delivered or mailed by registered or certified mail, return receipt requested, or sent via confirmed facsimile to the respective parties at their addresses or facsimile numbers set forth below:

      If to Umpqua:

Umpqua Holdings Corporation
200 Market Street, Suite 1900
Portland, Oregon 97201
Attn: Raymond P. Davis, President
Fax: (503) 546-2498

      Copies of Notices to Umpqua to:

Kenneth E. Roberts
Foster Pepper Tooze LLP
601 SW Second Avenue
Portland, OR 97204-3223
Fax: (800) 601-9234

      If to Humboldt:

Humboldt Bancorp
2998 Douglas Blvd., Suite 330
Roseville, California 95661
Attn: Patrick J. Rusnak
Fax: (916) 677-5751

      Copies of Notices to Humboldt to:

Stanley Farrar
Sullivan & Cromwell LLP, Suite 2100
1888 Century Park East
Los Angeles, California 90067
Fax: (310) 712-8800

      Any party from time to time may change such address or facsimile number by so notifying the other parties hereto of such change, which address or number shall thereupon become effective for purposes of this Section 12.11.

      12.12     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

      12.13     Entire Agreement. This Agreement, including all of the schedules and exhibits hereto and other documents or agreements referred to herein, constitutes the entire agreement between the parties with respect to the Mergers and other transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such matters.

      12.14     Headings. The article and section headings in this Agreement are for the convenience of the parties and shall not affect the interpretation of this Agreement.

      12.15      Counterparts. At the convenience of the parties, this Agreement may be executed in counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute but one Agreement.

      12.16       Non-Competition Agreement. Except as may be consented to in writing by Umpqua, each non employee member of the Board of Directors of Humboldt and Humboldt Bank signing at the end of this Agreement agrees that he or she will not, for a period of two years following his or her service on the Board of Directors of Humboldt or Humboldt Bank serve as a director (including advisory, honorary or otherwise), founder, officer or employee of any insured depository other than Umpqua (or any of its affiliates) with branches in the counties in which Humboldt Bank has branches as of the Effective Date, whether directly or indirectly, alone or as a member of a partnership, or as a shareholder of any such institution. Ownership of less than three percent of the stock of a publicly traded corporation shall not be deemed to be prohibited by this provision, nor shall ownership of any number of shares of stock in Umpqua. For purposes hereof, any stock received by will, trust, gift or the laws of intestacy shall be excluded from the ownership limitations.

      12.17      Restrictions On Transfer. Umpqua will not deliver any Umpqua Common Stock to any shareholder who, in the opinion of counsel for Umpqua, is or may be an “affiliate” (as defined in Rule 144 promulgated by the SEC pursuant to the Securities Act) of Humboldt, except upon receipt by Umpqua of a letter or other written commitment from that shareholder to comply with Rule 145 as promulgated by the SEC, in a form reasonably acceptable to its counsel.

      12.18      Material Change. As used in this Agreement, a “material adverse effect” or “material adverse change” means, with respect to Umpqua or Humboldt, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of Umpqua and its Subsidiaries taken as a whole or Humboldt and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of either Umpqua or Humboldt, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a material adverse effect or change shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, and (d) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect Umpqua and its Subsidiaries or Humboldt and its Subsidiaries, as the case the may be.

      IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions adopted by a majority of their respective Boards of Directors, have each caused this Agreement to be executed by its duly authorized officers.

UMPQUA HOLDINGS CORPORATION		HUMBOLDT BANCORP

By:	/s/ RAYMOND P. DAVIS	By:	/s/ ROBERT M. DAUGHERTY

	Chief Executive Officer		Name: Robert M. Daugherty Title: President and Chief Executive Officer

By:	/s/ STEVEN L. PHILPOTT	By:	/s/ PATRICK J. RUSNAK

	Secretary		Name: Patrick J. Rusnak Title: Executive Vice President, Chief Financial Officer and Secretary

UMPQUA BANK		HUMBOLDT BANK

By:	/s/ RAYMOND P. DAVIS	By:	/s/ ROBERT M. DAUGHERTY

	President		President

By:	/s/ STEVEN L. PHILPOTT	By:	/s/ PATRICK J. RUSNAK

	Secretary		Secretary

(Continued on Next Page)

      The undersigned members of the Board of Directors of Umpqua execute this Agreement for the limited purposes of Sections 7.4, 7.8 and 7.13 hereof.

/s/ ALLYN C. FORD	/s/ DAVID B. FROHNMAYER

Allyn C. Ford	David B. Frohnmayer

/s/ JAMES D. COLEMAN	/s/ GARY DESTEFANO

James D. Coleman	Gary DeStefano

/s/ SCOTT D. CHAMBERS	/s/ LYNN K. HERBERT

Scott D. Chambers	Lynn K. Herbert

/s/ RAYMOND P. DAVIS	/s/ DAN GIUSTINA

Raymond P. Davis	Dan Giustina

/s/ DIANA E. GOLDSCHMIDT	/s/ KATHERINE KEENE

Diana E. Goldschmidt	Katherine Keene

/s/ WILLIAM LANSING

William Lansing

      The undersigned members of the Board of Directors of Humboldt and Humboldt Bank execute this Agreement for the limited purposes of Sections 6.2, 6.5, 6.12, 12.16, and 12.17.

/s/ THEODORE S. MASON	/s/ KELVIN H. MOSS

/s/ THOMAS W. WEBORG	/s/ GARY L. NAPIER

/s/ DIANE MILLER	/s/ HAROLD EASTRIDGE

/s/ STEVEN R. MILLS	/s/ RONALD F. ANGELL

/s/ RICHARD C. CLAUSSEN	/s/ DONALD H. LIVINGSTONE

/s/ JOHN W. KOEBERER	/s/ ALFRED G. MONTNA

/s/ ROBERT M. DAUGHERTY

APPENDIX B

HOLDING COMPANY PLAN OF MERGER

      This Holding Company Plan of Merger (the “Plan of Merger”) is dated                            , 2004, and is by and between Umpqua Holdings Corporation (“Umpqua”), an Oregon corporation, and Humboldt Bancorp (“Humboldt”), a California corporation.

RECITALS

      A. The Board of Directors of each of Umpqua and Humboldt has approved this Plan of Merger and authorized its execution and the performance of all of its respective obligations hereunder.

      B. This Plan of Merger is part of an Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated as of March      , 2004, by and among Umpqua, Umpqua Bank (Umpqua’s wholly owned subsidiary bank), Humboldt and Humboldt Bank (Humboldt’s wholly owned subsidiary bank), which Reorganization Agreement sets forth certain conditions precedent to the effectiveness of this Plan of Merger and other matters relative to the merger contemplated by this Plan of Merger. Capitalized terms that are used but not defined in this Plan of Merger are used as defined in the Reorganization Agreement.

      C. At or prior to the date the Merger (defined below) becomes effective, the parties shall have taken all such actions as may be necessary or appropriate in order to effectuate the Merger.

AGREEMENT

      In consideration of the mutual covenants herein contained, the parties hereby adopt this Plan of Merger:

1. Effective Date and Time. This Plan of Merger shall be effective at 6:01 p.m. (the “Effective Time”) on , 2004 (the “Effective Date”).

2. Merger. At the Effective Time, Humboldt shall merge with and into Umpqua (the “Merger”), and Umpqua will be the surviving corporation (the “Surviving Corporation”). The name of the Surviving Corporation shall be “Umpqua Holdings Corporation.”

3. Articles of Incorporation, Bylaws and Directors. Until altered, amended or repealed, at the Effective Time, Umpqua’s articles of incorporation and bylaws as in effect immediately prior to the Effective Time shall be the Surviving Corporation’s articles of incorporation and bylaws. Until their successors are elected or appointed and qualified, and subject to prior death, resignation or removal, Umpqua’s directors shall be, as of the Effective Time, the individuals identified on Appendix A hereto. At the 2005 annual meeting of shareholders of Umpqua, the four directors elected to the Umpqua Board of Directors in connection with the Merger will be nominated, subject to eligibility and the board members’ fiduciary duties, to serve one, two or three year terms and recommended for election by Umpqua’s Board of Directors in Umpqua’s proxy statement.

           4.     Effect of Merger.

4.1 Until changed by the Surviving Corporation’s Board of Directors, at the Effective Time all corporate acts, plans, policies, contracts, approvals and authorizations of Umpqua and Humboldt, and their shareholders, officers, agents, Boards of Directors, and committees elected or appointed thereby, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Umpqua and Humboldt prior to the Effective Time.

4.2 At the Effective Time, the corporate existence of Umpqua and Humboldt shall, as provided by Oregon and California law, be merged into and continued in the Surviving Corporation, and the separate existence of Humboldt shall terminate. All rights, franchises and interests of Humboldt in and to every type of property (whether real, personal, tangible or intangible) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer, and the Surviving Corporation, without any order or action on the part of any court or otherwise, shall hold and enjoy all such rights and property, franchises, and interests, including appointments, designations and nominations, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Umpqua and Humboldt, respectively, prior to the Effective Time.

4.3 At the Effective Time, the liabilities of Umpqua and Humboldt shall become the Surviving Corporation’s liabilities, and all debts, liabilities, and contracts of Umpqua and Humboldt, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of Umpqua and Humboldt, shall be those of the Surviving Corporation and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property shall be preserved unimpaired.

5. Capitalization of Umpqua. The present authorized capital of Umpqua consists of 2,000,000 shares of undesignated preferred stock without par value, of which no shares are issued or outstanding, and 100,000,000 shares of common stock without par value, of which shares are issued, outstanding and fully paid (“Umpqua Common Stock”). Except as set forth in the Reorganization Agreement or the schedules thereto, there are no outstanding options, warrants or other rights to purchase or receive Umpqua securities.

6. Capitalization of Humboldt. The present authorized capital of Humboldt consists of 20,000,000 shares of preferred stock, without par value, of which no shares are issued or outstanding, and 100,000,000 shares of common stock without par value, of which shares are issued, outstanding and fully paid (“Humboldt Common Stock”). Except as set forth in the Reorganization Agreement or the schedules thereto, there are no outstanding options, warrants or other rights to purchase or receive Humboldt securities.

7. Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party or any shareholder, the following shall occur:

7.1 Umpqua Common Stock. Each share of Umpqua Common Stock outstanding immediately prior to the Merger shall remain outstanding.

7.2 Merger Consideration; Humboldt Common Stock. Each outstanding share of Humboldt Common Stock (other than Dissenters’ Shares) shall, subject to the limitations set forth herein, be converted into the right to receive the number of shares of Umpqua Common Stock determined by applying the Exchange Ratio, except that cash shall be paid in lieu of any resulting fractional shares. Subject to Section 10, “Exchange Ratio” means 1.0 shares of Umpqua Common Stock for each share of Humboldt Common Stock.

7.3 Humboldt Stock Options.

7.3.1 As of the Effective Time, by virtue of the Holding Company Merger and without any action on the part of any holder of any such option, each outstanding option to acquire Humboldt Common Stock (each a “Humboldt Option”) shall be automatically converted into an option to purchase Umpqua Common Stock (each, a “Converted Option”) as follows: (i) the number of shares of Umpqua Common Stock issuable upon exercise of the Converted Option shall be equal to the product of (A) the number of shares of Humboldt Common Stock issuable upon exercise of the Humboldt Option, and (B) the Exchange Ratio; and (ii) the exercise price per share of Umpqua Common Stock shall be equal to the result of (A) the exercise price of the Humboldt Option, divided by (B) the Exchange Ratio. All other terms and conditions of the Converted Options shall remain the same as the terms and conditions of the Humboldt Options. With respect to any Humboldt Option that is an incentive stock option within the meaning of Section 422 of the Code, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code.

7.3.2 As of the Effective Time, each outstanding stock bonus award to receive shares of Humboldt Common Stock (each, a “Humboldt Stock Bonus Award”) shall be automatically converted into a right to receive the number of shares of Umpqua Common Stock (“Converted Stock Bonus Award”) equal to the product of the number of shares of Humboldt Common Stock issuable upon the vesting of the Humboldt Stock Bonus Award and the Exchange Ratio. The terms and conditions of the Converted Stock Bonus Awards shall otherwise remain the same as the terms and conditions of the corresponding Humboldt Stock Bonus Awards.

7.3.3 Umpqua shall, as of the Effective Time, assume the obligations of Humboldt under all plans and agreements pursuant to which a Humboldt Option or a Humboldt Stock Bonus Award has been issued (the “Humboldt Stock Plans”) and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Umpqua Common Stock for delivery upon exercise of the Converted Options or the vesting of the Converted Stock Bonus Awards. Umpqua shall cause the registration of the shares of Umpqua Common Stock subject to the Converted Options or the Converted Stock Bonus Awards to become effective as part of a registration statement on Form S-8, or any successor or other appropriate forms, with respect to the shares of Umpqua Common Stock subject to the Converted Options or the Converted Stock Bonus Awards no later than the Effective Time; and, thereafter, Umpqua shall deliver to holders of Converted Options or the Converted Stock Bonus Awards any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options or the Converted Stock Bonus Awards remain outstanding.

8. No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Umpqua Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued. Instead, Umpqua will pay to each holder of Humboldt Common Stock who would otherwise be entitled to a fractional share of Umpqua Common Stock an amount in cash (without interest) determined by multiplying such fraction by the closing price for Umpqua Common Stock on the Effective Date as reported by the Nasdaq National Market.

9. Exchange Procedures. Prior to the Effective Date, Umpqua shall appoint the Exchange Agent for the purpose of exchanging certificates representing shares of Umpqua Common Stock and/or cash for Humboldt Common Stock. On or about the Effective Date, Umpqua will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Umpqua Common Stock issuable and cash payable in the Merger.

9.1 Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Humboldt Common Stock (“Old Certificates”), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Effective Date, deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Umpqua Common Stock (“New Certificates”), together with checks for payment of cash in lieu of fractional shares to be issued in respect of the Old Certificates.

9.2 Until Old Certificates have been surrendered and exchanged for New Certificates as herein provided, each outstanding Old Certificate shall be deemed, for all corporate purposes of Umpqua to be the shares of Umpqua Common Stock into which the number of shares of Humboldt Common Stock shown thereon have been converted. No dividends or other distributions which are declared on Umpqua Common Stock into which shares of Humboldt Common Stock have been converted after the Effective Date, will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

9.3 Any Umpqua Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section 9 at the end of twelve months from the Effective Date shall be returned to Umpqua, in which event the persons entitled thereto shall look only to Umpqua for payment thereof.

9.4 Notwithstanding anything to the contrary set forth herein, if any holder of Humboldt Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and at the sole option of Umpqua or the Exchange Agent, an indemnity bond together with a surety, each in a form and substance reasonably satisfactory to Umpqua or the Exchange Agent.

9.5 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Umpqua Common Stock or Humboldt Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Umpqua Common Stock for the account of the persons entitled hereto.

10. Anti-Dilution Provision. If Umpqua changes or proposes to change the number of shares of Umpqua Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, or similar transaction with respect to the outstanding Umpqua Common Stock, or exchanges Umpqua Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, and the record date therefore shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

11. Dissenters’ Rights.

11.1 The shareholders of Umpqua have no rights under Oregon law to dissent from this Plan of Merger.

11.2 All shares of Humboldt Common Stock that are “dissenting shares” within the meaning of California General Corporation Law § 1300 (“Dissenters’ Shares”) shall not be converted into or represent a right to receive Umpqua Common Stock unless and until such shares have lost their status as dissenting shares under CGCL § 1300, at which time such shares shall be converted into Umpqua Common Stock pursuant to Section 8.1. Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholder’s shares of Humboldt Common Stock, as provided in Section 1300 of the CGCL, shall not be entitled to shares of Umpqua Common Stock at the Exchange Ratio in respect thereof unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Holding Company merger under the CGCL, and shall be entitled to receive only the payment provided for by Section 1300 of the CGCL with respect to such Dissenters’ Shares.

12. Shareholder Approval. This Plan of Merger has been ratified and approved by the shareholders of Umpqua and Humboldt at meetings called and held in accordance with the applicable provisions of law and their respective articles of incorporation and bylaws. Each of Umpqua and Humboldt have procured all other consents and approvals, taken all other actions, and satisfied all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided.

13. Conditions to the Merger. All conditions precedent to the effectiveness of this Plan of Merger as set forth in the Reorganization Agreement have been satisfied or waived.

      IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

	UMPQUA HOLDINGS CORPORATION		HUMBOLDT BANCORP

By:		By:

	Raymond P. Davis, President and Chief Executive Officer		Robert M. Daugherty, President and Chief Executive Officer

By:		By:

	Steven Philpott, Secretary		Patrick Rusnak, Secretary

APPENDIX C

[SUBJECT TO COMPLETION

FORM OF THE OPINION]

                    , 2004

The Board of Directors

Humboldt Bancorp
2998 Douglas Boulevard, Suite 330
Roseville, CA 95661

Members of the Board:

      You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Humboldt Bancorp (“Humboldt”) of the Exchange Ratio (as defined below) of the proposed merger (the “Merger”) of Humboldt with and into Umpqua Holdings Corporation (“Umpqua”). Pursuant to the terms of the Agreement and Plan of Reorganization, dated as of March 13, 2004 (the “Merger Agreement”), and subject to the terms and conditions therein, each issued and outstanding share of common stock, no par value, of Humboldt (“Humboldt Common Stock”) shall be converted into, following the effective time of the Merger, the right to receive one share of common stock, no par value, of Umpqua (the “Exchange Ratio”).

      You have asked for KBW’s opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of Humboldt Common Stock. In arriving at the opinion set forth below, KBW has, among other things:

(a) reviewed and analyzed certain publicly available financial statements for Humboldt and Umpqua and financial information made available to us by the management of Humboldt;

(b) analyzed certain internal financial statements, including financial projections, and other financial and operating data prepared by the management of Humboldt;

(c) discussed the past, present and future operations, financial condition and prospects of Humboldt and Umpqua with the senior management of the respective companies;

(d) reviewed the stock price performance and trading activity of Humboldt Common Stock and Umpqua common stock;

(e) compared the financial performance and condition of Humboldt and Umpqua with that of certain other comparable publicly traded companies;

(f) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions comparable, in whole or in part, to the Merger;

(g) reviewed and discussed with the management of Humboldt and Umpqua the strategic objectives of the Merger and certain other benefits of the Merger;

(h) reviewed the Merger Agreement; and

(i) performed such other analyses as we have deemed appropriate.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Humboldt or Umpqua or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan

KEEFE, BRUYETTE & WOODS, INC.

losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of Humboldt or Umpqua, nor have we reviewed any individual credit files of Humboldt or Umpqua or been requested to conduct such a review, and, as a result, we have assumed that the respective allowances for loan losses for Humboldt and Umpqua are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Humboldt or Umpqua. With respect to the financial and operating information, including without limitation financial forecasts, valuations of contingencies, projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, and any expected synergies, furnished to or discussed with us by Humboldt or Umpqua, we have assumed that all such information has been reasonably prepared and reflects the best currently available estimates and judgments of the senior management of Humboldt and Umpqua as to the future financial and operating performance of Humboldt, Umpqua or the combined entity, as the case may be, and the expected synergies.

      Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments (collectively, the “Transaction Documents”) that are referred to therein are true and correct, that each party to the Transaction Documents will perform all of the covenants and agreements required to be performed by such party under the Transaction Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Humboldt, Umpqua, or the combined entity, as the case may be, or on the contemplated benefits of the Merger. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. Federal income tax purposes.

      We have been retained by the Board of Directors of Humboldt to act as financial advisor to Humboldt in connection with the Merger and will receive a fee from Humboldt for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Humboldt has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, in the ordinary course of our business, we may trade Humboldt Common Stock and Umpqua common stock and other securities of Umpqua and its affiliates for our own account and for the accounts of our customers, and, accordingly, may at any time hold long or short positions in such securities.

      This opinion is for the use and benefit of the Board of Directors of Humboldt. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without KBW’s prior written consent. Our opinion does not address the relative merits of the underlying decision by Humboldt to engage in the Merger as compared to other business strategies that may be available or the effect of any other transaction in which Humboldt might engage, and it does not constitute a recommendation to any stockholder of Humboldt as to how such stockholder should vote on the proposed Merger or any other matter related thereto.

      We have not considered, nor are we expressing any opinion herein with respect to, the prices at which Humboldt Common Stock or Umpqua common stock will trade following the announcement of the Merger or the price at which Umpqua common stock will trade following the consummation of the Merger or at any time.

KEEFE, BRUYETTE & WOODS, INC.

      Based upon and subject to the foregoing, KBW is of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Humboldt Common Stock.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

APPENDIX D

March 12, 2004

Strictly Private and Confidential

Board of Directors

Umpqua Holdings Corporation
200 Market Street, Suite 1900
Portland, OR 97201

Ladies and Gentlemen:

      We understand that Umpqua Holdings Corporation (“Umpqua”) and Humboldt Bancorp (“Humboldt”) intend to enter into an Agreement and Plan of Reorganization (the most recent draft of which was dated as of March 11, 2004 (the “Agreement”), pursuant to which Humboldt will be merged with and into Umpqua (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Humboldt common stock, no par value, issued and outstanding immediately prior to the effective time of the Merger, will be converted into the right to receive 1.00 share (the “Exchange Ratio”) of Umpqua common stock, no par value and outstanding options will be converted on the same basis (in aggregate the “Consideration”). The Exchange Ratio will not be subject to a collar on the Umpqua stock price. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested the opinion of Wells Fargo Securities, LLC (“Wells Fargo Securities”) as to the fairness, from a financial point of view, of the Consideration to the holders of shares of Umpqua common stock.

      Wells Fargo Securities, as part of its investment banking business, is customarily engaged in the valuation of businesses, including financial institutions, and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, and other corporate transactions. In connection with rendering this fairness opinion, Wells Fargo Securities reviewed, among other things: (i) the most recent draft of the Agreement and exhibits thereto (dated March 11, 2004); (ii) certain publicly available financial statements of Umpqua and other historical financial information provided by Umpqua that we deemed relevant; (iii) certain publicly available financial statements of Humboldt and other historical financial information provided by Humboldt that we deemed relevant; (iv) certain financial analyses and forecasts of Umpqua prepared by and reviewed with management of Umpqua and the views of senior management of Umpqua regarding Umpqua’s past and current business operations, results thereof, financial condition and future prospects; (v) certain financial analyses and forecasts of Humboldt prepared by and reviewed with management of Humboldt and the views of senior management of Humboldt regarding Humboldt’s past and current business operations, results thereof, financial condition and future prospects; (vi) the pro forma impact of the Merger and related synergies discussed with Umpqua and Humboldt management; (vii) the relative contribution of assets, liabilities, equity and earnings of Umpqua and Humboldt to the resulting institution; (viii) the publicly reported historical price and trading activity for Umpqua’s and Humboldt’s common stock, including a comparison of certain financial and stock market information for Umpqua and Humboldt with similar publicly available information for certain other publicly traded companies; (ix) the financial terms of recent business combinations in the banking industry deemed relevant to our analysis; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

      In preparing its fairness opinion, Wells Fargo Securities has assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability therefor. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Umpqua or Humboldt or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with

Board of Directors
Umpqua Holdings Corporation
March 12, 2004

any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Humboldt or Umpqua nor have we reviewed the individual credit files relating to Humboldt or Umpqua. We have assumed, with your consent, that the respective allowances for loan losses will be adequate on a proforma basis for the combined entity.

      With respect to the financial projections reviewed with management and used in our analyses, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Umpqua and Humboldt and that such performances and expected cost savings will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Umpqua’s or Humboldt’s assets, results of operations, financial condition, business or prospects since the date of the last financial statements made available to us. We have assumed in all respects material to our analysis that Umpqua and Humboldt will remain as going concerns for all periods relevant to our analyses, that the Merger will be accounted for using purchase accounting, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Umpqua’s common stock will be when issued to Humboldt’s shareholders pursuant to the Agreement or the prices at which Umpqua’s or Humboldt’s common stock will trade at any time.

      We have acted as Umpqua Holding Corporation’s financial advisor in connection with the delivery of this opinion and will receive a fee for our services. In the past, we have also provided, and may in the future provide, certain other investment banking services for Umpqua and have received, and will receive, compensation for such services.

      In the ordinary course of our business, we may actively trade debt and equity securities of Umpqua and Humboldt for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This fairness opinion is directed to the Board of Directors of Umpqua Holdings Corporation in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Umpqua as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness of the Consideration to Umpqua shareholders from a financial point of view and does not address the underlying business decision of Umpqua to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Umpqua or the effect of any other transaction in which Umpqua might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Wells Fargo Securities’ prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Umpqua’s and Humboldt’s Joint Proxy Materials to be distributed to their shareholders and to the references to this opinion therein.

Board of Directors
Umpqua Holdings Corporation
March 12, 2004

      Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Consideration is fair, from a financial point of view, to the holders of Umpqua Holdings Corporation common stock.

Very truly yours,

/s/ WELLS FARGO SECURITIES, LLC

WELLS FARGO SECURITIES, LLC

APPENDIX E

Excerpt from the California General Corporation Law Concerning Dissenters’ Rights

CORPORATIONS CODE

TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. DISSENTERS’ RIGHTS

      § 1300.      Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

      § 1301.         Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

      § 1302.     Submission of share certificates for endorsement; uncertificated securities

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

      § 1303.     Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

      § 1304.     Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

      § 1305.     Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

      § 1306.         Prevention of immediate payment; status as creditors; interest

      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

      § 1307.     Dividends on dissenting shares

      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

      § 1308.          Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

      § 1309.      Termination of dissenting share and shareholder status

      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

      § 1310.      Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

      § 1311.     Exempt shares

      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

      § 1312.      Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      As an Oregon corporation, Umpqua is subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

•	His or her conduct was in good faith;

•	He or she reasonably believed that his or her conduct was in the corporation’s best interest, or at least not opposed to the corporation’s best interests; and

•	In the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director. Umpqua’s articles of incorporation do not limit the statutory right to indemnification.

      Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

•	to the corporation in a proceeding by or in the right of the corporation; or

•	in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

      The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

•	any breach of the directors’ duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful distribution; or

•	any transaction from which the director derived an improper personal benefit.

      Umpqua’s articles of incorporation provide that we will indemnify our directors and officers against reasonable expenses(including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at Umpqua’s request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

      Umpqua’s articles of incorporation limit monetary liability of our directors for their conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors’ liability, Umpqua’s articles would incorporate such amendment on its effective date.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibit Index

Exhibit
No.		Description and Method of Filing

2.1		Agreement and Plan of Reorganization between Umpqua, Umpqua Bank, Humboldt Bancorp and Humboldt Bank dated March 13, 2003 (incorporated by reference to Appendix A of the joint proxy statement/ prospectus included in this Registration Statement)
3.1		Articles of Incorporation of Umpqua, as amended (incorporated by reference to Umpqua’s Registration Statement on Form S-4 (No. 333-99301) filed with the SEC on September 9, 2002)
3.2		Bylaws of Umpqua (incorporated by reference to Umpqua’s Registration Statement on Form S-8 (No. 333-77259) filed with the SEC on April 28, 1999)
5	.1*	Opinion of Foster Pepper Tooze LLP regarding the legality of the shares of common stock being registered
8	.1*	Tax Opinion of Foster Pepper Tooze LLP
10.1		Stock Option Agreement between Umpqua Holdings Corporation and Humboldt Bancorp dated March 13, 2004 (incorporated by reference to Exhibit 10 to Form 8-K filed by Umpqua on March 16, 2004)
21		Subsidiaries of Umpqua
23.1		Consent of Deloitte & Touche LLP with respect to Umpqua
23.2		Consent of KPMG LLP with respect to Humboldt
23.3		Consent of Perry-Smith LLP with respect to California Independent Bancorp
23	.4*	Consent of Foster Pepper Tooze LLP (included in Exhibits 5.1 and 8.1)
24.1		Power of Attorney (included on page II-4 of this Registration Statement)
99.1		Consent of Wells Fargo Securities, LLC
99.2		Consent of Keefe, Bruyette & Woods, Inc.
99	.3*	Form of Umpqua Holdings Corporation Proxy
99	.4*	Form of Humboldt Bancorp Proxy

*	To be filed by amendment.

(b)	Not Applicable.

(c)	The opinions of Keefe, Bruyette & Woods, Inc. and Wells Fargo Securities, LLC are attached as Appendices C and D, respectively, to the joint proxy statement-prospectus in Part I of this Registration Statement.

Item 22.	Undertakings

      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on April 16, 2004.

UMPQUA HOLDINGS CORPORATION

By:	/s/ RAYMOND P. DAVIS

Raymond P. Davis
President and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Raymond P. Davis, Daniel A. Sullivan, Steven L. Philpott and Allyn C. Ford his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all Amendments (including Post-Effective Amendments) to this Registration Statement and any registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ ALLYN C. FORD Allyn C. Ford, Director	Date: April 15, 2004

By:	/s/ LYNN K. HERBERT Lynn K. Herbert, Director	Date: April 15, 2004

By:	/s/ DIANA E. GOLDSCHMIDT Diana E. Goldschmidt, Director	Date: April 14, 2004

By:	/s/ DAVID B. FROHNMAYER David B. Frohnmayer, Director	Date: April 16, 2004

By:	/s/ GARY DESTEFANO Gary DeStefano, Director	Date: April 15, 2004

By:	/s/ SCOTT CHAMBERS Scott Chambers, Director	Date: April 14, 2004

By:	James D. Coleman, Director	Date: April , 2004

By:	/s/ KATHERINE KEENE Katherine Keene, Director	Date: April 14, 2004

By:	/s/ WILLIAM LANSING William Lansing, Director	Date: April 14, 2004

By:	/s/ DAN GIUSTINA Dan Giustina, Director	Date: April 15, 2004

By:	/s/ RAYMOND P. DAVIS Raymond P. Davis, Director, Chief Executive Officer/ President	Date: April 16, 2004

By:	/s/ DANIEL A. SULLIVAN Daniel A. Sullivan, Executive Vice President Chief Financial Officer Principal Accounting Officer	Date: April 16, 2004

EXHIBIT INDEX

Exhibit
No.		Description and Method of Filing

2.1		Agreement and Plan of Reorganization between Umpqua, Umpqua Bank, Humboldt Bancorp and Humboldt Bank dated March 13, 2003 (incorporated by reference to Appendix A of the joint proxy statement/ prospectus included in this Registration Statement)
3.1		Articles of Incorporation of Umpqua, as amended (incorporated by reference to Umpqua’s Registration Statement on Form S-4 (No. 333-99301) filed with the SEC on September 9, 2002)
3.2		Bylaws of Umpqua (incorporated by reference to Umpqua’s Registration Statement on Form S-8 (No. 333-77259) filed with the SEC on April 28, 1999)
5	.1*	Opinion of Foster Pepper Tooze LLP regarding the legality of the shares of common stock being registered
8	.1*	Tax Opinion of Foster Pepper Tooze LLP
10.1		Stock Option Agreement between Umpqua Holdings Corporation and Humboldt Bancorp dated March 13, 2004 (incorporated by reference to Exhibit 10 to Form 8-K filed by Umpqua on March 16, 2004)
21		Subsidiaries of Umpqua
23.1		Consent of Deloitte & Touche LLP with respect to Umpqua
23.2		Consent of KPMG LLP with respect to Humboldt
23.3		Consent of Perry-Smith LLP with respect to California Independent Bancorp
23	.4*	Consent of Foster Pepper Tooze LLP (included in Exhibits 5.1 and 8.1)
24.1		Power of Attorney (included on page II-4 of this Registration Statement)
99.1		Consent of Wells Fargo Securities, LLC
99.2		Consent of Keefe, Bruyette & Woods, Inc.
99	.3*	Form of Umpqua Holdings Corporation Proxy
99	.4*	Form of Humboldt Bancorp Proxy

*	To be filed by amendment.